Filed pursuant to Rule 424(b)(3)

File No. 333-286866

PGIM PRIVATE CREDIT FUND

SUPPLEMENT NO. 2 DATED AUGUST 18, 2026

TO THE PROSPECTUS DATED APRIL 30, 2026

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of PGIM Private Credit Fund (the “Fund”), dated April 30, 2026 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to include our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

Before investing in our Common Shares, you should read carefully the Prospectus and this Supplement and consider carefully our investment objective, risks, charges and expenses. You should also carefully consider the “Risk Factors” beginning on page 24 of the Prospectus before you decide to invest in our Common Shares.

Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2026

On August 13, 2026, the Fund filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 (the “Form 10-Q”) with the Securities and Exchange Commission. The Form 10-Q, excluding exhibits thereto, is attached to this Supplement.

LR1539

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended June 30, 2026

OR

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from to ______

Commission File Number: 814-01582

PGIM Private Credit Fund

(Exact name of Registrant as specified in its Charter)

Delaware	88-1771414
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

655 Broad Street
Newark, NJ	07102-4410
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (973) 802-5032

Securities registered pursuant to Section 12(b) of the Act:

None	Not applicable	Not applicable
(Title of each class)	(Trading Symbol(s))	(Name of each exchange on which registered)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller Reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The number of shares of Registrant’s common shares of beneficial interest, $0.001 par value per share, outstanding as of August 13, 2026 was 12,155,474, 100,869 and 674 of Class I, Class S and Class D, respectively.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements about PGIM Private Credit Fund’s (together, with its consolidated subsidiaries, the “Company,” “we,” “us” or “our”) business, including, in particular, statements about the Company’s plans, strategies and objectives. You can generally identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. These statements include the Company’s plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds, and are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond the Company’s control. Although the Company believes the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate and the Company’s actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in these forward looking statements, the inclusion of this information should not be regarded as a representation by the Company or any other person that the Company’s objectives and plans, which the Company considers to be reasonable, will be achieved. These risks, uncertainties and other factors include, without limitation:

●
our future operating results;
●
our business prospects and the prospects of the companies in which we may invest;
●
the impact of the investments that we expect to make;
●
our ability to raise sufficient capital and repurchase the Company’s common shares of beneficial interest, $0.001 par value per share (“Common Shares” or “Shares”), to execute our investment strategy;
●
general economic, logistical and political trends and other external factors, including inflation and supply chain and labor market disruptions;
●
the ability of our portfolio companies to achieve their objectives;
●
our current and expected financing arrangements and investments;
●
changes in the general interest rate environment;
●
the adequacy of our cash resources, future financing sources and working capital;
●
the timing and amount of cash flows, distributions and dividends, if any, from our portfolio companies;
●
our contractual arrangements and relationships with third parties;
●
risks associated with the demand for liquidity under our share repurchase program and the Board of Trustees’ (the “Board” and the members thereof, the “Trustees”) continued approval of quarterly tender offers;
●
actual and potential conflicts of interest with PGIM Investments LLC (“PGIM Investments,” the “Manager” or the “Valuation Designee”) or any of its affiliates;
●
the elevating levels of inflation, and its impact on our portfolio companies and on the industries in which we invest;
●
the dependence of our future success on the general economy and its effect on the industries in which we may invest;
●
the ability of the Manager to source suitable investments for us and to monitor and administer our investments;
●
the impact of future acquisitions and divestitures;
●
the ability of the Manager or its affiliates to attract and retain highly talented professionals;

●
general price and volume fluctuations in the stock market;
●
our ability to maintain our qualification as a regulated investment company (“RIC”) and as a business development company (“BDC”);
●
the impact on our business of U.S. and international financial reform legislation, rules and regulations;
●
the effect of changes to tax legislation and our tax position; and
●
the tax status of the enterprises in which we may invest.

You should carefully review the “Risk Factors” section in Item 1A in the Annual Report on Form 10-K for the year ended December 31, 2025 for a discussion of the risks and uncertainties that the Company believes are material to its business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, the Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 1.Consolidated Financial Statements

PGIM Private Credit Fund

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Investments at fair value
Non-controlled/non-affiliated investments (cost of $424,964 and $355,367, respectively)(1)	$425,609	$359,364
Controlled/affiliated investments (cost of $1,397 and $1,730, respectively)	4,306	2,190
Cash	8,718	16,626
Cash equivalents (cost of $4,157)	4,157	—
Foreign currency, at value (cost of $275 and $2,132, respectively)	275	2,135
Interest receivable from non-controlled/non-affiliated investments	2,862	1,720
Dividends receivable from non-controlled/non-affiliated investments	36	16
Deferred financing costs	2,028	757
Receivable for investments sold	202	334
Unrealized appreciation on OTC forward foreign currency exchange contracts	817	13
Due from Manager	—	759
Prepaid expenses	1	10
Total assets	$449,011	$383,924

LIABILITIES
Credit facility (Note 6)	147,850	165,750
Incentive fees payable	766	—
Capital gains incentive fees payable	95	—
Management fees payable	84	—
Distribution payable (Note 8)	2,525	2,275
Payable for reverse repurchase agreements (cost of $0 and $7,670, respectively)	—	7,670
Unrealized depreciation on OTC forward foreign currency exchange contracts	350	1,676
Professional fees payable	668	514
Accrued financing cost payable	425	—
Pricing fees payable	—	18
Interest payable	1,292	710
Custodian and accounting fees payable	166	252
Promissory notes payable	215	214
Transfer agent’s fees payable	54	44
Affiliated transfer agent’s fees payable	13	9
Service and distribution fees payable	2	—	(*)
Accrued expense and other liabilities	93	123
Total liabilities	$154,598	$179,255

Commitments and contingencies (Note 7)

NET ASSETS
Common Shares, $0.001 par value (unlimited shares authorized; 11,893,415 and 8,230,021 shares issued and outstanding, respectively)	12	8
Paid in capital in excess of par	294,412	203,425
Total distributable earnings/(accumulated losses)	(11)	1,236
Total net assets	$294,413	$204,669
Total liabilities and net assets	$449,011	$383,924
NET ASSET VALUE PER SHARE
Class I Shares:
Net assets	$291,845	$204,548
Common Shares outstanding ($0.001 par value, unlimited shares authorized)	11,792,006	8,225,237
Net asset value per share	$24.75	$24.87

Class S Shares:
Net assets	$2,551	$105
Common Shares outstanding ($0.001 par value, unlimited shares authorized)	100,740	4,143
Net asset value per share	$25.33	$25.42

Class D Shares:
Net assets	$17	$16
Common Shares outstanding ($0.001 par value, unlimited shares authorized)	669	641
Net asset value per share	$25.24	$25.36

(1) Includes fair value of unfunded loan commitments which are disclosed in footnote seven within the Consolidated Schedule of Investments and Note 7. Commitments and Contingencies.

* Less than $500

The accompanying notes are an integral part of these consolidated financial statements.

PGIM Private Credit Fund

Consolidated Statements of Operations

(in thousands)

(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2026	June 30, 2025		June 30, 2026	June 30, 2025
Investment income
From non-controlled/non-affiliated investments:
Interest income	$10,051	$6,619		$19,565	$12,753
Dividend income	97	47		188	47
Fee income	255	159		641	265
Payment-in-kind	39	112		163	120
From controlled/affiliated investments:
Interest income	30	—	(*)	60	—	(*)
Dividend income	—	—		—	30
Payment-in-kind	—	28		—	28
Total investment income	10,472	6,965		20,617	13,243

Expenses
Interest expense	2,482	1,751		4,918	3,468
Professional fees	606	358		1,210	673
Management fees (Note 3)	876	491		1,664	897
Income based incentive fees (Note 3)	763	507		1,506	955
Capital gains incentive fees (Note 3)	60	(90)		95	(95)
Transfer agent’s fees and expenses (Note 3)(**)	148	54		235	106
Custodian and accounting fees	80	66		159	131
Shareholders’ reports	51	78		103	113
Trustees’ fees	51	51		102	102
Pricing fees	30	13		59	25
Servicing and distribution fees	6	—	(*)	7	—	(*)
Other general & administrative	46	43		120	89
Total expenses	5,199	3,322		10,178	6,464
Expense reimbursement (Note 3)	(670)	(474)		(1,337)	(887)
Incentive fees waived (Note 3)	—	(417)		—	(860)
Management fees waived (Note 3)	—	(491)		—	(897)
Net expenses	4,529	1,940		8,841	3,820
Net investment income (loss)	5,943	5,025		11,776	9,423

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled/non-affiliated transactions	26	(1,012)		383	(1,008)
Forward foreign currency contracts transactions	34	(47)		(716)	453
Foreign currency transactions	121	106		(129)	2
Net realized gain (loss)	181	(953)		(462)	(553)
Net change in unrealized appreciation (depreciation):
Non-controlled/non-affiliated investments	(1,771)	2,025		(3,352)	2,735
Controlled/affiliated investments	2,234	(26)		2,449	(26)
Forward foreign currency contracts	(124)	(1,775)		2,130	(2,985)
Foreign currency	(35)	3		(3)	68
Net change in unrealized appreciation (depreciation)	304	227		1,224	(208)
Net realized and change in unrealized gain (loss)	485	(726)		762	(761)
Net increase (decrease) in net assets resulting from operations	$6,428	$4,299		$12,538	$8,662

(*) Less than $500

(**) For the three and six months ended June 30, 2026, $19 and $38, respectively, of affiliated expenses were included. For the three and six months ended June 30, 2025, $13 and $23, respectively, of affiliated expenses were included.

The accompanying notes are an integral part of these consolidated financial statements.

PGIM Private Credit Fund

Consolidated Statements of Changes in Net Assets

(in thousands)

(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2026	June 30, 2025		June 30, 2026	June 30, 2025
Increase (decrease) in net assets resulting from operations
Net investment income (loss)	$5,943	$5,025		$11,776	$9,423
Net realized gain (loss)	181	(953)		(462)	(553)
Net change in unrealized appreciation (depreciation)	304	227		1,224	(208)
Net increase (decrease) in net assets resulting from operations	6,428	4,299		12,538	8,662

Distributions to common shareholders
Distributions from net investment income
Class I	(7,164)	(5,277)		(13,713)	(9,519)
Class S	(59)	(1)		(71)	(1)
Class D	(1)	(1)		(1)	(1)
Total distributions to common shareholders	(7,224)	(5,279)		(13,785)	(9,521)
Net decrease in net assets resulting from distributions	(7,224)	(5,279)		(13,785)	(9,521)

Share transactions
Class I:
Proceeds from shares sold	22,174	13,633		78,070	33,913
Shares transfers between classes	—	—		54	—
Repurchased shares	(580)	—	(*)	(580)	—	(*)
Distributions reinvested	5,561	4,652		10,995	8,770
Class S:
Proceeds from shares sold	1,300	—		2,493	—
Shares transfers between classes	—	—		(54)	—
Distributions reinvested	10	1		12	1
Class D:
Distributions reinvested	1	1		1	1
Net increase (decrease) from share transactions	28,466	18,287		90,991	42,685
Total increase (decrease) in net assets	27,670	17,307		89,744	41,826
Net Assets, beginning of period	266,743	146,107		204,669	121,588
Net Assets, end of period	294,413	163,414		294,413	163,414

(*) Less than $500

The accompanying notes are an integral part of these consolidated financial statements.

PGIM Private Credit Fund

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	For the Six Months Ended
	June 30, 2026		June 30, 2025
Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$12,538		$8,662
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Net change in unrealized (appreciation) depreciation on investments	903		(2,709)
Net change in unrealized (appreciation) depreciation on foreign currency forward contracts	(2,130)		2,985
Net change in unrealized (appreciation) depreciation on translation of assets and liabilities in foreign currencies	3		(68)
Net realized (gain) loss on investments	(383)		1,008
Payment-in-kind interest capitalized	(202)		(170)
Net accretion of discount and amortization of premium	(1,410)		(911)
Amortization of deferred financing costs	178		131
Purchases of investments	(129,117)		(69,734)
Proceeds from principal repayments	61,848		27,373
Changes in operating assets and liabilities:
Interest receivable from non-controlled/non-affiliated investments	(1,142)		(473)
Dividends receivable from non-controlled/non-affiliated investments	(20)		—
Receivable for investments sold	132		(122)
Due from Manager	759		241
Prepaid expenses	9		19
Other assets	—		(543)
Management fee payable	84		—
Incentive fees payable	766		—
Capital gains incentive fees payable	95		—
Professional fees payable	154		(137)
Accrued financing cost payable	425		—
Pricing fees payable	(18)		(5)
Interest payable	582		(97)
Custodian and accounting fees payable	(86)		(29)
Transfer agent’s fees payable	10		(16)
Affiliated transfer agent’s fees payable	4		4
Service and distribution fees payable	2		—
Accrued expenses and other liabilities	(30)		(30)
Net cash provided by (used in) operating activities	(56,046)		(34,621)
Cash flows from financing activities:
Borrowings of credit facility	151,700		32,100
Repayments of credit facility	(169,600)		(30,500)
Deferred financing costs paid	(1,449)		(105)
Reverse repurchase agreements	(7,670)		—
Promissory notes payable	1		—
Proceeds from issuance of Common Shares	80,617		33,913
Repurchased shares	(634)		—
Distributions paid in cash	(2,527)		(198)
Net cash provided by (used in) financing activities	50,438		35,210
Net increase (decrease) in cash and cash equivalents, including foreign currency	(5,608)		589
Effect of foreign exchange rate changes on cash and cash equivalents	(3)		68
Cash and cash equivalents, beginning of period	18,761		5,125
Cash and cash equivalents, end of period, including foreign currency	$13,150	*	$5,782	*
Supplemental information and non-cash activities:
Interest paid during the period	$4,158		$3,434
Distribution payable	$2,525		$1,862
Issuance of Common Shares in connection with distribution reinvestment plan	$11,008		$8,772
Non-cash purchases of investments	$—		$1,703
Non-cash sales of investments	$—		$(1,703)

(*) As of June 30, 2026 cash and cash equivalents includes cash of $8,718, cash equivalents of $4,157 and foreign currency of $275. As of June 30, 2025 cash and cash equivalents includes cash of $3,638, cash equivalents of $118 and foreign currency of $2,026.

The accompanying notes are an integral part of these consolidated financial statements.

PGIM Private Credit Fund

Consolidated Schedule of Investments

June 30, 2026

(in thousands)

(Unaudited)

Investments(1)	Reference Rate and Spread (2)			Interest Rate(2)	Maturity Date	Par Amount/ Units		Cost(3)	Fair Value	% of Net Assets
Investments—non-controlled/non-affiliated
First Lien Debt(4) (5)
Aerospace & Defense
Aerospace Components Buyer, LLC (14)	3M	S +	5.25%	8.98%	1/6/2031		4,833	$4,777	$4,845	1.65%
Aerospace Components Buyer, LLC (Delayed Draw) (6)	3M	S +	5.25%	8.98%	1/6/2031		6,071	(35)	15	0.01
Aerospace Components Buyer, LLC (Revolver) (6)	3M	S +	5.25%	8.98%	1/6/2031		1,071	(12)	3	—
Nayak Aircraft Services Holdings GmbH (Germany) (7)	3M	E +	4.75%	7.04%	1/16/2030	EUR	3,246	3,483	3,675	1.25
Nayak Aircraft Services Holdings GmbH (Delayed Draw) (Germany) (6)(7)	3M	E +	4.75%	7.04%	1/16/2030	EUR	877	(11)	(9)	—
								8,202	8,529	2.91
Auto Components
ACS Industries, Inc. (14)	1M	S +	5.35%	8.99%	11/26/2030		5,560	5,483	5,607	1.90
								5,483	5,607	1.90
Beverages
Cold Spring Brewing Company (14)	1M	S +	4.75%	8.39%	12/10/2030		5,013	4,973	5,013	1.70
Suja Merger Sub, LLC (8)(14)	1M	S +	5.35%	8.99%	8/23/2029		1,798	1,787	1,797	0.61
Suja Merger Sub, LLC (Delayed Draw) (6)(12)	1M	S +	5.35%	8.99%	8/23/2029		7,500	(50)	(3)	—
								6,710	6,807	2.31

Building Products
Digital Air Control, LLC	3M	S +	5.00%	8.68%	6/22/2032		2,800	2,765	2,778	0.94
Digital Air Control, LLC (Revolver) (6)	3M	S +	5.00%	8.68%	6/22/2032		700	(9)	(6)	—
Digital Air Control, LLC (Delayed Draw) (6)	3M	S +	5.00%	8.68%	6/22/2032		2,800	(17)	(23)	(0.01)
Titan Home Improvement, LLC (14)	3M	S +	4.75%	8.42%	5/31/2030		3,109	3,063	3,086	1.05
Titan Home Improvement, LLC (Revolver) (6)	3M	S +	4.75%	8.42%	5/31/2030		520	(7)	(4)	—
Skyrodema Bidco, LLC (14)	3M	S +	4.75%	8.48%	3/9/2033		5,344	5,280	5,301	1.80
Skyrodema Bidco, LLC (Delayed Draw) (6)	3M	S +	4.75%	8.48%	3/9/2033		889	(5)	(7)	—
Skyrodema Bidco, LLC (Revolver) (6)	3M	S +	4.75%	8.48%	3/9/2033		1,333	(16)	(11)	—
								11,054	11,114	3.78
Chemicals
AgroFresh, Inc.	1M	S +	5.60%	9.24%	3/31/2029		5,640	5,542	5,506	1.87
AgroFresh, Inc.	1M	E +	6.25%	8.43%	3/31/2029	EUR	789	840	879	0.30
AgroFresh, Inc.	1M	S +	5.60%	9.24%	3/31/2029		4,234	4,188	4,134	1.40
AgroFresh, Inc. (Revolver) (6)(9)	1M	S +	5.60%	9.25%	3/31/2029		1,172	514	502	0.17
	1M	S +	5.60%	9.24%
Kandelium Group GmbH (France) (7)	6M	S +	6.50%	10.24%	11/22/2030		1,926	1,884	1,901	0.65
Kandelium Group GmbH (France) (7)	6M	E +	5.75%	8.25%	11/22/2030	EUR	3,024	3,223	3,393	1.15
Kandelium Group GmbH (Delayed Draw) (France) (7)	6M	S +	6.50%	10.24%	11/22/2030		1,284	1,259	1,267	0.43
								17,450	17,582	5.97
Commercial Services & Supplies
CI (MG) Group, LLC (14)	3M	S +	5.50%	9.23%	3/27/2030		5,615	5,548	5,609	1.91
CI (MG) Group, LLC (Delayed Draw) (6)(14)	3M	S +	5.50%	9.23%	3/27/2030		2,412	1,677	1,697	0.58
CI (MG) Group, LLC (Revolver) (6)(9)	3M	S +	5.50%	9.36%	3/27/2030		638	359	366	0.12
	3M	S +	5.50%	9.23%
Greenfast & Furious Limited (United Kingdom) (7)	3M	SN +	5.75%	9.48%	7/31/2029	GBP	6,271	8,062	8,223	2.79
HEF Safety Ultimate Holdings, LLC (14)	6M	S +	5.25%	9.10%	11/19/2029		2,014	1,981	2,009	0.68
HEF Safety Ultimate Holdings, LLC (Delayed Draw) (14)	6M	S +	5.25%	9.10%	11/19/2029		492	488	491	0.17
HEF Safety Ultimate Holdings, LLC (Revolver) (6)	6M	S +	5.25%	9.10%	11/19/2029		297	(4)	(1)	—
HH Global Finance LTD (United Kingdom) (7)(8)	3M	S +	6.03%	9.69%	2/25/2027		3,000	2,989	2,996	1.02
HH Global Finance LTD (United Kingdom) (7)	3M	S +	6.03%	9.69%	2/25/2027		9,000	8,926	8,989	3.05
Legend Buyer, Inc.	3M	S +	5.60%	9.33%	1/19/2029		1,031	1,019	1,012	0.34
Legend Buyer, Inc. (Revolver) (6)	3M	S +	5.60%	9.33%	1/19/2029		214	(2)	(4)	—
Nationwide Acquisition, LLC (14)	3M	S +	5.25%	8.98%	10/1/2029		8,047	7,942	8,040	2.73
Nationwide Acquisition, LLC (14)	3M	S +	5.25%	8.98%	10/1/2029		99	97	99	0.03
Nationwide Acquisition, LLC (14)	3M	S +	5.25%	8.98%	10/1/2029		254	249	254	0.09
Nationwide Acquisition, LLC (Delayed Draw) (14)	3M	S +	5.25%	8.98%	10/1/2029		2,206	2,187	2,204	0.75
Nationwide Acquisition, LLC (Revolver) (6)	3M	S +	5.25%	8.98%	10/1/2029		1,576	(21)	(1)	—
Prestonwood Landscape Services, LLC	3M	S +	4.75%	8.48%	6/30/2032		6,947	6,879	6,902	2.34
Prestonwood Landscape Services, LLC (Revolver) (6)	3M	S +	4.75%	8.48%	6/30/2032		1,263	(13)	(8)	—
Prestonwood Landscape Services, LLC (Delayed Draw) (6)	3M	S +	4.75%	8.48%	6/30/2032		3,789	(19)	(25)	(0.01)
ZircoData Holdings Pty Ltd (Australia) (7)(8)	3M	B +	9.00%	13.39% PIK	8/14/2026	AUD	1,575	1,051	947	0.32
								49,395	49,799	16.91

The accompanying notes are an integral part of these consolidated financial statements.

PGIM Private Credit Fund

Consolidated Schedule of Investments (continued)

June 30, 2026

(in thousands)

(Unaudited)

Investments(1)	Reference Rate and Spread (2)			Interest Rate(2)	Maturity Date	Par Amount/ Units		Cost(3)	Fair Value	% of Net Assets
Investments—non-controlled/non-affiliated (continued)
Construction & Engineering
APS Acquisition Holdings, LLC (14)	3M	S +	5.50%	9.23%	7/11/2029		2,621	$2,588	$2,595	0.88%
APS Acquisition Holdings, LLC (Delayed Draw) (6)(14)	3M	S +	5.50%	9.23%	7/11/2029		939	768	769	0.26
APS Acquisition Holdings, LLC (Revolver) (6)	3M	S +	5.50%	9.23%	7/11/2029		472	(6)	(5)	—
Capital Construction, LLC	1M	S +	5.85%	9.47%	10/22/2026		901	899	839	0.28
Capital Construction, LLC (Delayed Draw)	1M	S +	5.85%	9.47%	10/22/2026		1,222	1,218	1,138	0.39
Capital Construction, LLC (Revolver) (6)	3M	S +	5.75%	9.59%	10/22/2026		222	63	48	0.02
Kimbel Mechanical Systems, LLC (14)	3M	S +	4.75%	8.48%	6/28/2029		8,883	8,777	8,807	2.99
Kustom US, Inc	3M	S +	5.00%	8.73%	6/30/2032		7,596	7,501	7,502	2.55
Kustom US, Inc (Revolver) (6)	3M	S +	5.00%	8.73%	6/30/2032		1,927	196	196	0.07
Kustom US, Inc (Delayed Draw) (6)	3M	S +	5.00%	8.73%	6/30/2032		2,477	(15)	(31)	(0.01)
Palmetto Air Group, Inc (14)	3M	S +	5.00%	8.67%	12/21/2028		952	939	957	0.33
Palmetto Air Group, Inc (Delayed Draw) (6)	3M	S +	5.00%	8.67%	12/21/2028		2,800	(20)	14	—
Palmetto Air Group, Inc (Revolver) (6)	3M	S +	5.00%	8.67%	12/21/2028		560	(8)	3	0.00
Punctual Pros Midco, LLC (14)	3M	S +	5.00%	8.73%	3/26/2029		4,830	4,761	4,762	1.62
Punctual Pros Midco, LLC (Delayed Draw) (6)	3M	S +	5.00%	8.73%	3/26/2029		1,400	(10)	(20)	(0.01)
Thermal Concepts Services, LLC (14)	1M	S +	4.25%	7.87%	6/27/2030		1,610	1,587	1,590	0.54
TriplePoint Acquisition Holdings LLC (14)	3M	S +	5.25%	8.98%	5/31/2029		4,388	4,336	4,388	1.49
TriplePoint Acquisition Holdings LLC (14)	3M	S +	5.25%	8.98%	5/31/2029		2,329	2,294	2,353	0.80
TriplePoint Acquisition Holdings LLC (Revolver) (6)	3M	S +	5.25%	8.98%	5/31/2029		1,066	(14)	—	—
Wold Architects Incorporated (Delayed Draw) (6)	3M	S +	5.00%	8.65%	6/26/2030		840	(9)	(19)	(0.01)
Wold Architects Incorporated (14)	3M	S +	5.00%	8.65%	6/26/2030		1,302	1,274	1,273	0.43
								37,119	37,159	12.62

Containers & Packaging
Close The Loop Group USA, Inc.	3M	S +	8.15%	11.88%	10/26/2029		1,366	1,348	1,361	0.46
Johns-Byrne LLC (14)	3M	S +	6.25%	9.98%	8/31/2029		958	943	953	0.32
Johns-Byrne LLC (Delayed Draw) (14)	3M	S +	6.25%	9.98%	8/31/2029		265	262	264	0.09
Johns-Byrne LLC (Revolver) (6)	3M	S +	6.25%	9.98%	8/31/2029		134	(2)	(1)	—
NPPI Buyer, LLC (14)	3M	S +	5.00%	8.73%	8/20/2029		8,687	8,597	8,628	2.93
NPPI Buyer, LLC (Delayed Draw) (6)	3M	S +	5.00%	8.73%	8/20/2029		1,895	(9)	(13)	—
NPPI Buyer, LLC (Revolver) (6)	3M	S +	5.00%	8.73%	8/20/2029		1,263	(12)	(9)	—
Toledo AcquisitionCo Inc. (8)	3M	S +	6.50%	10.33%	8/21/2029		2,902	2,875	2,835	0.96
								14,002	14,018	4.76
Diversified Consumer Services
Aptive Environmental, LLC (14)	1M	S +	4.75%	8.39%	10/15/2032		10,541	10,445	10,456	3.55
Aptive Environmental, LLC (Delayed Draw) (6)	1M	S +	4.75%	8.39%	10/15/2032		464	(2)	(4)	—
Aptive Environmental, LLC (Revolver) (6)	1M	S +	4.75%	8.39%	10/15/2032		969	146	147	0.05
HDS Intermediate, LLC (14)	3M	S +	4.75%	8.60%	11/14/2030		11,043	10,920	11,146	3.79
HDS Intermediate, LLC (Revolver) (6)	3M	S +	4.75%	8.60%	11/14/2030		901	(10)	8	—
We Work for Kids, LLC (14)	3M	S +	5.50%	9.23%	9/26/2029		10,676	10,537	10,564	3.59
We Work for Kids, LLC (Revolver) (6)	3M	S +	5.50%	9.23%	9/26/2029		905	(12)	(10)	—
								32,024	32,307	10.98

Diversified Financial Services
Winn Holding Limited (United Kingdom) (7)	3M	SN +	6.00%	9.73%	11/24/2030	GBP	6,568	8,376	8,454	2.87
								8,376	8,454	2.87
Diversified Telecommunication Services
Full Circle Fiber Operating LLC (15)	3M	S +	7.65%	11.35%	12/16/2027		5,602	5,555	4,172	1.42
								5,555	4,172	1.42

Electric Utilities
MKD Electric, LLC (14)	3M	S +	6.50%	10.20%	5/31/2029		3,749	3,687	3,754	1.28
								3,687	3,754	1.28

Electronic Equipment, Instruments & Components
Mission Critical Group, LLC	1M	S +	5.25%	8.93%	10/1/2030		5,045	4,986	5,003	1.70
Mission Critical Group, LLC (Delayed Draw) (6)	1M	S +	5.25%	8.93%	10/1/2030		811	(5)	(7)	—
Mission Critical Group, LLC (Revolver) (6)	1M	S +	5.25%	8.93%	10/1/2030		282	(3)	(2)	—
								4,978	4,994	1.70
Energy Equipment & Services
TSS Investment Holdings, LLC (14)	3M	S +	6.90%	10.55%	5/11/2031		2,800	2,746	2,800	0.95
								2,746	2,800	0.95

Food Products
Barchemy BidCo, LLC (14)	3M	S +	4.75%	8.48%	10/6/2031		9,611	9,504	9,707	3.30
Barchemy BidCo, LLC (Revolver) (6)	3M	S +	4.75%	8.49%	10/6/2031		2,340	559	609	0.21
Frozen Bakery Acquisition, LLC (14)	3M	S +	4.75%	8.43%	7/7/2029		5,910	5,867	5,910	2.01
Frozen Bakery Acquisition, LLC (14)	3M	S +	4.75%	8.41%	3/10/2031		5,985	5,932	5,955	2.02
Hometown Food Company (14)	1M	S +	4.50%	8.12%	12/3/2030		11,249	11,176	11,186	3.80
Solanum BidCo Limited (United Kingdom) (7)	3M	SN +	5.00%	8.73%	12/17/2030	GBP	1,268	1,677	1,660	0.56
Sun Orchard, LLC (14)	3M	S +	5.50%	9.16%	1/8/2029		8,489	8,413	8,441	2.87
Sun Orchard, LLC (Delayed Draw) (14)	3M	S +	5.50%	9.16%	1/8/2029		3,427	3,396	3,408	1.16
								46,524	46,876	15.93
Food & Staples Retailing
Kite UK BidCo Limited (United Kingdom) (7)	3M	SN +	5.75%	9.48%	10/30/2031	GBP	2,378	3,185	3,123	1.06
Kite UK BidCo Limited (United Kingdom) (6)(7)	3M	SN +	5.75%	9.48%	10/30/2031	GBP	1,164	367	355	0.12
								3,552	3,478	1.18

The accompanying notes are an integral part of these consolidated financial statements.

PGIM Private Credit Fund

Consolidated Schedule of Investments (continued)

June 30, 2026

(in thousands)

(Unaudited)

Investments(1)	Reference Rate and Spread(2)			Interest Rate(2)	Maturity Date	Par Amount/ Units		Cost(3)	Fair Value	% of Net Assets
Investments—non-controlled/non-affiliated (continued)
Health Care Equipment & Supplies
Golden State Buyer, Inc. (14)	1M	S +	5.25%	8.87%	4/2/2031		11,125	$11,020	$11,013	3.74%
Golden State Buyer, Inc. (Revolver) (6)(12)	1M	S +	5.25%	8.87%	4/2/2031		875	65	64	0.02
Medical Device Inc. (14)	3M	S +	5.10%	8.83%	7/11/2029		2,906	2,867	2,884	0.98
Medical Device Inc. (14)	3M	S +	5.10%	8.83%	7/11/2029		2,048	2,025	2,033	0.69
Medical Device Inc. (14)	3M	S +	5.00%	8.67%	7/11/2029		4,484	4,434	4,451	1.51
Medical Device Inc. (Revolver) (6)	3M	P +	4.00%	10.75%	7/11/2029		382	225	226	0.08
Medical Device Inc. (Revolver) (6)	3M	P +	4.00%	10.75%	7/11/2029		600	354	356	0.12
Medical Device Inc. (Revolver) (6)	3M	S +	5.00%	8.67%	7/11/2029		1,532	(17)	(11)	—
								20,973	21,016	7.14
Health Care Providers & Services
ADB Acquiror, Inc	3M	S +	5.40%	9.13% PIK	5/12/2028		4,607	4,552	4,542	1.54
ADB Acquiror, Inc (Delayed Draw) (9)	3M	S +	5.40%	9.13% PIK	5/12/2028		81	80	79	0.03
	3M	S +	5.25%	8.98%
ADB Acquiror, Inc (Revolver) (6)(9)	3M	P +	6.00%	12.75%	5/12/2028		468	335	334	0.11
	3M	S +	7.15%	10.88%
Pharmacy Partners Acquisition, LLC (14)	3M	S +	6.50%	10.17%	2/28/2029		991	982	982	0.33
Pharmacy Partners Acquisition, LLC (Revolver) (6)	3M	S +	6.50%	10.17%	2/28/2029		202	(2)	(2)	—
								5,947	5,935	2.01
Hotels, Restaurants & Leisure
Universal GEM Gaming, LLC (14)	3M	S +	5.50%	9.23%	3/13/2031		5,925	5,826	5,904	2.01
Regisa DC, S.A. (Spain) (7)	3M	E +	5.75%	8.04%	12/3/2030	EUR	7,435	8,508	8,406	2.86
Stakeholders Buyer, LLC	3M	S +	5.00%	8.73%	5/8/2031		4,291	4,229	4,249	1.43
Stakeholders Buyer, LLC (Delayed Draw) (6)	3M	S +	5.00%	8.73%	5/8/2031		2,133	(31)	(21)	(0.01)
Stakeholders Buyer, LLC (Revolver) (6)	3M	S +	5.00%	8.73%	5/8/2031		533	(8)	(5)	—
								18,524	18,533	6.29
Household Products
BlueSun Holdco, S.L (Spain) (7)	3M	E +	4.98%	7.20%	5/30/2032	EUR	4,064	4,570	4,563	1.55
Iberfrasa (Spain) (7)	3M	E +	5.25%	7.54%	12/29/2031	EUR	7,294	8,385	8,023	2.73
								12,955	12,586	4.28
IT Services
Alchemy Technology Group, LLC (14)	3M	S +	4.75%	8.48%	4/30/2030		2,095	2,065	2,069	0.70
Alchemy Technology Group, LLC (Delayed Draw) (6)	3M	S +	4.75%	8.48%	4/30/2030		2,800	(20)	(35)	(0.01)
Association Resource Group, LLC (Delayed Draw) (6)	3M	S +	4.75%	8.40%	2/2/2033		2,377	(11)	(26)	(0.01)
Association Resource Group, LLC (14)	3M	S +	4.75%	8.40%	2/2/2033		2,943	2,915	2,911	0.99
Association Resource Group, LLC (Revolver) (6)	3M	S +	4.75%	8.40%	2/2/2033		679	(6)	(7)	—
MajorKey Technologies Holdings LLC (8)	6M	S +	6.43%	10.03%	12/3/2026		2,172	2,168	2,166	0.74
Oxya Group (France) (6)(7)	6M	E +	5.25%	7.39%	8/30/2030	EUR	4,900	3,528	3,505	1.19
Penncomp, LLC (14)	1M	S +	5.25%	8.89%	4/17/2030		3,625	3,567	3,565	1.21
Penncomp, LLC (14)	1M	S +	5.25%	8.89%	4/17/2030		6,007	5,926	5,907	2.00
Penncomp, LLC (Delayed Draw) (14)	1M	S +	5.25%	8.89%	4/17/2030		1,162	1,149	1,143	0.38
Penncomp, LLC (Delayed Draw) (6)(14)	1M	S +	5.25%	8.89%	4/17/2030		922	464	457	0.15
Penncomp, LLC (Revolver) (6)	1M	S +	5.25%	8.89%	4/17/2030		214	(3)	(4)	—
								21,742	21,651	7.34
Machinery
American Refrigeration Company, LLC (14)	3M	S +	6.40%	10.06%	5/31/2027		1,052	1,030	1,052	0.36
								1,030	1,052	0.36
Media
TG Studios US, LLC	3M	S +	7.90%	11.64%	4/6/2029		4,700	4,622	4,459	1.51
								4,622	4,459	1.51
Paper & Forest Products
Hoffmaster Group, Inc. (14)	1M	S +	5.00%	8.66%	2/24/2028		4,917	4,869	4,876	1.66
								4,869	4,876	1.66
Pharmaceuticals
Axiota Animal Health, Inc. (14)	3M	S +	5.25%	8.98%	2/13/2030		1,336	1,324	1,334	0.45
Axiota Animal Health, Inc. (Delayed Draw) (6)	3M	S +	5.25%	8.98%	2/13/2030		291	(3)	—	—
Axiota Animal Health, Inc. (Revolver) (6)	3M	S +	5.25%	8.98%	2/13/2030		186	(2)	—	—
								1,319	1,334	0.45

The accompanying notes are an integral part of these consolidated financial statements.

PGIM Private Credit Fund

Consolidated Schedule of Investments (continued)

June 30, 2026

(in thousands)

(Unaudited)

Investments(1)	Reference Rate and Spread(2)			Interest Rate(2)	Maturity Date	Par Amount/ Units		Cost(3)	Fair Value	% of Net Assets
Investments—non-controlled/non-affiliated (continued)
Professional Services
Anne Lewis Strategies LLC (14)	3M	S +	5.00%	8.73%	5/29/2030		11,045	$10,909	$10,902	3.70%
Anne Lewis Strategies LLC (Revolver) (6)	3M	S +	5.00%	8.73%	5/29/2030		843	(10)	(11)	—
Efficio Holdco Limited (United Kingdom) (7)	3M	E +	6.10%	8.39%	7/31/2031	EUR	79	84	88	0.03
Efficio Holdco Limited (United Kingdom) (7)	3M	S +	6.10%	9.72%	7/31/2031		386	378	375	0.13
Integrated Openings Solutions, LLC (14)	3M	S +	5.00%	8.66%	11/20/2029		1,706	1,681	1,695	0.58
Integrated Openings Solutions, LLC (Delayed Draw) (6)	3M	S +	5.00%	8.66%	11/20/2029		4,436	(32)	(29)	(0.01)
Integrated Openings Solutions, LLC (Revolver) (6)	3M	S +	5.00%	8.69%	11/20/2029		887	342	349	0.12
JCF Kestrel UK Bidco LTD (United Kingdom) (7)	3M	E +	5.25%	7.54%	2/27/2032	EUR	331	335	386	0.13
JCF Kestrel UK Bidco LTD (Delayed Draw) (United Kingdom) (7)	3M	E +	5.25%	7.54%	2/27/2032	EUR	30	30	35	0.01
Prestige Employee Administrators, LLC (14)	3M	S +	4.50%	8.17%	1/14/2030		5,386	5,335	5,307	1.80
Prestige Employee Administrators, LLC (Delayed Draw) (6)	3M	S +	4.50%	8.17%	1/14/2030		2,953	(14)	(43)	(0.01)
Pryor Learning, LLC	1M	S +	6.35%	9.99%	2/28/2029		1,726	1,708	1,692	0.57
Pryor Learning, LLC (Revolver) (6)	1M	S +	6.35%	9.99%	2/28/2029		203	74	72	0.02
SBI Intermediary, Inc.	3M	S +	5.50%	9.23%	4/16/2031		3,864	3,809	3,825	1.30
SBI Intermediary, Inc. (Delayed Draw) (6)	3M	S +	5.50%	9.23%	4/16/2031		1,581	(11)	(16)	(0.01)
SBI Intermediary, Inc. (Revolver) (6)	3M	S +	5.50%	9.23%	4/16/2031		527	(8)	(5)	—
Springline Advisory Intermediate, LLC (Delayed Draw) (6)(9)(14)	1M	S +	5.25%	8.98%	1/14/2030		1,167	446	451	0.15
	3M	S+	5.25%
Studio Bidco B.V. (Netherlands) (7)	3M	E +	6.25%	8.54%	4/24/2031	EUR	326	342	366	0.12
Studio Bidco B.V. (Delayed Draw) (Netherlands) (6)(7)	3M	E +	6.25%	8.54%	4/24/2031	EUR	122	(1)	(2)	—
Tetris Bidco Limited (United Kingdom) (7)	3M	SN +	6.75%	10.48%	10/24/2029	GBP	1,711	2,045	2,242	0.76
Tetris Bidco Limited (United Kingdom) (7)	3M	SN +	6.75%	10.48%	10/24/2029	GBP	63	79	82	0.03
Tetris Bidco Limited (Revolver) (United Kingdom) (6)(7)	3M	SN +	6.75%	10.48%	10/24/2029	GBP	263	(5)	(4)	—
Verita Global, LLC (14)	3M	S +	5.25%	8.98%	9/25/2030		10,000	9,869	9,804	3.33
Verita Global, LLC (Delayed Draw) (6)(12)	3M	S +	5.25%	8.98%	9/25/2030		746	(5)	(15)	(0.01)
Verita Global, LLC (Revolver) (6)(12)	1M	S +	5.25%	8.89%	9/25/2030		1,178	181	173	0.06
								37,561	37,719	12.80
Real Estate Management and Development
Pioneer HOA Borrower, LLC (Delayed Draw) (6)	3M	S +	4.50%	8.17%	2/25/2033		1,356	(10)	(15)	(0.01)
Pioneer HOA Borrower, LLC (14)	3M	S +	4.50%	8.17%	2/25/2033		1,352	1,333	1,337	0.45
Pioneer HOA Borrower, LLC (Revolver) (6)	3M	S +	4.50%	8.17%	2/26/2032		339	(5)	(4)	—
Pure HomeRiver LLC	3M	S +	5.00%	8.73%	1/16/2031		7,443	7,337	7,361	2.50
Pure HomeRiver LLC (Revolver) (6)(12)	3M	S +	5.00%	8.73%	1/16/2031		780	457	459	0.16
Pure HomeRiver LLC (Delayed Draw) (6)(12)	3M	S +	5.00%	8.64%	1/16/2031		3,740	98	109	0.04
								9,210	9,247	3.14
Software
Avalon Bidco LTD (United Kingdom) (7)	3M	SN +	6.25%	9.98%	4/16/2032	GBP	286	372	372	0.13
Avalon Bidco LTD (Delayed Draw) (United Kingdom) (7)	3M	SN +	6.25%	9.98%	4/16/2032	GBP	92	119	119	0.04
CF Newco, Inc. (14)	3M	S +	6.00%	9.67%	12/10/2029		5,321	5,221	5,343	1.81
CF Newco, Inc. (14)	3M	S +	6.25%	9.92%	12/10/2029		4,773	4,720	4,793	1.63
CF Newco, Inc. (Revolver) (6)	3M	S +	6.00%	9.67%	12/10/2029		1,708	576	605	0.21
Knowledge Support Systems, Inc. (8)	3M	S +	7.00%	12.65% (incl. 2.00% PIK)	11/17/2029		1,612	1,589	1,568	0.53
Renegade Buyer, Inc (14)	3M	S +	4.50%	8.23%	1/21/2033		6,965	6,899	6,951	2.36
Renegade Buyer, Inc (Delayed Draw) (6)	3M	S +	4.50%	8.23%	1/21/2033		2,500	(12)	(5)	—
Renegade Buyer, Inc (Revolver) (6)	3M	S +	4.50%	8.23%	1/21/2033		1,500	(14)	(3)	—
								19,470	19,743	6.71
Technology Hardware, Storage & Peripherals
Ivy Technology Parent Intermediate III Holdings, LLC (14)	1M	S +	5.25%	8.89%	3/28/2031		5,211	5,135	5,211	1.77
Ivy Technology Parent Intermediate III Holdings, LLC (Revolver) (6)	1M	S +	5.25%	8.89%	3/28/2031		723	388	398	0.14
								5,523	5,609	1.91
Trading Companies & Distributors
CPIG Holdco Inc. (14)	3M	S +	6.10%	9.78%	4/28/2028		4,420	4,362	4,399	1.49
								4,362	4,399	1.49
Total First Lien Debt - non-controlled/non-affiliated								424,964	425,609	144.56
First Lien Debt - controlled/affiliated (10)
Trading Companies & Distributors
Entertainment Earth, LLC	3M	S +	5.15%	8.88%	3/31/2028		1,030	1,030	1,030	0.35
Total First Lien Debt - controlled/affiliated								1,030	1,030	0.35
Total First Lien Debt								$425,994	$426,639	144.91%

Equity Investments - controlled/affiliated (10)
Trading Companies & Distributors
Entertainment Earth, LLC (11)(13)							1,586	$367	$3,276	1.11%
Total Equity Investments - controlled/affiliated								$367	$3,276	1.11%
Total Portfolio Investments								$426,361	$429,915	146.02%
Cash Equivalents
State Street Institutional Treasury Plus Money Market Fund (14) (7-day yield of 3.50%)								$4,157	$4,157	1.42%
								$4,157	$4,157	1.42%
Total Portfolio Investments and Cash Equivalents								$430,518	$434,072	147.44%

The accompanying notes are an integral part of these consolidated financial statements.

PGIM Private Credit Fund

Consolidated Schedule of Investments (continued)

June 30, 2026

(in thousands)

(Unaudited)

(1)
Unless otherwise indicated, issuers of debt investments held by the Company are denominated in USD. All debt investments are income producing unless otherwise indicated.
(2)
Unless otherwise indicated, loan contains a variable rate structure, and may be subject to an interest rate floor. Variable rate loans to the portfolio companies bear interest at a rate that is determined by reference to either the Secured Overnight Financing Rate (“SOFR” or “S”), EuroInterbank Offered Rate (“EURIBOR” or “E”), Australian Bank Bill Swap Rate (“BBSW” or “B”), Sterling Overnight Index Average (“SONIA or SN”), or an alternate base rate (commonly based on the U.S. Prime Rate (“P”), which generally resets periodically. For each loan, the Company has indicated the reference rate used (including any adjustments per the loan agreements), and provided the spread and interest rate in effect as of June 30, 2026.
(3)
The cost represents the original cost adjusted for the accretion of discounts and amortization of premiums, as applicable, on debt investments using the effective interest method in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
(4)
Unless otherwise indicated, issuers of debt held by the Company are domiciled in the United States.
(5)
All investments are valued using unobservable inputs (Level 3), unless otherwise noted (see “Note 2. Accounting Policies” and “Note 5. Fair Value Measurements”).
(6)
Position or portion thereof is an unfunded loan commitment, and no interest is being earned on the unfunded portion, although the investment may be subject to unused commitment fees. Negative cost and fair value result from unamortized fees, which are capitalized to the investment cost. See below for more information on the Company’s unfunded commitments:

PGIM Private Credit Fund

Consolidated Schedule of Investments (continued)

June 30, 2026

(in thousands)

(Unaudited)

Investments—non-controlled/non-affiliated	Commitment Type	Commitment Expiration Date	Unfunded	Unfunded Commitment Fair Value
ADB Acquiror, Inc	Revolver	5/12/2028	$127	$(2)
Aerospace Components Buyer, LLC	Delayed Draw Term Loan	1/6/2031	6,072	15
Aerospace Components Buyer, LLC	Revolver	1/6/2031	1,072	3
AgroFresh, Inc.	Revolver	4/2/2029	642	(15)
Alchemy Technology Group, LLC	Delayed Draw Term Loan	4/30/2030	2,800	(35)
Anne Lewis Strategies LLC	Revolver	5/29/2030	843	(11)
APS Acquisition Holdings, LLC	Delayed Draw Term Loan	7/11/2029	160	(2)
APS Acquisition Holdings, LLC	Revolver	7/11/2029	472	(5)
Aptive Environmental, LLC	Delayed Draw Term Loan	10/15/2032	464	(4)
Aptive Environmental, LLC	Revolver	10/15/2032	814	(7)
Association Resource Group, LLC	Delayed Draw Term Loan	2/2/2033	2,377	(26)
Association Resource Group, LLC	Revolver	2/2/2033	679	(7)
Axiota Animal Health, Inc.	Delayed Draw Term Loan	2/13/2030	291	—
Axiota Animal Health, Inc.	Revolver	2/13/2030	186	—
Barchemy BidCo, LLC	Revolver	10/6/2031	1,755	18
Capital Construction, LLC	Revolver	10/22/2026	158	(11)
CF Newco, Inc.	Revolver	12/10/2029	1,110	5
CI (MG) Group, LLC	Delayed Draw Term Loan	3/27/2030	713	(1)
CI (MG) Group, LLC	Revolver	3/27/2030	272	—
Digital Air Control, LLC	Delayed Draw Term Loan	6/22/2032	2,800	(23)
Digital Air Control, LLC	Revolver	6/22/2032	700	(6)
Golden State Buyer, Inc.	Revolver	4/2/2031	802	(8)
HDS Intermediate, LLC	Revolver	11/14/2030	901	8
HEF Safety Ultimate Holdings, LLC	Revolver	11/19/2029	297	(1)
Integrated Openings Solutions, LLC	Delayed Draw Term Loan	11/20/2029	4,436	(29)
Integrated Openings Solutions, LLC	Revolver	11/20/2029	532	(3)
Ivy Technology Parent Intermediate III Holdings, LLC	Revolver	3/28/2031	325	—
Johns-Byrne LLC	Revolver	8/31/2029	134	(1)
Kite UK BidCo Limited (United Kingdom)	Delayed Draw Term Loan	10/30/2031	1,202	(12)
Kustom US, Inc	Delayed Draw Term Loan	6/30/2032	2,477	(31)
Kustom US, Inc	Revolver	6/30/2032	1,706	(21)
Legend Buyer, Inc.	Revolver	1/19/2029	214	(4)
Medical Device Inc.	Revolver	7/11/2029	153	(1)
Medical Device Inc.	Revolver	7/11/2029	240	(2)
Medical Device Inc.	Revolver	7/11/2029	1,532	(11)
Mission Critical Group, LLC	Delayed Draw Term Loan	10/1/2030	811	(7)
Mission Critical Group, LLC	Revolver	10/1/2030	282	(2)
Nationwide Acquisition, LLC	Revolver	10/1/2029	1,576	(1)
Nayak Aircraft Services Holdings GmbH (Germany)	Delayed Draw Term Loan	1/16/2030	954	(9)
NPPI Buyer, LLC	Delayed Draw Term Loan	8/20/2029	1,895	(13)
NPPI Buyer, LLC	Revolver	8/20/2029	1,263	(9)
Oxya Group (France)	Term Loan	8/30/2030	2,132	(14)
Palmetto Air Group, Inc	Delayed Draw Term Loan	12/21/2028	2,800	14
Palmetto Air Group, Inc	Revolver	12/21/2028	560	3
Penncomp, LLC	Delayed Draw Term Loan	4/17/2030	450	(7)
Penncomp, LLC	Revolver	4/17/2030	214	(4)
Pharmacy Partners Acquisition, LLC	Revolver	2/28/2029	202	(2)
Pioneer HOA Borrower, LLC	Delayed Draw Term Loan	2/25/2033	1,356	(15)
Pioneer HOA Borrower, LLC	Revolver	2/26/2032	339	(4)
Prestige Employee Administrators, LLC	Delayed Draw Term Loan	1/14/2030	2,953	(43)
Prestonwood Landscape Services, LLC	Delayed Draw Term Loan	6/30/2032	3,789	(25)
Prestonwood Landscape Services, LLC	Revolver	6/30/2032	1,263	(8)
Pryor Learning, LLC	Revolver	2/28/2029	127	(3)
Punctual Pros Midco, LLC	Delayed Draw Term Loan	3/26/2029	1,400	(20)
Pure HomeRiver LLC	Delayed Draw Term Loan	1/16/2031	3,590	(39)
Pure HomeRiver LLC	Revolver	1/16/2031	312	(3)
Renegade Buyer, Inc	Delayed Draw Term Loan	1/21/2033	2,500	(5)
Renegade Buyer, Inc	Revolver	1/21/2033	1,500	(3)
SBI Intermediary, Inc.	Delayed Draw Term Loan	4/16/2031	1,581	(16)
SBI Intermediary, Inc.	Revolver	4/16/2031	527	(5)
Skyrodema Bidco, LLC	Delayed Draw Term Loan	3/9/2033	889	(7)
Skyrodema Bidco, LLC	Revolver	3/9/2033	1,333	(11)
Springline Advisory Intermediate, LLC	Delayed Draw Term Loan	1/14/2030	709	(4)
Stakeholders Buyer, LLC	Delayed Draw Term Loan	5/8/2031	2,133	(21)
Stakeholders Buyer, LLC	Revolver	5/8/2031	533	(5)
Studio Bidco B.V. (Netherlands)	Delayed Draw Term Loan	4/24/2031	131	(2)
Suja Merger Sub, LLC	Delayed Draw Term Loan	8/23/2029	7,500	(3)
Tetris Bidco Limited (United Kingdom)	Revolver	10/24/2029	321	(4)
Titan Home Improvement, LLC	Revolver	5/31/2030	520	(4)
TriplePoint Acquisition Holdings LLC	Revolver	5/31/2029	1,066	—
Verita Global, LLC	Delayed Draw Term Loan	9/25/2030	746	(15)
Verita Global, LLC	Revolver	9/25/2030	981	(19)
We Work for Kids, LLC	Revolver	9/26/2029	905	(10)
Wold Architects Incorporated	Delayed Draw Term Loan	6/26/2030	840	(19)
			$92,441	$(594)

PGIM Private Credit Fund

Consolidated Schedule of Investments (continued)

June 30, 2026

(in thousands)

(Unaudited)

(7)
The investment is not a qualifying asset under Section 55(a) of the 1940 Act. The Company may not acquire any non-qualifying asset unless, at the time of acquisition, qualifying assets represent at least 70% of the Company’s total assets. As of June 30, 2026, non-qualifying assets represented 16.38% of the Company’s total assets as calculated in accordance with regulatory requirements.
(8)
Represents a loan that was purchased by the Company and transferred at fair value from a wholly-owned subsidiary of Prudential Financial, Inc. ("Prudential") in March 2023.

(9) The investment has multiple unique terms, so the loan principal is being subdivided and accordingly, interest is being accrued at differing interest rates as presented on the Consolidated Schedule of Investments.

(10) Under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “1940 Act”), the Company is deemed to “control” a portfolio company if the Company owns more than 25% of its outstanding voting securities and/or held the power to exercise control over the management or policies of the portfolio company. Under the 1940 Act, the Company is deemed an “affiliated person” of a portfolio company if the Company owns 5% or more of the portfolio company’s outstanding voting securities. As of June 30, 2026, the Company’s controlled/affiliated investments were as follows:

The accompanying notes are an integral part of these consolidated financial statements.

PGIM Private Credit Fund

Consolidated Schedule of Investments (continued)

June 30, 2026

(in thousands)

(Unaudited)

	Fair value as of December 31, 2025	Gross Additions (a)	Gross Reductions (b)	Change in Unrealized Gain (Loss)	Net Realized Gain (Loss)	Fair value as of June 30, 2026	Dividend and Interest Income
Controlled/Affiliated Investments
First Lien Debt
Entertainment Earth, LLC	$1,363	$—	$(333)	$—	$—	$1,030	$60
Equity
Entertainment Earth, LLC	$827	$—	$—	$2,449	$—	$3,276	$—
Total Controlled/Affiliated Investments	$2,190	$—	$(333)	$2,449	$—	$4,306	$60

(a)
Gross additions may include increases in the cost basis of investments resulting from new investments, amounts related to payment-in-kind (“PIK”) interest capitalized and added to the principal balance of the respective loans, the accretion of discounts, the exchange of one or more existing investments for one or more new investments and the movement at fair value of an existing portfolio company into this controlled affiliated category from a different category.
(b)
Gross reductions may include decreases in the cost basis of investments resulting from principal collections related to investment repayments and sales, return of capital, the amortization of premiums and the exchange of one or more existing securities for one or more new securities.

(11) Non-income producing investment.

(12) The investment is held in PGIM PCF CA LLC as of June 30, 2026.

(13) The investment is held in PGIM PCF DE Blocker LLC as of June 30, 2026.

(14) All or a portion of the investment is held in the PGIM Private Credit Fund ABL LLC as of June 30, 2026.

(15) Loan was on non-accrual status as of June 30, 2026.

Reverse repurchase agreements

During the six months ended June 30, 2026, the Company held reverse repurchase agreements with an average value of $7,244 (in thousands) and a daily weighted average interest rate of 6.62%. The reverse repurchase agreements matured on March 26, 2026 and no reverse repurchase agreements were outstanding as of June 30, 2026, or held during the three-month period ended June 30, 2026.

The accompanying notes are an integral part of these consolidated financial statements.

PGIM Private Credit Fund

Consolidated Schedule of Investments (continued)

June 30, 2026

(in thousands)

(Unaudited)

Forward Foreign Currency Exchange Contracts

Counterparty	Currency Purchased	Currency Sold	Settlement Date	Unrealized Appreciation (Depreciation)
Nomura International plc	USD 3,190	GBP 2,378	5-May-2028	$34
Nomura International plc	USD 367	GBP 279	5-May-2028	(4)
Macquarie Bank Limited	USD 1,708	GBP 1,268	28-Feb-2028	25
Macquarie Bank Limited	USD 8,778	EUR 7,294	31-Dec-2027	241
Commonwealth Bank Of Australia	USD 8,526	GBP 6,568	30-Nov-2027	(193)
Nomura International plc	USD 8,449	GBP 6,399	28-Oct-2027	(46)
Nomura International plc	GBP 128	USD 169	28-Oct-2027	1
Macquarie Bank Limited	EUR 50	USD 58	23-Jul-2027	—	(*)
Macquarie Bank Limited	USD 2,945	EUR 2,450	23-Jul-2027	97
Macquarie Bank Limited	USD 883	EUR 750	23-Jul-2027	11
Macquarie Bank Limited	EUR 50	USD 61	23-Jul-2027	(3)
Commonwealth Bank Of Australia	USD 29	GBP 21	30-Apr-2027	1
Macquarie Bank Limited	USD 369	GBP 286	30-Apr-2027	(11)
Nomura International plc	USD 74	GBP 57	30-Apr-2027	(1)
Nomura International plc	USD 19	GBP 14	30-Apr-2027	—	(*)
Commonwealth Bank Of Australia	USD 36	EUR 30	26-Feb-2027	1
Nomura International plc	USD 360	EUR 331	26-Feb-2027	(22)
Macquarie Bank Limited	USD 4,147	EUR 3,516	23-Nov-2026	103
Macquarie Bank Limited	USD 480	EUR 441	23-Nov-2026	(27)
Nomura International plc	USD 4,145	EUR 3,516	23-Nov-2026	101
Nomura International plc	EUR 19	USD 21	23-Nov-2026	—	(*)
Nomura International plc	USD 94	GBP 73	30-Oct-2026	(2)
Nomura International plc	GBP 9	USD 12	30-Oct-2026	—	(*)
Nomura International plc	USD 385	EUR 326	30-Oct-2026	11
Nomura International plc	USD 118	EUR 102	14-Oct-2026	1
Macquarie Bank Limited	USD 3,461	EUR 3,024	30-Sep-2026	(10)
Nomura International plc	USD 905	EUR 791	30-Sep-2026	(3)
Nomura International plc	USD 2,318	GBP 1,754	30-Sep-2026	(11)
Nomura International plc	USD 108	EUR 93	14-Sep-2026	1
Nomura International plc	USD 71	EUR 61	14-Sep-2026	1
Macquarie Bank Limited	USD 4,836	EUR 4,064	31-Aug-2026	179
Macquarie Bank Limited	USD 88	EUR 79	31-Jul-2026	(2)
Macquarie Bank Limited	USD 1,087	AUD 1,576	31-Jul-2026	(5)
Nomura International plc	USD 3,704	EUR 3,246	20-Jul-2026	(10)
Nomura International plc	USD 138	EUR 119	14-Jul-2026	2
Nomura International plc	USD 159	GBP 119	14-Jul-2026	2
Nomura International plc	USD 171	GBP 128	14-Jul-2026	2
Nomura International plc	USD 1	EUR 1	14-Jul-2026	—	(*)
Nomura International plc	USD 30	GBP 22	14-Jul-2026	—	(*)
Nomura International plc	USD 6	EUR 6	14-Jul-2026	—	(*)
Nomura International plc	USD 52	EUR 45	14-Jul-2026	1
Nomura International plc	USD 36	GBP 27	14-Jul-2026	—	(*)
Nomura International plc	USD 125	EUR 108	14-Jul-2026	2
Nomura International plc	USD 26	AUD 37	14-Jul-2026	—	(*)
Nomura International plc	USD 6	EUR 6	14-Jul-2026	—	(*)
Nomura International plc	USD 5	EUR 5	14-Jul-2026	—	(*)
Nomura International plc	USD 51	GBP 38	14-Jul-2026	—	(*)
				$467

(*) Less than $500

The accompanying notes are an integral part of these consolidated financial statements.

PGIM Private Credit Fund

Consolidated Schedule of Investments

December 31, 2025

(in thousands)

Investments(1)	Reference Rate and Spread (2)			Interest Rate(2)	Maturity Date	Par Amount/ Units		Cost(3)	Fair Value	% of Net Assets
Investments—non-controlled/non-affiliated
First Lien Debt(4) (5)
Aerospace & Defense
Nayak Aircraft Services Holdings GmbH (Germany) (7)	3M	E +	4.75%	6.77%	1/16/2030	EUR	3,246	$3,475	$3,776	1.84%
Nayak Aircraft Services Holdings GmbH (Delayed Draw) (Germany) (6)(7)	3M	E +	4.75%	6.77%	1/16/2030	EUR	877	(14)	(11)	(0.01)
								3,461	3,765	1.83
Auto Components
ACS Industries, Inc.	1M	S +	5.35%	9.07%	11/26/2030		5,925	5,836	5,973	2.92
								5,836	5,973	2.92
Beverages
Cold Spring Brewing Company	1M	S +	4.75%	8.49%	12/10/2030		5,106	5,062	5,106	2.49
Suja Merger Sub, LLC (8)	1M	S +	5.60%	9.32%	8/23/2029		2,910	2,890	2,887	1.41
								7,952	7,993	3.90
Building Products
The Wells Companies, Inc	1M	S +	5.75%	9.47%	4/02/2029		11,792	11,522	11,567	5.64
The Wells Companies, Inc	1M	S +	5.75%	9.47%	4/02/2029		132	129	129	0.06
Titan Home Improvement, LLC	3M	S +	4.75%	8.57%	5/31/2030		3,124	3,075	3,113	1.52
Titan Home Improvement, LLC (Delayed Draw) (6)	3M	S +	4.75%	8.57%	5/31/2030		593	(4)	(2)	—
Titan Home Improvement, LLC (Revolver) (6)	3M	S +	4.75%	8.57%	5/31/2030		520	(8)	(2)	—
								14,714	14,805	7.22
Chemicals
AgroFresh, Inc.	1M	S +	5.60%	9.32%	3/31/2029		5,687	5,585	5,608	2.74
AgroFresh, Inc.	1M	E +	6.25%	8.15%	3/31/2030	EUR	793	842	918	0.45
AgroFresh, Inc.	1M	S +	5.60%	9.32%	4/01/2030		4,256	4,204	4,196	2.05
AgroFresh, Inc. (Revolver) (6)	1M	S +	5.60%	9.32%	3/31/2029		1,172	419	420	0.21
Airedale Newco Limited (United Kingdom) (7)	3M	SN +	6.50%	10.22%	12/21/2028	GBP	4,383	5,469	5,796	2.83
Airedale Newco Limited (Revolver) (United Kingdom) (6)(7)	3M	SN +	6.50%	10.22%	12/21/2028	GBP	781	(18)	(20)	(0.01)
CM2, Inc.	1M	S +	6.00%	9.86%	4/01/2030		8,933	8,755	8,898	4.35
Kandelium Group GmbH (France) (7)	6M	S +	6.50%	10.37%	11/22/2030		1,926	1,881	1,899	0.93
Kandelium Group GmbH (France) (7)	6M	E +	5.75%	7.87%	11/22/2030	EUR	3,024	3,217	3,484	1.70
Kandelium Group GmbH (Delayed Draw) (France) (7)	6M	S +	6.50%	10.37%	11/22/2030		1,284	1,256	1,266	0.62
								31,610	32,465	15.87
Commercial Services & Supplies
CI (MG) Group, LLC	3M	S +	5.50%	9.17%	3/27/2030		5,643	5,569	5,641	2.76
CI (MG) Group, LLC (Delayed Draw) (6)	3M	S +	5.50%	9.17%	3/27/2030		2,662	1,371	1,396	0.68
CI (MG) Group, LLC (Revolver) (6)	3M	S +	5.50%	9.17%	3/27/2030		638	362	370	0.18
Greenfast & Furious Limited (United Kingdom) (7)	3M	SN +	5.75%	9.47%	7/31/2029	GBP	6,271	8,037	8,224	4.02
HEF Safety Ultimate Holdings, LLC	6M	S +	5.25%	8.85%	11/19/2029		2,025	1,988	2,019	0.99
HEF Safety Ultimate Holdings, LLC (Delayed Draw) (6)	6M	S +	5.25%	8.85%	11/19/2029		561	489	493	0.24
HEF Safety Ultimate Holdings, LLC (Revolver) (6)	6M	S +	5.25%	8.85%	11/19/2029		298	(5)	(1)	—
Nationwide Acquisition, LLC	3M	S +	5.00%	8.67%	10/01/2029		8,088	7,966	8,131	3.97
Nationwide Acquisition, LLC	3M	S +	5.00%	8.67%	10/01/2029		99	98	100	0.05
Nationwide Acquisition, LLC (Delayed Draw)	3M	S +	5.00%	8.67%	10/01/2029		2,217	2,195	2,229	1.09
Nationwide Acquisition, LLC (Revolver) (6)	3M	S +	5.00%	8.67%	10/01/2029		1,576	(24)	—	—
ZircoData Holdings Pty Ltd (Australia) (7)(8)	3M	B +	7.25%	12.78% (incl. 1.75% PIK)	3/31/2026	AUD	1,576	1,052	1,046	0.51
								29,098	29,648	14.49

The accompanying notes are an integral part of these consolidated financial statements.

PGIM Private Credit Fund

Consolidated Schedule of Investments (continued)

December 31, 2025

(in thousands)

Investments(1)	Reference Rate and Spread (2)			Interest Rate(2)	Maturity Date	Par Amount/ Units		Cost(3)	Fair Value	% of Net Assets
Investments—non-controlled/non-affiliated (continued)
Construction & Engineering
ADB Companies, LLC	3M	S +	6.50%	11.60% (incl. 1.00% PIK)	7/07/2026		419	$417	$417	0.20%
ADB Companies, LLC (8)	3M	S +	6.76%	11.43% (incl. 1.00% PIK)	7/07/2026		2,180	2,173	2,165	1.06
APS Acquisition Holdings, LLC	3M	S +	5.50%	9.17%	7/11/2029		2,635	2,597	2,604	1.27
APS Acquisition Holdings, LLC (Delayed Draw) (6)	3M	S +	5.50%	9.17%	7/11/2029		942	319	318	0.16
APS Acquisition Holdings, LLC (Revolver) (6)	3M	S +	5.50%	9.17%	7/11/2029		472	(7)	(5)	—
Capital Construction, LLC	1M	S +	5.85%	9.72%	10/22/2026		906	901	894	0.44
Capital Construction, LLC (Delayed Draw)	1M	S +	5.85%	9.72%	10/22/2026		1,228	1,221	1,212	0.59
Capital Construction, LLC (Revolver) (6)	1M	S +	5.85%	9.72%	10/22/2026		222	(1)	(3)	—
Full Circle Fiber Operating LLC	3M	S +	1.15%	12.82% (incl. 8.00% PIK)	12/16/2027		5,506	5,447	5,257	2.57
TriplePoint Acquisition Holdings LLC	3M	S +	5.25%	8.92%	5/31/2029		4,411	4,350	4,408	2.15
TriplePoint Acquisition Holdings LLC	3M	S +	5.25%	8.92%	5/31/2029		2,341	2,301	2,340	1.14
TriplePoint Acquisition Holdings LLC (Revolver) (6)	3M	S +	5.25%	8.92%	5/31/2029		1,066	(16)	(1)	—
								19,702	19,606	9.58
Containers & Packaging
Close The Loop Group USA, Inc.	3M	S +	7.65%	11.32%	10/26/2029		2,599	2,560	2,581	1.26
Johns-Byrne LLC	3M	S +	6.25%	9.92%	8/31/2029		961	944	951	0.46
Johns-Byrne LLC (Delayed Draw)	3M	S +	6.25%	9.95%	8/31/2029		267	263	264	0.13
Johns-Byrne LLC (Revolver) (6)	3M	S +	6.25%	9.92%	8/31/2029		133	(2)	(1)	—
NPPI Buyer, LLC	3M	S +	5.00%	8.67%	8/20/2029		8,731	8,629	8,663	4.23
NPPI Buyer, LLC (Delayed Draw) (6)	3M	S +	5.00%	8.67%	8/20/2029		1,895	(10)	(15)	(0.01)
NPPI Buyer, LLC (Revolver) (6)	3M	S +	5.00%	8.67%	8/20/2029		1,263	(14)	(10)	—
Toledo AcquisitionCo Inc. (8)	3M	S +	6.65%	10.35%	8/21/2029		2,917	2,887	2,884	1.41
								15,257	15,317	7.48
Distributors
Delaware Valley Floral Group LLC	1M	S +	5.85%	9.57%	8/24/2028		502	495	502	0.25
Delaware Valley Floral Group LLC (Revolver) (6)	1M	S +	5.85%	9.57%	8/24/2028		327	225	229	0.11
								720	731	0.36
Diversified Consumer Services
Aptive Environmental, LLC	1M	S +	4.75%	8.47%	10/15/2032		10,568	10,467	10,497	5.13
Aptive Environmental, LLC (Delayed Draw) (6)	1M	S +	4.75%	8.47%	10/15/2032		463	(2)	(3)	—
Aptive Environmental, LLC (Revolver) (6)	1M	S +	4.75%	8.47%	10/15/2032		969	(10)	(6)	—
HDS Intermediate, LLC	1M	S +	5.00%	8.67%	11/14/2030		11,099	10,965	11,006	5.38
HDS Intermediate, LLC (Revolver) (6)	1M	S +	5.00%	8.67%	11/14/2030		901	(11)	(8)	—
We Work for Kids, LLC	3M	S +	5.50%	9.17%	9/26/2029		10,956	10,792	10,826	5.29
We Work for Kids, LLC (Revolver) (6)	3M	S +	5.50%	9.17%	9/26/2029		905	(14)	(11)	(0.01)
								32,187	32,301	15.79
Environmental & Facilities Services
Legend Buyer, Inc.	3M	S +	5.60%	9.27%	1/19/2029		1,037	1,022	1,015	0.50
Legend Buyer, Inc. (Revolver) (6)	3M	S +	5.60%	9.27%	1/19/2029		214	(3)	(5)	—
								1,019	1,010	0.50
Financial Services
Winn Holding Limited (United Kingdom) (7)	6M	SN +	6.00%	9.97%	11/24/2030	GBP	6,568	8,356	8,632	4.22
								8,356	8,632	4.22
Food Products
Barchemy BidCo, LLC (14)	3M	S +	4.75%	8.42%	10/06/2031		9,660	9,544	9,579	4.68
Barchemy BidCo, LLC (Revolver) (6)	3M	S +	4.75%	8.42%	10/06/2031		2,340	850	858	0.42
Frozen Bakery Acquisition, LLC	3M	S +	4.75%	8.69%	7/07/2029		5,940	5,891	5,910	2.89
Frozen Bakery Acquisition, LLC	3M	S +	4.75%	8.49%	3/10/2031		6,015	5,958	5,984	2.92
Hometown Food Company	1M	S +	4.50%	8.28%	12/03/2030		11,388	11,308	11,388	5.56
Sun Orchard, LLC	3M	S +	5.50%	9.34%	7/08/2028		8,444	8,358	8,389	4.10
Sun Orchard, LLC	3M	S +	5.50%	9.38%	1/08/2029		89	88	88	0.04
Sun Orchard, LLC (Delayed Draw) (9)	3M	S +	5.50%	9.38%	7/08/2028		3,437	3,402	3,415	1.67
				9.34%	7/08/2028
				9.35%	7/08/2028
								45,399	45,611	22.28

The accompanying notes are an integral part of these consolidated financial statements.

PGIM Private Credit Fund

Consolidated Schedule of Investments (continued)

December 31, 2025

(in thousands)

Investments(1)	Reference Rate and Spread(2)			Interest Rate(2)	Maturity Date	Par Amount/ Units		Cost(3)	Fair Value	% of Net Assets
Investments—non-controlled/non-affiliated (continued)
Gas Utilities
Sail Energy, LLC	3M	S +	7.15%	10.82%	1/24/2028		1,067	$1,056	$1,056	0.52%
Sail Energy, LLC (Delayed Draw)	3M	S +	7.15%	10.82%	1/24/2028		717	710	710	0.35
Sail Energy, LLC (Revolver) (6)	3M	S +	7.15%	10.82%	1/24/2028		381	(3)	(3)	—
								1,763	1,763	0.87
Health Care Equipment
Medical Device Inc.	3M	S +	5.00%	8.67%	7/11/2029		2,920	2,877	2,896	1.41
Medical Device Inc.	3M	S +	5.00%	8.67%	7/11/2029		2,058	2,032	2,041	1.00
Medical Device Inc.	3M	S +	5.00%	8.70%	7/11/2029		4,495	4,439	4,457	2.18
Medical Device Inc. (Revolver) (6)	3M	P +	4.00%	10.75%	7/11/2029		382	224	226	0.11
Medical Device Inc. (Revolver) (6)	3M	P +	4.00%	10.75%	7/11/2029		600	353	355	0.17
Medical Device Inc. (Revolver) (6)	3M	S +	5.00%	8.67%	7/11/2029		1,533	(19)	(13)	(0.01)
								9,906	9,962	4.86
Health Care Providers & Services
ADB Acquiror, Inc	3M	S +	5.40%	11.82% (incl. 2.75% PIK)	5/12/2028		5,389	5,312	5,297	2.59
ADB Acquiror, Inc (Delayed Draw)	3M	S +	5.40%	11.82% (incl. 2.75% PIK)	5/12/2028		94	93	93	0.05
ADB Acquiror, Inc (Revolver) (6)(9)	3M	S +	5.40%	11.82% (incl. 2.75% PIK)	5/12/2028		462	333	331	0.16
	3M	P +	4.25%	11.00%	5/12/2028
Pharmacy Partners Acquisition, LLC	3M	S +	6.50%	10.32%	2/28/2029		997	985	992	0.48
Pharmacy Partners Acquisition, LLC (Revolver) (6)	3M	S +	6.50%	10.32%	2/28/2029		202	(2)	(1)	—
								6,721	6,712	3.28
Hotels, Restaurants & Leisure
Universal GEM Gaming, LLC	3M	S +	6.00%	9.69%	3/13/2031		5,955	5,848	5,928	2.90
Regisa DC, S.A. (Spain) (7)	3M	E +	5.75%	7.77%	12/03/2030	EUR	7,472	8,536	8,638	4.22
								14,384	14,566	7.12
Household Products
BlueSun Holdco, S.L (Spain) (7)	3M	E +	5.00%	7.07%	5/30/2032	EUR	4,064	4,568	4,687	2.29
Iberfrasa (Spain) (7)	3M	E +	5.25%	7.27%	12/22/2031	EUR	7,294	8,370	8,401	4.10
								12,938	13,088	6.39
Human Resource & Employment Services
Pryor Learning, LLC	1M	S +	5.35%	9.07%	2/28/2029		1,771	1,750	1,753	0.86
Pryor Learning, LLC (Revolver) (6)	1M	S +	5.35%	9.07%	2/28/2029		203	31	32	0.02
								1,781	1,785	0.88
IT Consulting & Other Services
MajorKey Technologies Holdings LLC (8)	6M	S +	6.43%	10.44%	12/03/2026		2,235	2,226	2,228	1.09
								2,226	2,228	1.09
IT Services
Oxya Group (France) (6)(7)(9)	3M	E +	5.50%	7.56%	8/30/2030	EUR	4,900	3,518	3,630	1.77
				7.57%	8/30/2030
Penncomp, LLC	1M	S +	5.25%	8.97%	4/17/2030		3,644	3,579	3,608	1.76
Penncomp, LLC	1M	S +	5.25%	8.97%	4/17/2030		6,037	5,948	5,977	2.92
Penncomp, LLC (Delayed Draw)	1M	S +	5.25%	8.97%	4/17/2030		1,168	1,154	1,157	0.57
Penncomp, LLC (Delayed Draw) (6)	1M	S +	5.25%	8.97%	4/17/2030		925	86	83	0.04
Penncomp, LLC (Revolver) (6)	1M	S +	5.25%	8.97%	4/17/2030		214	(3)	(2)	—
								14,282	14,453	7.06
Media
AS1 Sports Bidco Limited (United Kingdom) (7)	3M	E +	6.00%	8.02%	9/26/2030	EUR	358	392	416	0.20
AS1 Sports Bidco Limited (Revolver) (United Kingdom) (6)(7)	3M	E +	6.00%	8.02%	9/26/2030	EUR	63	(1)	(1)	—
TG Studios US, LLC	3M	S +	7.90%	11.59%	4/06/2029		4,800	4,710	4,771	2.33
								5,101	5,186	2.53
Paper & Forest Products
Hoffmaster Group, Inc.	3M	S +	6.25%	10.10%	2/24/2028		4,942	4,882	4,897	2.39
								4,882	4,897	2.39

The accompanying notes are an integral part of these consolidated financial statements.

PGIM Private Credit Fund

Consolidated Schedule of Investments (continued)

December 31, 2025

(in thousands)

Investments(1)	Reference Rate and Spread(2)			Interest Rate(2)	Maturity Date	Par Amount/ Units		Cost(3)	Fair Value	% of Net Assets
Investments—non-controlled/non-affiliated (continued)
Professional Services
Anne Lewis Strategies LLC	3M	S +	5.25%	8.92%	5/29/2030		11,101	$10,950	$11,026	5.39%
Anne Lewis Strategies LLC (Revolver) (6)	3M	S +	5.25%	8.92%	5/29/2030		843	(11)	(6)	—
Efficio Holdco Limited (United Kingdom) (7)	3M	E +	5.75%	7.77%	7/31/2031	EUR	79	83	91	0.04
Efficio Holdco Limited (United Kingdom) (7)	3M	S +	5.75%	9.45%	7/31/2031		386	377	378	0.18
HH Global Finance LTD (8)	6M	S +	6.43%	10.15%	2/25/2027		3,000	2,983	2,991	1.46
HH Global Finance LTD	6M	S +	6.43%	10.15%	2/25/2027		9,000	8,891	8,971	4.38
JCF Kestrel UK Bidco LTD (United Kingdom) (7)	3M	E +	5.25%	7.27%	2/27/2032	EUR	331	334	390	0.19
JCF Kestrel UK Bidco LTD (Delayed Draw) (United Kingdom) (6)(7)	3M	E +	5.25%	7.27%	2/27/2032	EUR	30	-	-	—
Prestige Employee Administrators, LLC	1M	S +	5.50%	9.41%	1/14/2030		7,765	7,687	7,713	3.77
Prestige Employee Administrators, LLC (Delayed Draw) (6)	1M	S +	5.50%	9.41%	1/14/2030		4,235	(21)	(28)	(0.01)
Studio Bidco B.V. (Netherlands) (7)	3M	E +	6.50%	8.52%	4/24/2031	EUR	326	341	376	0.18
Studio Bidco B.V. (Delayed Draw) (Netherlands) (6)(7)	3M	E +	6.50%	8.52%	4/24/2031	EUR	122	(1)	(3)	—
Tetris Bidco Limited (United Kingdom) (7)	3M	SN +	6.75%	10.47%	10/24/2029	GBP	1,798	2,144	2,392	1.17
Tetris Bidco Limited (United Kingdom) (7)	3M	SN +	6.75%	10.47%	10/24/2029	GBP	65	83	87	0.04
Tetris Bidco Limited (Revolver) (United Kingdom) (6)(7)	3M	SN +	6.75%	10.47%	10/24/2029	GBP	263	(6)	(5)	—
Verita Global, LLC	3M	S +	5.25%	8.92%	9/25/2030		10,051	9,906	9,946	4.86
Verita Global, LLC (Delayed Draw) (6)(12)	3M	S +	5.25%	8.92%	9/25/2030		746	(5)	(8)	—
Verita Global, LLC (Revolver) (6)(12)	3M	S +	5.25%	8.92%	9/25/2030		1,178	(17)	(12)	(0.01)
								43,718	44,299	21.64
Software
Avalon Bidco LTD (United Kingdom) (7)	3M	SN +	6.25%	10.22%	4/16/2032	GBP	286	372	387	0.19
Avalon Bidco LTD (Delayed Draw) (United Kingdom) (6)(7)	3M	SN +	6.25%	10.22%	4/16/2032	GBP	92	72	77	0.04
CF Newco, Inc.	3M	S +	6.00%	9.74%	12/10/2029		5,404	5,292	5,359	2.62
CF Newco, Inc.	3M	S +	6.25%	9.99%	12/10/2029		4,846	4,786	4,805	2.35
CF Newco, Inc. (Revolver) (6)	3M	S +	6.00%	9.74%	12/10/2029		1,708	573	583	0.28
Knowledge Support Systems, Inc. (8)	3M	S +	7.00%	12.68% (incl. 2.00% PIK)	11/17/2029		1,625	1,599	1,599	0.78
								12,694	12,810	6.26
Technology Hardware, Storage & Peripherals
Ivy Technology Parent Intermediate III Holdings, LLC	1M	S +	5.38%	9.09%	2/05/2031		5,237	5,155	5,212	2.55
Ivy Technology Parent Intermediate III Holdings, LLC (Revolver) (6)	1M	S +	5.38%	9.09%	2/05/2031		723	133	141	0.07
								5,288	5,353	2.62
Trading Companies & Distributors
CPIG Holdco Inc.	3M	S +	7.10%	11.09%	4/28/2028		4,443	4,372	4,405	2.15
								4,372	4,405	2.15
Total First Lien Debt - non-controlled/non-affiliated								355,367	359,364	175.58
First Lien Debt - controlled/affiliated (10)
Trading Companies & Distributors
Entertainment Earth, LLC	3M	S +	5.15%	8.82%	3/31/2028		1,363	1,363	1,363	0.67
Total First Lien Debt - controlled/affiliated								1,363	1,363	0.67
Total First Lien Debt								$356,730	$360,727	176.25%

Equity Investments - controlled/affiliated (10)
Trading Companies & Distributors
Entertainment Earth, LLC (11)(13)							1,586	$367	$827	0.40%
Total Equity Investments - controlled/affiliated								$367	$827	0.40%
Total Portfolio Investments								$357,097	$361,554	176.65%

The accompanying notes are an integral part of these consolidated financial statements.

PGIM Private Credit Fund

Consolidated Schedule of Investments (continued)

December 31, 2025

(in thousands)

(1)
Unless otherwise indicated, issuers of debt investments held by the Company are denominated in USD. All debt investments are income producing unless otherwise indicated.
(2)
Unless otherwise indicated, loan contains a variable rate structure, and may be subject to an interest rate floor. Variable rate loans to the portfolio companies bear interest at a rate that is determined by reference to either the Secured Overnight Financing Rate (“SOFR” or “S”), EuroInterbank Offered Rate (“EURIBOR” or “E”), Australian Bank Bill Swap Rate (“BBSW” or “B”), Sterling Overnight Index Average (“SONIA or SN”), or an alternate base rate (commonly based on the U.S. Prime Rate (“P”), which generally resets periodically. For each loan, the Company has indicated the reference rate used (including any adjustments per the loan agreements), and provided the spread and interest rate in effect as of December 31, 2025.
(3)
The cost represents the original cost adjusted for the accretion of discounts and amortization of premiums, as applicable, on debt investments using the effective interest method in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
(4)
Unless otherwise indicated, issuers of debt held by the Company are domiciled in the United States.
(5)
All investments are valued using unobservable inputs (Level 3), unless otherwise noted (see “Note 2. Accounting Policies” and “Note 5. Fair Value Measurements”).
(6)
Position or portion thereof is an unfunded loan commitment, and no interest is being earned on the unfunded portion, although the investment may be subject to unused commitment fees. Negative cost and fair value result from unamortized fees, which are capitalized to the investment cost. See below for more information on the Company’s unfunded commitments:

The accompanying notes are an integral part of these consolidated financial statements.

PGIM Private Credit Fund

Consolidated Schedule of Investments (continued)

December 31, 2025

(in thousands)

Investments—non-controlled/non-affiliated	Commitment Type	Commitment Expiration Date	Unfunded	Unfunded Commitment Fair Value
ADB Acquiror, Inc	Revolver	5/12/2028	$123	$(2)
AgroFresh, Inc.	Revolver	3/31/2029	736	(10)
Airedale Newco Limited (United Kingdom)	Revolver	12/21/2028	994	(20)
Anne Lewis Strategies LLC	Revolver	5/29/2030	843	(6)
APS Acquisition Holdings, LLC	Delayed Draw Term Loan	7/11/2029	613	(7)
APS Acquisition Holdings, LLC	Revolver	7/11/2029	472	(5)
Aptive Environmental, LLC	Delayed Draw Term Loan	10/15/2032	463	(3)
Aptive Environmental, LLC	Revolver	10/15/2032	969	(6)
AS1 Sports Bidco Limited (United Kingdom)	Revolver	9/26/2030	70	(1)
Avalon Bidco LTD (United Kingdom)	Delayed Draw Term Loan	4/16/2032	47	—
Barchemy BidCo, LLC	Revolver	10/06/2031	1,463	(12)
Capital Construction, LLC	Revolver	10/22/2026	222	(3)
CF Newco, Inc.	Revolver	12/10/2029	1,110	(9)
CI (MG) Group, LLC	Delayed Draw Term Loan	3/27/2030	1,265	(1)
CI (MG) Group, LLC	Revolver	3/27/2030	268	—
Delaware Valley Floral Group LLC	Revolver	8/24/2028	98	—
HDS Intermediate, LLC	Revolver	11/14/2030	901	(8)
HEF Safety Ultimate Holdings, LLC	Delayed Draw Term Loan	11/19/2029	66	—
HEF Safety Ultimate Holdings, LLC	Revolver	11/19/2029	298	(1)
Ivy Technology Parent Intermediate III Holdings, LLC	Revolver	2/05/2031	578	(3)
JCF Kestrel UK Bidco LTD (United Kingdom)	Delayed Draw Term Loan	2/27/2032	31	—
Johns-Byrne LLC	Revolver	8/31/2029	133	(1)
Legend Buyer, Inc.	Revolver	1/19/2029	214	(5)
Medical Device Inc.	Revolver	7/11/2029	153	(1)
Medical Device Inc.	Revolver	7/11/2029	240	(2)
Medical Device Inc.	Revolver	7/11/2029	1,533	(13)
Nationwide Acquisition, LLC	Revolver	10/01/2029	1,576	—
Nayak Aircraft Services Holdings GmbH (Germany)	Delayed Draw Term Loan	1/16/2030	954	(11)
NPPI Buyer, LLC	Delayed Draw Term Loan	8/20/2029	1,895	(15)
NPPI Buyer, LLC	Revolver	8/20/2029	1,263	(10)
Oxya Group (France)	Term Loan	8/30/2030	2,132	(5)
Penncomp, LLC	Delayed Draw Term Loan	4/17/2030	832	(8)
Penncomp, LLC	Revolver	4/17/2030	214	(2)
Pharmacy Partners Acquisition, LLC	Revolver	2/28/2029	202	(1)
Prestige Employee Administrators, LLC	Delayed Draw Term Loan	1/14/2030	4,235	(28)
Pryor Learning, LLC	Revolver	2/28/2029	169	(2)
Sail Energy, LLC	Revolver	1/24/2028	381	(3)
Studio Bidco B.V. (Netherlands)	Delayed Draw Term Loan	4/24/2031	131	(3)
Tetris Bidco Limited (United Kingdom)	Revolver	10/24/2029	321	(5)
Titan Home Improvement, LLC	Delayed Draw Term Loan	5/31/2030	593	(2)
Titan Home Improvement, LLC	Revolver	5/31/2030	520	(2)
TriplePoint Acquisition Holdings LLC	Revolver	5/31/2029	1,066	(1)
Verita Global, LLC	Delayed Draw Term Loan	9/25/2030	746	(8)
Verita Global, LLC	Revolver	9/25/2030	1,178	(12)
We Work for Kids, LLC	Revolver	9/26/2029	905	(11)
			$33,216	$(248)

(7)
The investment is not a qualifying asset under Section 55(a) of the 1940 Act. The Company may not acquire any non-qualifying asset unless, at the time of acquisition, qualifying assets represent at least 70% of the Company’s total assets. As of December 31, 2025, non-qualifying assets represented 16.68% of the Company’s total assets as calculated in accordance with regulatory requirements.

The accompanying notes are an integral part of these consolidated financial statements.

PGIM Private Credit Fund

Consolidated Schedule of Investments (continued)

December 31, 2025

(in thousands)

(8)
Represents a loan that was purchased by the Company and transferred at fair value from a wholly-owned subsidiary of Prudential Financial, Inc. ("Prudential") in March 2023.
(9)
The investment has multiple unique terms, so the loan principal is being subdivided and accordingly, interest is being accrued at differing interest rates as presented on the Consolidated Schedule of Investments.
(10)
Under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “1940 Act”), the Company is deemed to “control” a portfolio company if the Company owns more than 25% of its outstanding voting securities and/or held the power to exercise control over the management or policies of the portfolio company. Under the 1940 Act, the Company is deemed an “affiliated person” of a portfolio company if the Company owns 5% or more of the portfolio company’s outstanding voting securities. As of December 31, 2025, the Company’s controlled/affiliated investments were as follows:

	Fair value as of December 31, 2024	Gross Additions (a)	Gross Reductions (b)	Change in Unrealized Gains (Loss)	Net Realized Gain (Loss)	Fair Value as of December 31, 2025	Dividend and Interest Income
Controlled/Affiliated Investments
First Lien Debt
Entertainment Earth, LLC	$—	$1,363	$—	$—	$—	$1,363	$65
Equity
Entertainment Earth, LLC	$—	$367	$—	$460	$—	$827	$—
Total Controlled/Affiliated Investments	$—	$1,730	$—	$460	$—	$2,190	$65

(a)
Gross additions may include increases in the cost basis of investments resulting from new investments, amounts related to payment-in-kind (“PIK”) interest capitalized and added to the principal balance of the respective loans, the accretion of discounts, the exchange of one or more existing investments for one or more new investments and the movement at fair value of an existing portfolio company into this controlled affiliated category from a different category.
(b)
Gross reductions may include decreases in the cost basis of investments resulting from principal collections related to investment repayments and sales, return of capital, the amortization of premiums and the exchange of one or more existing securities for one or more new securities.
(11)
Non-income producing investment.
(12)
The investment is held in PGIM PCF CA LLC as of December 31, 2025.
(13)
The investment is held in PGIM PCF DE Blocker LLC as of December 31, 2025.
(14)
The investment is held as collateral for reverse repurchase agreements.

Reverse repurchase agreements outstanding at December 31, 2025:

Broker	Interest Rate	Trade Date	Cost	Maturity Date	Fair Value as of December 31, 2025
Macquarie Bank Limited	6.62%	12/30/2025	$7,670	3/30/2026	$7,670
			$7,670		$7,670

During the year ended December 31, 2025, the Fund held reverse repurchase agreements during the year with an average value of $7,670 and a daily weighted average interest rate of 6.62%.

The accompanying notes are an integral part of these consolidated financial statements.

PGIM Private Credit Fund

Consolidated Schedule of Investments (continued)

December 31, 2025

(in thousands)

Forward Foreign Currency Exchange Contracts:

Counterparty	Currency Purchased	Currency Sold	Settlement Date	Unrealized Appreciation (Depreciation)
Macquarie Bank Limited	USD 8,778	EUR 7,294	31-Dec-2027	$(6)
Commonwealth Bank Of Australia	USD 8,526	GBP 6,568	30-Nov-2027	(272)
Nomura International plc	USD 8,449	GBP 6,399	28-Oct-2027	(125)
Macquarie Bank Limited	USD 883	EUR 750	23-Jul-2027	(16)
Macquarie Bank Limited	EUR 50	USD 61	23-Jul-2027	(1)
Macquarie Bank Limited	USD 2,945	EUR 2,450	23-Jul-2027	9
Macquarie Bank Limited	USD 369	GBP 286	30-Apr-2027	(15)
Nomura International plc	USD 74	GBP 57	30-Apr-2027	(2)
Nomura International plc	USD 360	EUR 331	26-Feb-2027	(35)
Macquarie Bank Limited	USD 4,147	EUR 3,516	23-Nov-2026	(37)
Macquarie Bank Limited	USD 480	EUR 441	23-Nov-2026	(44)
Nomura International plc	USD 4,145	EUR 3,516	23-Nov-2026	(38)
Nomura International plc	USD 94	GBP 73	30-Oct-2026	(4)
Macquarie Bank Limited	USD 417	EUR 366	25-Sep-2026	(17)
Macquarie Bank Limited	EUR 7	USD 9	25-Sep-2026	—	(*)
Macquarie Bank Limited	USD 88	EUR 79	31-Jul-2026	(5)
Macquarie Bank Limited	USD 359	EUR 326	24-Apr-2026	(25)
Macquarie Bank Limited	USD 113	EUR 96	15-Apr-2026	(1)
Macquarie Bank Limited	USD 170	GBP 129	13-Mar-2026	(3)
Macquarie Bank Limited	USD 8	GBP 6	4-Mar-2026	—	(*)
Commonwealth Bank Of Australia	AUD 15	USD 10	27-Feb-2026	—	(*)
Commonwealth Bank Of Australia	USD 1,057	AUD 1,615	27-Feb-2026	(21)
Commonwealth Bank Of Australia	USD 3,498	EUR 3,024	27-Feb-2026	(63)
Macquarie Bank Limited	USD 1,102	EUR 960	27-Feb-2026	(28)
Macquarie Bank Limited	USD 3,482	EUR 3,111	27-Feb-2026	(182)
Macquarie Bank Limited	EUR 8	USD 9	27-Feb-2026	—	(*)
Nomura International plc	USD 3,428	EUR 3,246	17-Feb-2026	(392)
Nomura International plc	USD 2,510	GBP 2,018	17-Feb-2026	(203)
Nomura International plc	USD 848	EUR 803	17-Feb-2026	(97)
Nomura International plc	EUR 8	USD 9	17-Feb-2026	—	(*)
Nomura International plc	GBP 181	USD 240	17-Feb-2026	4
Macquarie Bank Limited	USD 5,989	GBP 4,483	30-Jan-2026	(41)
Commonwealth Bank Of Australia	USD 1	EUR 1	15-Jan-2026	—	(*)
Commonwealth Bank Of Australia	USD 6	EUR 5	15-Jan-2026	—	(*)
Commonwealth Bank Of Australia	USD 55	GBP 41	15-Jan-2026	—	(*)
Commonwealth Bank Of Australia	USD 5	EUR 4	15-Jan-2026	—	(*)
Commonwealth Bank Of Australia	USD 7	EUR 6	15-Jan-2026	—	(*)
Macquarie Bank Limited	USD 52	EUR 44	15-Jan-2026	—	(*)
Macquarie Bank Limited	USD 22	AUD 34	15-Jan-2026	—	(*)
Macquarie Bank Limited	USD 125	GBP 95	15-Jan-2026	(2)
Macquarie Bank Limited	USD 85	EUR 73	15-Jan-2026	(1)
Macquarie Bank Limited	USD 7	EUR 6	15-Jan-2026	—	(*)
				$(1,663)

(*) Less than $500

The accompanying notes are an integral part of these consolidated financial statements.

PGIM Private Credit Fund

Notes to Consolidated Financial Statements (Unaudited)

(dollars in thousands, except share and per share amounts)

Note 1. Organization

PGIM Private Credit Fund (together with its consolidated subsidiaries, the “Company,” “we,” “us” or “our”) is a Delaware statutory trust formed on March 21, 2022 and commenced operations on December 13, 2022. The Company currently invests and intends to continue investing primarily in privately placed floating rate leveraged (below investment grade) debt, including, but not limited to, senior secured, first lien, debt issuances in middle market companies primarily in the United States as well as up to 30% of its total assets in investments in other countries (primarily Canada, Europe, Australia and Latin America). The Company currently is majority-owned by Pruco Life Insurance Company, which is a wholly owned subsidiary of the Prudential Insurance Company of America (“PICA”), an affiliate of the Company and PGIM Investments LLC (“PGIM Investments,” the “Manager” or the “Valuation Designee”). PICA is a direct wholly owned subsidiary of Prudential Financial, Inc. (“Prudential”). The Company elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “1940 Act”), effective May 5, 2023. The Company also elected to be treated, and intends to qualify each taxable year, as a regulated investment company (“RIC”) for U.S. federal income tax purposes under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

The Company’s investment objective is to seek to generate current income and, to a lesser extent, long-term capital appreciation. Under normal circumstances, the Company intends to invest at least 80% of its total assets (net assets plus borrowings for investment purposes) in private credit investments. The Company considers private credit investments to include loans, bonds and other credit instruments that are issued in private offerings or issued by private companies. Under normal circumstances, it is expected that the Company will primarily be invested in privately originated and privately negotiated direct lending investments to U.S. middle market companies through (i) first lien senior secured loans (including club deals by a small group of investment firms), and (ii) with not more than 20% of total invested capital in senior secured second and third lien loans, and unsecured loans.

Note 2. Accounting Policies

Basis of Presentation

The accompanying interim consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the requirements for reporting on Form 10-Q and Article 6 of Regulation S-X.

The Company follows the investment company accounting and reporting guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 946 Financial Services – Investment Companies.

The Company adopted FASB Accounting Standards Update 2023-07, Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures (“ASU 2023-07”). Adoption of the ASU 2023-07 exclusively impacted consolidated financial statement disclosures only and did not affect the Company’s financial position or performance. The intent of ASU 2023-07 is, through improved segment disclosures, to enable investors to better understand an entity’s overall performance. The officers of the Company act as the Company’s chief operating decision maker (“CODM”). The CODM has determined that the Company has a single operating segment as the CODM monitors the operating results of the Company as a whole and the Company’s long-term strategic asset allocation is pre-determined in accordance with the terms of its respective prospectus, based on a defined investment strategy which is executed by the Company’s sub-advisor.

The CODM allocates resources and assesses performance based on the operating results of the Company, which is consistent with the results presented in the Company’s Consolidated Schedule of Investments, Consolidated Statement of Changes in Net Assets, Consolidated Statement of Cash Flows and Financial Highlights.

Basis of Consolidation

As provided under ASC 946, the Company will not consolidate its investment in a company other than an investment company subsidiary or a controlled operating company whose business consists of providing services to the Company. As of June 30, 2026, the Company has consolidated the financial position and results of operations of its wholly owned subsidiaries, PGIM PCF CA LLC, PGIM Private Credit Fund ABL LLC and PGIM PCF DE Blocker LLC. As of and prior to quarter ended June 30, 2025, amounts presented in the financial statements are unconsolidated as the Company had no active subsidiaries.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company to make certain estimates and assumptions that may affect the amounts reported on the consolidated financial statements and accompanying notes. These consolidated financial statements reflect normal and recurring adjustments that in the opinion of the Company are necessary for the fair statement of the results for the periods presented. Actual results could differ from those estimates and assumptions included on the consolidated financial statements.

Cash and Cash Equivalents

Cash represents cash deposits held at financial institutions, which at times may exceed U.S. federally insured limits. The Company’s deposits are held at financial institutions with high credit-quality to minimize credit risk exposure. Cash equivalents consist of other highly liquid investments, such as money market funds, with original maturities of three months or less. Cash and cash equivalents, other than open-end mutual funds, are carried at cost, which approximates fair value. The Company may invest in cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

Investments

The Company values its investments in accordance with FASB ASC 820, Fair Value Measurement (“ASC 820”), which defines fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the applicable measurement date. ASC 820 prioritizes the use of observable market prices derived from such prices over entity-specific inputs. The Company is required to report its investments for which current market values are not readily available at fair value. Due to the inherent uncertainties of valuation, certain estimated fair values may differ significantly from the values that would have been realized had a readily available market for these investments existed, and these differences could be material. See “Note 5. Fair Value Measurements.”

The Company’s Board of Trustees (the “Board”) has adopted valuation procedures for security valuation under which fair valuation responsibilities have been delegated to the Valuation Designee. Pursuant to the Board’s delegation, the Valuation Designee has established a valuation committee responsible for supervising the fair valuation of portfolio securities and other assets and liabilities. The valuation procedures permit the Company to utilize independent valuation advisor services.

The Valuation Designee will use reliable market quotations to value the Company’s investments when such market quotations are readily available. Debt and equity securities that are not publicly traded or whose market price is not readily available or whose market quotations are not deemed to represent fair value are valued at fair value as determined in good faith by or under the direction of the Valuation Designee. Market quotations may be deemed not to represent fair value in certain circumstances where the Valuation Designee reasonably believes that facts and circumstances applicable to an issuer, a seller or purchaser or the market for a particular security causes current market quotes not to reflect the fair value of the security.

If and when market quotations are deemed not to represent fair value, the Company typically utilizes independent third party valuation firms to assist in determining fair value. Accordingly, such investments go through a multi-step valuation process as described below. The Valuation Designee engages one or more independent valuation firms based on a review of each firm’s expertise and relevant experience in valuing certain securities. In each case, independent valuation firms consider observable market inputs together with significant unobservable inputs in arriving at their valuation recommendations for such Level 3 categorized assets.

With respect to investments for which market quotations are not readily available or when such market quotations are deemed not to represent fair value, the Valuation Designee, subject to oversight by the Board, has approved a multi-step valuation process each month, as described below:

•
Valuation process begins with each portfolio company or investment being initially valued at cost. For Level 3 investments, the cost (purchase price adjusted for accreted original issue discount/amortized premium) or any recent comparable trade activity on the security investment shall be considered to reasonably approximate the fair value of the investment, provided that no material change has since occurred in the issuer’s business, significant inputs or the relevant environment.
•
The Valuation Designee discusses valuations and determines in good faith the fair value of each investment in the portfolio based in part on information from an independent valuation firm that is provided on a monthly basis in conjunction with the determination of the Net Asset Value (“NAV”) per share each month.
•
Valuation conclusions are discussed with and documented by the Valuation Designee, including whether a significant observable change has occurred since the most recent month-end with respect to an investment that requires an adjustment from the most recent monthly valuation.

•
The Board reviews valuations approved by the Valuation Designee at least quarterly.

As part of the Company’s valuation process, the Valuation Designee will take into account relevant factors in determining the fair value of the Company’s investments without market quotations, many of which are loans, including and in combination, as relevant: (i) the estimated enterprise value of a portfolio company, (ii) the nature and realizable value of any collateral, (iii) the portfolio company’s ability to make payments based on its earnings and cash flow, (iv) the markets in which the portfolio company does business, (v) a comparison of the portfolio company’s securities to any similar publicly traded securities, and (vi) overall changes in the interest rate environment and the credit markets that may affect the price at which similar investments may be made in the future. The determinations of fair value may differ materially from the values that would have been used if a readily available market for these non-traded securities existed. Due to this uncertainty, fair value determinations may cause NAV on a given date to materially differ from the value that may ultimately realize upon the sale of one or more of the investments.

The Board reviews the valuations of portfolio investments quarterly and, no less frequently than annually, the adequacy of policies and procedures regarding valuations and the effectiveness of their implementation.

Foreign Currency Translation

The books and records of the Company are maintained in U.S. dollars. Foreign currency amounts are translated into U.S. dollars on the following basis: (i) market value of investment securities, other assets and liabilities—at the exchange rate as of the valuation date; and (ii) purchases and sales of investment securities, income and expenses—at the rates of exchange prevailing on the respective dates of such transactions.

Although the net assets of the Company are presented at the foreign exchange rates and market values at the close of the period, the Company does not generally isolate that portion of the results of operations arising as a result of changes in the foreign exchange rates from the fluctuations arising from changes in the market prices of long-term portfolio securities held at the end of the period. Similarly, the Company does not isolate the effect of changes in foreign exchange rates from the fluctuations arising from changes in the market prices of long-term portfolio securities sold during the period. Accordingly, holding period unrealized and realized foreign currency gains (losses) are included in the reported net change in unrealized appreciation (depreciation) on investments and net realized gains (losses) on investment transactions on the Consolidated Statements of Operations. Notwithstanding the above, the Company does isolate the effect of fluctuations in foreign currency exchange rates when determining the gain (loss) upon the sale or maturity of foreign currency denominated debt obligations; such amounts are included in net realized gains (losses) on foreign currency transactions.

Additionally, net realized gains (losses) on foreign currency transactions represent net foreign exchange gains (losses) from the disposition of holdings of foreign currencies, currency gains (losses) realized between the trade and settlement dates on investment transactions, and the difference between the amounts of interest, dividends and foreign withholding taxes recorded on the Company’s books and the U.S. dollar equivalent amounts actually received or paid. Net unrealized currency gains (losses) arise from valuing foreign currency denominated assets and liabilities (other than investments) at period end exchange rates.

Foreign Currency Transactions

Based on market conditions, the Company enters into foreign currency forward contracts (“forward contracts”) as a hedge against fluctuations in future foreign currency exchange rates. The Company may engage in foreign currency exchange transactions in connection with its investments in foreign instruments. The Company is not required to hedge its currency exposure, if any, and may choose not to do so. The Company generally will conduct its foreign currency exchange transactions either on a spot (i.e., cash) basis at the spot rate prevailing in the foreign currency exchange market or through forward contracts to purchase or sell foreign currencies, including the payment of dividends and the settlement of transactions that otherwise might require untimely dispositions of Company investments.

The contracts are valued daily at current forward exchange rates and any unrealized gain (loss) is included in net unrealized appreciation or depreciation on forward contracts. Gain (loss) is realized on the settlement date of the contract equal to the difference between the settlement value of the original and negotiated forward contracts. This gain (loss), if any, is included in net realized gain (loss) on forward contract transactions. Risks may arise upon entering into these contracts from the potential inability of the counterparties to meet the terms of their contracts. Forward currency contracts involve risks from currency exchange rate and credit risk in excess of the amounts reflected on the Consolidated Statements of Assets and Liabilities. The Company’s maximum risk of loss from counterparty credit risk is the net value of the cash flows to be received from the counterparty at the end of the contract’s life.

Master Netting Arrangements

The Company is subject to various master agreements, or netting arrangements, with select counterparties. These are agreements which PGIM, Inc. (“PGIM”) an indirect, wholly-owned subsidiary of Prudential, may have negotiated and entered into on behalf of the Company. A master netting arrangement between the Company and the counterparty permits the Company to offset amounts payable by the Company to the same counterparty against amounts to be received; and by the receipt of collateral from the counterparty by the Company to cover the Company’s exposure to the counterparty. However, there is no assurance that such mitigating factors are easily enforceable. In addition to master netting arrangements, the right to set-off exists when all the conditions are met such that each of the parties owes the other determinable amounts, the reporting party has the right to set-off the amount owed with the amount owed by the other party, the reporting party intends to set-off and the right of set-off is enforceable by law.

The Company is a party to International Swaps and Derivatives Association, Inc. Master Agreements (“ISDA Master Agreements”) with certain counterparties that govern over-the-counter (“OTC”) derivative and foreign exchange contracts entered into from time to time. The ISDA Master Agreements may contain provisions regarding, among other things, the parties’ general obligations, representations, agreements, collateral requirements, events of default and early termination. With respect to certain counterparties, in accordance with the terms of the ISDA Master Agreements, collateral posted to the Company is held in a segregated account by the Company’s custodian and with respect to those amounts which can be sold or re-pledged, is presented in the Consolidated Schedule of Investments. Collateral pledged by the Company is segregated by the Company’s custodian and identified in the Consolidated Schedule of Investments, if any. Collateral can be in the form of cash or debt securities issued by the U.S. Government or related agencies or other securities as agreed to by the Company and the applicable counterparty. Collateral requirements are determined based on the Company’s net position with each counterparty. Termination events applicable to the Company may occur upon a decline in the Company’s net assets below a specified threshold over a certain period of time. Termination events applicable to counterparties may occur upon a decline in the counterparty’s long-term and short-term credit ratings below a specified level. In each case, upon occurrence, the other party may elect to terminate early and cause settlement of all derivative and foreign exchange contracts outstanding, including the payment of any losses and costs resulting from such early termination, as reasonably determined by the terminating party. Any decision by one or more of the Company’s counterparties to elect early termination could impact the Company’s future derivative activity.

Revenue Recognition

The Company records its investment transactions on a trade date basis, which is the date when the Company assumes the risks for gains and losses related to that investment. Realized gains and losses are based on the specific identification method.

Interest Income

Interest income is recorded on an accrual basis and includes the accretion of discounts and amortization of premiums. Discounts from and premiums to par value on debt investments purchased are accreted/amortized into interest income over the life of the respective security using the effective interest method. The amortized cost of debt investments represents the original cost, including original issue discount and upfront structuring fees (i.e., origination fees) received that are deemed to be an adjustment to yield, adjusted for the accretion of discounts and amortization of premiums, if any. Upon prepayment of a loan or debt security, any prepayment premiums, unamortized upfront loan origination fees and unamortized discounts are recorded as interest income in the current period.

For the three and six months ended June 30, 2026, the Company recorded $10,051 and $19,565 (dollar amounts in thousands), respectively, in interest income from non-affiliated investments.

For the three and six months ended June 30, 2026 , the Company recorded $30 and $60 (dollar amounts in thousands), respectively, in interest income from affiliated investments.

For the three and six months ended June 30, 2025, the Company recorded $6,619 and $12,753 (dollar amounts in thousands), respectively, in interest income (including both non-affiliated and affiliated investments).

Payment-In-Kind (“PIK”) Income

The Company has loans in its portfolio that contain PIK provisions. PIK represents interest that is accrued and recorded as interest income at the contractual rates, increases the loan principal on the respective capitalization dates, and is generally due at maturity. Such income is included in interest income in the Company’s Consolidated Statement of Operations. If at any point the Company believes PIK is not expected to be realized, the investment generating PIK will be placed on non-accrual status. When a PIK investment is placed on non-accrual status, the accrued, uncapitalized interest is generally reversed through interest income. To maintain the Company’s tax treatment as a RIC, this non-cash source of income must be paid out to shareholders in the form of dividends, even though the Company has not yet collected cash.

For the three and six months ended June 30, 2026, the Company recorded $39 and $163 (dollar amounts in thousands), respectively, in PIK interest income from non-affiliated investments.

For the three and six months ended June 30, 2026, the Company did not record PIK interest income from affiliated investments.

For the three and six months ended June 30, 2025, the Company recorded $140 and $148 (dollar amounts in thousands), respectively, in PIK interest income (including both non-affiliated and affiliated investments).

Dividend Income

Dividend income on preferred equity securities is recorded on the accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly- traded portfolio companies.

For the three and six months ended June 30, 2026, the Company recorded $97 and $188 (dollar amounts in thousands), respectively, in dividend income from non-affiliated investments.

For the three and six months ended June 30, 2026, the Company did not record dividend income from affiliated investments.

For the three and six months ended June 30, 2025, the Company recorded $47 and $77 (dollar amounts in thousands), respectively, in dividend income (including both non-affiliated and affiliated investments).

Effective March 18, 2025, the Company changed its overnight cash sweep vehicle from the PGIM Core Ultra Short Bond Fund, a series of Prudential Investment Portfolios 2, registered under the 1940 Act and managed by PGIM Investments ("Core Fund") to the State Street Institutional Treasury Plus Money Market Fund - Investor Class (SAEXX), an unaffiliated money market fund.

Fee Income

The Company may receive various fees in the ordinary course of business such as for consents, waivers and amendments, as well as fees for managerial assistance rendered by the Company to the portfolio companies. Such fees are recognized as income when earned or the services are rendered.

For the three and six months ended June 30, 2026, the Company recorded $255 and $641 (dollar amounts in thousands), respectively, in fee income from non-affiliated investments.

For the three and six months ended June 30, 2025, the Company recorded $159 and $265 (dollar amounts in thousands), respectively, in fee income (including both non-affiliated and affiliated investments).

Non-Accrual Income

Loans are placed on non-accrual status when the Manager determines there is reasonable doubt about the collectability of principal or interest based on current information and events indicating the borrower is unable to meet contractual obligations. Upon non-accrual designation, accrued interest is reversed. Cash receipts on non-accrual loans are applied as a reduction to principal. Loans are returned to accrual status when sustained payment performance demonstrates the borrower’s ability to meet obligations and all principal and interest amounts contractually due are reasonably assured of repaying within a reasonable period of time.

For further information regarding the non-accrual status of investments, refer to “Note 4. Investments.”

Organizational and Offering Costs

The Manager has agreed to pay the Company’s organizational and offering expenses relating to the initial sale of common shares of beneficial interest, $0.001 par value per share (“Common Shares”), in the offering. The Company is not obligated to repay any such organizational and offering expenses paid by the Manager.

Deferred Debt Issuance Costs

Certain costs incurred in connection with the issuance of debt of the Company were capitalized and are being amortized on a straight-line basis over the estimated life of the respective instruments.

Reverse Repurchase Agreements

The Company entered into reverse repurchase agreements with qualified third-party broker-dealers in which the Company sells securities to a bank or broker-dealer and agrees to repurchase the same securities at a mutually agreed upon date and price. The Company receives securities and/or cash as collateral with a market value in-excess of the repurchase price to be paid by the Company upon the maturity of the transaction. During the term of the agreement, the Company continues to receive the principal and interest payments on the securities sold. Certain agreements have no stated maturity and can be terminated by either party at any time. Due to the short-term nature of reverse repurchase agreements, face value approximates fair value. Cash received in exchange for securities delivered plus accrued interest due to the counterparty is recorded as a liability in the Consolidated Statements of Assets and Liabilities. Interest payments made by the Company to the counterparties are recorded as a component of interest expense in the Consolidated Statements of Operations.

Forward Commitment Transactions

The Company entered into forward commitment transactions which involved a commitment by the Company to purchase or sell securities for a predetermined price or yield, with payment and delivery taking place beyond the customary settlement period. When delayed-delivery purchases are outstanding, the Company will set aside and maintain an amount of liquid assets sufficient to meet the purchase price in a segregated account until the settlement date. When purchasing a security on a delayed-delivery basis, the Company assumes the rights and risks of ownership of the security, including the risk of price and yield fluctuations, and takes such fluctuations into account when determining its net asset value (“NAV”). The Company may dispose of or renegotiate a delayed-delivery transaction subsequent to establishment, and may sell when-issued securities before they are delivered, which may result in a realized gain (loss). When selling a security on a delayed-delivery basis, the Company forfeits its eligibility to realize future gains (losses) with respect to the security.

Income Taxes

The Company elected to be regulated as a BDC under the 1940 Act effective May 5, 2023. The Company also elected to be treated, and intends to qualify annually, as a RIC under the Code. So long as the Company maintains its status as a RIC, it generally will not pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes at least annually to its shareholders as dividends. Rather, any tax liability related to income earned and distributed by the Company would represent obligations of the Company’s investors and would not be reflected in the consolidated financial statements of the Company.

To qualify for and maintain qualification as a RIC, the Company must, among other things, meet certain source-of-income and asset diversification requirements. In addition, to qualify for RIC tax treatment, the Company must distribute to its shareholders, for each taxable year, at least 90% of the sum of (i) its “investment company taxable income” for that year (without regard to the deduction for dividends paid), which is generally its net ordinary income plus the excess, if any, of its realized net short-term capital gains over its realized net long- term capital losses and (ii) its net tax-exempt income (if any).

In addition, based on the federal excise tax distribution requirements applicable to RICs, the Company is subject to a 4% nondeductible federal excise tax on certain undistributed income unless the Company distributes in a timely manner, for each calendar year, an amount at least equal to the sum of (1) 98% of its ordinary income for the calendar year, (2) 98.2% of capital gain net income (both long-term and short-term) for the one-year period ending October 31 in that calendar year and (3) any income or gain realized, but not distributed, in prior years. For this purpose, however, any ordinary income or capital gain net income retained by the Company and on which the Company paid corporate income tax is considered to have been distributed. The Company, at its discretion, may determine to carry forward taxable income or gain and pay the 4% excise tax on the amount by which it falls short of this calendar-year distribution requirement. If the Company chooses to do so, this generally will increase expenses and reduce the amount available to be distributed to shareholders. The Company will accrue excise tax on estimated undistributed taxable income and gain as required on an annual basis.

The Company evaluates tax positions taken or expected to be taken in the course of preparing its consolidated financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold are reserved and recorded as a tax benefit or expense in the current year. All penalties and interest associated with income taxes are included in income tax expense. Conclusions regarding tax positions are subject to review and may be adjusted at a later date based on factors including, but not limited to, on-going analyses of tax laws, regulations, and interpretations thereof. The Company had no material uncertain tax positions as of June 30, 2026 or December 31, 2025.

Allocation of Income, Expenses, Gains and Losses

Income, expenses (other than those attributable to a specific class), gains and losses are allocated to each class of shares based upon the net asset value of that class in relation to the net asset value of the Company. Expenses that are specific to a class of shares are allocated to such class directly.

Distributions

To the extent that the Company has taxable income available, the Company intends to make monthly distributions to its shareholders. Distributions to shareholders are recorded on the record date. All distributions will be paid at the discretion of the Board and will depend on Company earnings, financial condition, maintenance of tax treatment as a RIC, compliance with applicable BDC regulations and such other factors as the Board may deem relevant from time to time.

Capital gains, if any, are distributed at least annually, although the Company may decide to retain all or some of those capital gains for investment and pay U.S. federal income tax at corporate rates on those retained amounts. If the Company chooses to do so, this generally will increase expenses and reduce the amount available to be distributed to shareholders.

The Company has adopted a distribution reinvestment plan, pursuant to which all cash dividends declared by the Board on behalf of shareholders who do not elect to receive their dividends in cash will be reinvested into additional Common Shares. As a result, if the Board authorizes, and the Company declares, cash dividend or other distribution, then shareholders who have not opted out of the distribution reinvestment plan will have their cash distributions automatically reinvested in additional shares.

Recent Accounting Pronouncement and Regulatory Developments

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures” (“ASU 2024-03”), which requires public business entities to disclose disaggregated expense details in their income statements, including categories such as employee compensation, depreciation, and amortization. The update aims to enhance transparency by requiring tabular disclosures and qualitative descriptions for unspecified amounts. Additionally, entities must report total selling expenses and their definitions annually. The standard is effective for annual periods beginning after December 15, 2026, with interim periods following in 2027, and early adoption is permitted. The Company is currently assessing the impact of this guidance, however, the Company does not expect a material impact on its consolidated financial statements.

Note 3. Fees, Expenses, Agreements and Related Party Transactions

The Manager, an indirect, wholly-owned subsidiary of Prudential and a registered investment adviser, is the Company’s investment manager. The Manager has engaged PGIM, an indirect, wholly-owned subsidiary of Prudential, as the Company’s subadviser. PGIM provides day-to-day management of the Company’s portfolio primarily through the PGIM Credit investment group (“PGIM Credit”). PGIM Credit is the public and private fixed income investment group within PGIM. PGIM Credit consists of two investment sub-groups, PGIM Fixed Income, a manager of public and private fixed income investments, and PGIM Private Credit (formerly, PGIM Private Capital) (“PPC”), a manager of private fixed income investments. On April 24, 2025, PGIM entered into a Sub-Subadvisory Agreement with Deerpath Capital Management, LP (“Deerpath”, together with PGIM, the “Subadvisers”), pursuant to which Deerpath will manage a portion of the direct lending investments for the Company. Deerpath is an indirect, majority-owned subsidiary of Prudential. PGIM, subject to the supervision and direction of the Manager and the Board, determines the allocation among the Subadvisers. As of June 30, 2026, there are currently no assets in the Company managed by PGIM Fixed Income. The Manager is permitted to allocate portions of the Company’s portfolio to any of the business units within PGIM.

The Company and the Manager have entered into a third amended and restated management agreement (the “Management Agreement”) pursuant to which the Manager is entitled to receive a base management fee and an incentive fee.

Management Fees

The management fee is payable monthly in arrears at an annual rate of 1.25% of the value of the Company’s net assets as of the beginning of the first calendar day of the applicable month. Prior to the Company’s election of BDC status, the management fee was contractually set to zero. Accordingly, no fee was accrued during that time. Following the Company’s election of BDC status, net assets for the first applicable calendar month were measured from the date that the Company first publicly sold shares to a person or entity other than the Manager or its affiliates. The Manager previously contractually agreed to waive its management fee in its entirety through

December 31, 2025 (the “Waiver Period”). Following the Waiver Period, the Manager will receive a management fee calculated as described above. The Manager may not recoup the waived Management Fees.

For the three and six months ended June 30, 2026 the Company accrued management fees of $876 and $1,664 (dollar amount in thousands), respectively. As of June 30, 2026, $84 (dollar amounts in thousands) of management fees was payable by the Company.

For the three and six months ended June 30, 2025, the Company accrued management fees of $491 and $897 (dollar amounts in thousands), respectively, all of which was subject to waiver by the Manager. As of June 30, 2025, there were no management fees payable by the Company.

Incentive Fees

The incentive fee consists of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the incentive fee is based on a percentage of the Company’s income and a portion is based on a percentage of the Company’s realized capital gains.

Incentive Fee Based on Income

“Pre-Incentive Fee Net Investment Income Returns” represents either the dollar value of, or percentage rate of return on the value of net assets at the end of the immediate preceding quarter from, interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees received from portfolio companies) accrued during the calendar quarter, minus operating expenses accrued for the quarter (including the management fee, expenses payable under the administration agreement, by and between the Company and State Street Bank and Trust Company, and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred shares, but excluding the incentive fee and any shareholder servicing and/or distribution fees).

Pre-Incentive Fee Net Investment Income Returns include, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash. Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of the Company’s net assets at the end of the immediate preceding quarter, is compared to a “hurdle rate” of return of 1.25% per quarter (5.0% annualized).

The Company will pay the Manager an incentive fee quarterly in arrears with respect to the Company’s Pre-Incentive Fee Net Investment Income Returns in each calendar quarter as follows:

•
No incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.25% (5.0% annualized);
•
100% of the dollar amount of the Company’s Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the hurdle rate but is less than a rate of return of 1.43% (5.72% annualized). This is referred to as Pre-Incentive Fee Net Investment Income Returns (which exceeds the hurdle rate but is less than 1.43%) as the “catch-up”. The “catch-up” is meant to provide the Manager with approximately 12.5% of our Pre-Incentive Fee Net Investment Income Returns as if a hurdle rate did not apply if this net investment income exceeds 1.43% in any calendar quarter; and
•
12.5% of the dollar amount of the Company’s Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.43% (5.72% annualized). This reflects that once the hurdle rate is reached and the catch-up is achieved, 12.5% of all Pre-Incentive Fee Net Investment Income Returns thereafter are allocated to the Manager.

Incentive Fee Based on Capital Gains

The second component of the incentive fee, the capital gains incentive fee, is payable at the end of each calendar year in arrears. The amount payable equals:

•
12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fee on capital gains as calculated in accordance with U.S. GAAP.

The Manager previously contractually agreed to waive its incentive fee in its entirety through the Waiver Period. Prior to the Company’s election of BDC status, the incentive fee was contractually set to zero. Accordingly, no fee was incurred during that time. The Manager may not recoup the waived Incentive Fees.

For the three and six months ended June 30, 2026, the Company accrued income based incentive fees of $763 and $1,506 (dollar amount in thousands), respectively. As of June 30, 2026, $766 (dollar amount in thousands) of accrued income based incentive fees were payable by the Company.

For the three and six months ended June 30, 2025, the Company accrued income based incentive fees of $507 and $955 (dollar amounts in thousands), respectively, all of which were subject to waiver by the Manager. As of June 30, 2025, there were no incentive fees payable by the Company.

For the three and six months ended June 30, 2026, the Company accrued capital gains incentive fees of $60 and $95 (dollar amount in thousands), respectively. As of June 30, 2026, $95 (dollar amount in thousands) of accrued capital gains incentive fees were payable by the Company.

For the three and six months ended June 30, 2025, the Company accrued capital gains incentive fees of $(90) and $(95) (dollar amounts in thousands), respectively, all of which were subject to waiver by the Manager.

Sub-Advisory Fee

Pursuant to the second amended and restated subadvisory agreement between the Manager and PGIM (the “Subadvisory Agreement”), the Manager pays a portion of the management fee and incentive fee it receives from the Company to the PGIM. No advisory fees are paid by the Company directly to PGIM.

Because the Subadvisers are affiliates, the Manager may from time to time share certain of its profits with, or allocate other resources to, the Subadvisers. Any such payments by the Manager to the Subadvisers will be from the Manager’s own resources.

Sub-Subadvisory Fee

For the portion of the Company's assets allocated to Deerpath, PPC will pay a portion of the Management Fee and Incentive Fee it receives from the Manager to Deerpath. No advisory fees will be paid by the Company directly to Deerpath.

Under the Sub-Subadvisory Agreement, Deerpath, subject to the supervision of the Manager and PGIM, is responsible for managing a portion of the assets of the Company in accordance with the Company’s investment objective, investment program and policies, consistent with Deerpath's standard practices with respect to third-party client accounts. The Manager continues to have responsibility for all investment advisory services pursuant to the Management Agreement and supervises Deerpath's performance of such services.

Intermediary Manager Agreement

The Company entered into an amended and restated intermediary manager agreement with Prudential Investment Management Services, LLC (the “Distributor” or “PIMS”), an affiliate of the Manager, who will be principal underwriter and distributor of the Company’s Common Shares. The Distributor will be entitled to receive shareholder servicing and/or distribution fees with respect to the Class S and Class D Shares on an annualized basis as a percentage of the NAV for such class, subject to the inception of each class. The shareholder servicing and/or distribution fees will be paid monthly in arrears at an annual rate of 0.85% and 0.25% for Class S and D respectively, calculated using the NAV of the applicable class as of the beginning of the first calendar day of the month. No distribution and/or shareholder servicing fees will be paid with respect to Class I.

For the three and six months ended June 30, 2026, the Company accrued, in each case, servicing and/or distribution fees of $6 and $7 (dollar amounts in thousands) which were attributable to Class S and Class D Shares, respectively.

For the three and six months ended June 30, 2025, the Company accrued, in each case, servicing and/or distribution fees of less than $500 which were attributable to Class S and Class D Shares, respectively.

Plan Administrator

Prudential Mutual Fund Services LLC (“PMFS” or the “Plan Administrator”) serves as the transfer and dividend disbursing agent of the Company. PMFS provides customary transfer agency services to the Company, including the handling of shareholder communications, the processing of shareholder transactions, the maintenance of shareholder account records, the payment of dividends and distributions, and related functions. PMFS is an affiliate of the Manager.

SS&C GIDS, Inc., a corporation organized in the state of Delaware, serves as the sub-transfer agent of the Company.

For the three months ended June 30, 2026, the Company accrued transfer agent’s fees and expenses of $93, $28 and $27 (dollar amounts in thousands), and for the six months ended June 30, 2026, the Company accrued transfer agent’s fees and expenses of $149, $44 and $42 (dollar amounts in thousands) which were attributable to Class I, Class S and Class D Shares, respectively.

For the three months ended June 30, 2025, the Company accrued transfer agent’s fees and expenses of $23, $12 and $19 (dollar amounts in thousands), and for the six months ended June 30, 2025, the Company accrued transfer agent’s fees and expenses of $45, $23 and $38 (dollar amounts in thousands) which were attributable to Class I, Class S and Class D Shares, respectively.

As of June 30, 2026 and December 31, 2025, there were $67 and $53 (dollar amounts in thousands), respectively, of total transfer agent fees payable by the Company.

Expense Limitation and Reimbursement Agreement

Pursuant to an expense limitation and reimbursement agreement by and among the Company and the Manager, the Manager has contractually agreed to waive its fees and/or reimburse expenses of the Company through May 5, 2029 (the “ELRA Period”) so that the Specified Expenses (as defined below) will not exceed 0.50% of net assets (annualized). The Company has agreed to repay these amounts, when and if requested by the Manager, but only if and to the extent that Specified Expenses are less than 0.50% of net assets (annualized) (or, if a lower expense limit is then in effect, such lower limit) within three years after the date the Manager waived or reimbursed such fees or expenses. This arrangement cannot be terminated without the consent of the Board prior to the end of the ELRA Period. “Specified Expenses” includes all expenses incurred in the business of the Company, including organizational and offering costs (excluding the organizational and offering expenses relating to the initial sale of Class S, Class D and Class I Common Shares), with the following exceptions: (i) the management fee, (ii) the incentive fee, (iii) the shareholder servicing and/or distribution fee, (iv) brokerage costs or other investment-related out-of-pocket expenses, (v) dividend/interest payments (including any dividend payments, interest expenses (excluding promissory note interest expenses), commitment fees, or other expenses related to any leverage incurred by the Company), (vi) taxes, and (vii) extraordinary expenses (as determined in the sole discretion of the Manager). Prior to the Company’s election of BDC status, the Manager agreed to voluntarily enact the above-described expense limitation. Accordingly, such expense reimbursement is reflected on the Consolidated Statements of Operations for the three months ended June 30, 2026 and 2025. Certain other expenses may be paid by the Manager, subject to the Manager’s sole discretion. The Company will not be required to repay such amounts to the Manager.

As of June 30, 2026, under the ELRA, the amounts eligible for potential recoupment with respective expiration dates are as follows (dollar amounts in thousands):

For the Quarters Ended	Expense Payments by Manager	Reimbursement Payments to Manager	Unreimbursed Expense Payments	Effective Rate of Distribution per Common Share (1)	Reimbursement Eligibility Expiration	Operating Expense Ratio (2)
September 30, 2023	1,029	—	1,029	0.00%	September 30, 2026	1.01%
December 31, 2023	1,227	—	1,227	10.94%	December 31, 2026	1.33%
March 31, 2024	795	—	795	10.90%	March 31, 2027	0.81%
June 30, 2024	953	—	953	10.85%	June 30, 2027	0.96%
September 30, 2024	511	—	511	14.18%	September 30, 2027	0.56%
December 31, 2024	680	—	680	12.96%	December 31, 2027	0.68%
March 31, 2025	413	—	413	11.54%	March 31, 2028	0.39%
June 30, 2025	474	—	474	13.68%	June 30, 2028	0.41%
September 30, 2025	1,323	—	1,323	13.33%	September 30, 2028	0.84%
December 31, 2025	1,285	—	1,285	13.35%	December 31, 2028	0.75%
March 31, 2026	667	—	667	10.27%	March 31, 2029	0.37%
June 30, 2026	670	—	670	10.30%	June 30, 2029	0.34%
	$10,027	$—	$10,027

(1)
The effective rate of distribution per share is expressed as a percentage equal to the projected annualized distribution amount as of the end of the applicable period (which is calculated by annualizing the regular monthly cash distributions per share as of such date without compounding), divided by the Company’s gross offering price per share as of each quarter ended.

(2)
The operating expense ratio is calculated by dividing the quarterly operating expenses, less organizational and offering expenses, shareholder servicing and/or distribution fee, base management fee and incentive fees owed to the Manager, and interest expense, by the Company’s net assets as of each quarter end.

PGIM Investments, PGIM, PIMS, and PMFS are indirect, wholly-owned subsidiaries of Prudential.

Investment Transactions with Affiliates

The Company’s existing investments were acquired with proceeds from purchases of the Company’s Class I Shares by PGIM Strategic Investments, Inc. Select investments, as footnoted in the Consolidated Schedule of Investments, were purchased from a wholly-owned subsidiary of Prudential while the Company operated as a private fund. All other existing investments were originated with the portfolio company. For the investments purchased, the Company engaged an independent third-party valuation firm to assist in determining the fair value of these investments in accordance with the Company’s valuation procedures. For more information regarding the Company’s valuation procedures see “Note 2. Accounting Policies.” Investments were purchased from a wholly-owned subsidiary of Prudential on the below dates with aggregate fair values as follows:

Date	Fair Value (in thousands)
March 13, 2023	$22,206
March 28, 2023	1,622
March 31, 2023	1,843

Effective March 18, 2025, the Company changed its overnight cash sweep vehicle from the Core Fund to the State Street Institutional Treasury Plus Money Market Fund - Investor Class (SAEXX), an unaffiliated money market fund.

Controlled/Affiliated Portfolio Companies

Under the 1940 Act, the Company is required to separately identify investments where it owns 5% or more of a portfolio company’s outstanding voting securities as investments in “affiliated” companies. In addition, under the 1940 Act, the Company is required to separately identify investments where it owns more than 25% of a portfolio company’s outstanding voting securities and/or has the power to exercise control over the management or policies of such portfolio company as investments in “controlled” companies. Under the 1940 Act, “non-affiliated investments” are defined as investments that are neither controlled investments nor affiliated investments. Detailed information with respect to the Company’s non-controlled, non-affiliated and controlled affiliated investments is contained in the accompanying consolidated financial statements, including the Consolidated Schedule of Investments.

Entertainment Earth LLC is an online retailer and wholesaler of licensed collectibles, including toys and action figures. The portfolio company was purchased by the Company and transferred at fair value from a wholly-owned subsidiary of Prudential in March 2023. In April 2025, the portfolio company completed a debt restructuring. As of June 30, 2026, the Company's investment at fair value in Entertainment Earth, LLC was $1,030 in debt and $3,276 (dollar amounts in thousands) in equity. The Company does not consolidate its equity interest in Entertainment Earth, LLC.

Co-Investment Relief

The Company, the Manager and the Subadvisers have received exemptive relief from the SEC that allows us to engage in certain co-investment transactions originated by the Manager, the Subadvisers or their affiliates, subject to certain terms and conditions (the "Order"). Pursuant to such Order, we generally are permitted to co-invest with the Manager and its affiliates if such co-investments are completed on the same terms and at the same time, as further detailed in the Order. In addition, the Manager and its affiliates must adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in co-investment transactions are allocated in a manner that is fair and equitable to the Company and (ii) the Manager or affiliate negotiating the co-investment transaction considers the interest in the transaction of the Company if participating in such transactions.

Note 4. Investments

As of June 30, 2026 and December 31, 2025, the composition of the Company’s investment portfolio at cost and fair value was as follows (dollar amounts in thousands):

	June 30, 2026
	Cost	Fair value	Percentage of Total Investments at Fair Value
First Lien Debt	$425,994	$426,639	98.29%
Equity Investments	367	3,276	0.75%
Cash Equivalents	4,157	4,157	0.96%
Total	$430,518	$434,072	100.00%

	December 31, 2025
	Cost	Fair value	Percentage of Total Investments at Fair Value
First Lien Debt	$356,730	$360,727	99.77%
Equity Investments	367	827	0.23%
Total	$357,097	$361,554	100.00%

As of June 30, 2026 and December 31, 2025, the industry composition of investments at fair value was as follows:

Industry	June 30, 2026	December 31, 2025
Commercial Services & Supplies	11.47%	8.20%
Food Products	10.80%	12.62%
Professional Services	8.69%	12.25%
Construction & Engineering	8.56%	5.42%
Diversified Consumer Services	7.44%	8.93%
IT Services	4.99%	4.00%
Software	4.55%	3.54%
Hotels, Restaurants & Leisure	4.27%	4.03%
Chemicals	4.05%	8.98%
Containers & Packaging	3.23%	4.24%
Household Products	2.90%	3.62%
Building Products	2.56%	4.09%
Health Care Equipment & Supplies	4.84%	—%
Real Estate Management & Development	2.13%	—%
Trading Companies & Distributors	2.01%	1.82%
Aerospace & Defense	1.96%	1.04%
Diversified Financial Services	1.95%	2.39%
Beverages	1.57%	2.21%
Health Care Providers & Services	1.37%	1.86%
Technology Hardware, Storage & Peripherals	1.29%	1.48%
Auto Components	1.29%	1.65%
Electronic Equipment, Instruments & Components	1.15%	—%
Paper & Forest Products	1.12%	1.36%
Media	1.03%	1.43%
Cash Equivalents	0.96%	—%
Diversified Telecommunication Services	0.96%	—%
Electric Utilities	0.86%	—%
Food & Staples Retailing	0.80%	—%
Energy Equipment & Services	0.65%	—%
Pharmaceuticals	0.31%	—%
Machinery	0.24%	—%
Health Care Equipment	—%	2.76%
IT Consulting & Other Services	—%	0.62%
Human Resource & Employment Services	—%	0.49%
Environmental & Facilities Services	—%	0.28%
Gas Utilities	—%	0.49%
Distributors	—%	0.20%
Total	100.00%	100.00%

As of June 30, 2026 and December 31, 2025, the geographic composition of investments at cost and fair value was as follows (dollar amounts in thousands):

	June 30, 2026
Country	Cost	Fair Value	% of Total Investments at Fair Value
United States	$357,278	$360,542	83.06%
United Kingdom	37,019	37,495	8.64%
Spain	21,463	20,992	4.84%
France	9,894	10,066	2.32%
Germany	3,472	3,666	0.84%
Australia	1,051	947	0.22%
Netherlands	341	364	0.08%
Total	$430,518	$434,072	100.00%

	December 31, 2025
Country	Cost	Fair Value	% of Total Investments at Fair Value
United States	$295,204	$297,521	82.29%
United Kingdom	25,694	26,844	7.42%
Spain	21,474	21,726	6.01%
France	9,872	10,279	2.84%
Germany	3,461	3,765	1.04%
Australia	1,052	1,046	0.29%
Netherlands	340	373	0.11%
Total	$357,097	$361,554	100.00%

As of June 30, 2026 one loan in the portfolio was on non-accrual status. As of December 31,2025, no loans in the portfolio were on non-accrual status.

As of June 30, 2026 and December 31, 2025, on a fair value basis, all performing debt investments bore interest at a floating rate.

Note 5. Fair Value Measurements

The Company holds securities and other assets and liabilities that are fair valued on a monthly basis. The Company’s investments are valued monthly based on a number of factors, such as the type of investment.

Various inputs determine how the Company’s investments are valued, all of which are categorized according to the three broad levels (Level 1, 2, or 3) detailed below and referred to herein as the “fair value hierarchy” in accordance with FASB ASC Topic 820 - Fair Value Measurement and Disclosures. In the event that unobservable inputs are used when determining such valuations, the securities will be classified as Level 3 in the fair value hierarchy. Altering one or more unobservable inputs may result in a significant change to a Level 3 security’s fair value measurement.

Such inputs are summarized in the three broad levels listed below.

•
Level 1—unadjusted quoted prices generally in active markets for identical securities.
•
Level 2—quoted prices for similar securities, interest rates and yield curves, prepayment speeds, foreign currency exchange rates and other observable inputs.
•
Level 3—unobservable inputs for securities valued in accordance with Board approved fair valuation procedures.

The level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company’s private credit investments’ fair valuations are classified as Level 3 in the fair value hierarchy. Such fair values are typically determined by utilizing the income approach and discounted cash flow methodology. When an enterprise value analysis or asset collateral analysis indicates there is sufficient coverage through the subject debt security, an income approach with a yield analysis is generally considered the most appropriate method to estimate fair value. In performing a yield analysis, the annual cash flows that a subject security is expected to generate over its remaining estimated holding period are first estimated. Projected cash flows are then converted to their present value equivalent utilizing a rate of return commensurate with the risk of achieving the cash flows, which results at an estimate of fair value. The discount rate can be derived considering the rate of return implied by the original transaction, adjusted for changes in both market spreads and credit-specific factors. Consistent with industry practices, the income approach incorporates subjective judgments regarding the capitalization or discount rate and projections of future cash flows.

Newly acquired private credit investments may initially be valued at cost. Each private credit investment will then be valued monthly by an independent valuation advisor utilizing the methodology described above.

Investments in open-end funds (other than exchange-traded funds) are valued at their NAVs as of the close of the New York Stock Exchange on the date of valuation. These securities are classified as Level 1 in the fair value hierarchy since they may be purchased or sold at their net asset values on the date of valuation.

The following is a summary of the inputs used as of June 30, 2026 and December 31, 2025 in valuing such financial instruments (dollar amounts in thousands):

	June 30, 2026
Assets	Level 1	Level 2	Level 3	Total
First Lien Debt	$—	$—	$426,639	$426,639
Equity Investments	—	—	3,276	3,276
Cash Equivalents	4,157	—	—	4,157
Total	$4,157	$—	$429,915	$434,072
Unrealized appreciation (depreciation) on OTC forward foreign currency exchange contracts*	$—	$467	$—	$467

	December 31, 2025
Assets	Level 1	Level 2	Level 3	Total
First Lien Debt	$—	$—	$360,727	$360,727
Equity Investments	—	—	827	827
Total	$—	$—	$361,554	$361,554
Unrealized appreciation (depreciation) on OTC forward foreign currency exchange contracts*	$—	$(1,663)	$—	$(1,663)

* Represents derivative instruments not reflected in the Consolidated Schedule of Investments, which are recorded at the unrealized appreciation (depreciation) on the instrument.

The following table presents the change in the fair value of financial instruments for which Level 3 inputs were used to determine the fair value (dollar amounts in thousands):

	Three Months Ended June 30, 2026
	Debt Investments	Equity Investments	Total
Fair value, beginning of period	$396,540	$1,042	$397,582
Purchases of investments	59,425	—	59,425
Proceeds from principal repayments	(28,325)	—	(28,325)
Payment-in-kind interest	42	—	42
Accretion of discount/amortization of premium	702	—	702
Net realized gain (loss)	26	—	26
Net change in unrealized appreciation (depreciation)	(1,771)	2,234	463
Fair value, end of period	$426,639	$3,276	$429,915
Net change in unrealized appreciation (depreciation) included in earnings related to financial instruments still held as of June 30, 2026	$(1,771)	2,234	$463

	Six Months Ended June 30, 2026
	Debt Investments	Equity Investments	Total
Fair value, beginning of period	$360,727	$827	$361,554
Purchases of investments	129,117	—	129,117
Proceeds from principal repayments	(61,848)	—	(61,848)
Payment-in-kind interest	202	—	202
Accretion of discount/amortization of premium	1,410	—	1,410
Net realized gain (loss)	383	—	383
Net change in unrealized appreciation (depreciation)	(3,352)	2,449	(903)
Fair value, end of period	$426,639	$3,276	$429,915
Net change in unrealized appreciation (depreciation) included in earnings related to financial instruments still held as of June 30, 2026	$(3,352)	$2,449	$(903)

	Three Months Ended June 30, 2025
	Debt Investments	Equity Investments	Total
Fair value, beginning of period	$226,796	$—	$226,796
Purchases of investments	42,114	367	42,481
Proceeds from principal repayments	(16,595)	—	(16,595)
Payment-in-kind interest	162	—	162
Accretion of discount/amortization of premium	526	—	526
Net realized gain (loss)	(1,012)	—	(1,012)
Net change in unrealized appreciation (depreciation)	2,025	(26)	1,999
Fair value, end of period	$254,016	$341	$254,357
Net change in unrealized appreciation (depreciation) included in earnings related to financial instruments still held as of June 30, 2025	$2,025	$(26)	$1,999

	Six Months Ended June 30, 2025
	Debt Investments	Equity Investments	Total
Fair value, beginning of period	$209,214	$—	$209,214
Purchases of investments	71,070	367	71,437
Proceeds from principal repayments	(29,076)	—	(29,076)
Payment-in-kind interest	170	—	170
Accretion of discount/amortization of premium	911	—	911
Net realized gain (loss)	(1,008)	—	(1,008)
Net change in unrealized appreciation (depreciation)	2,735	(26)	2,709
Fair value, end of period	$254,016	$341	$254,357
Net change in unrealized appreciation (depreciation) included in earnings related to financial instruments still held as of June 30, 2025	$2,735	$(26)	$2,709

The following tables present quantitative information about the significant unobservable inputs of the Company’s Level 3 financial instruments. The tables are not intended to be all-inclusive but instead capture the significant unobservable inputs relevant to the Company’s determination of fair value (dollar amounts in thousands).

	Fair Value as of June 30, 2026(1)	Valuation Approach/ Methodology	Unobservable Input(s)	Range/ Input (Weighted Average)*	Directional Impact on Fair Value from Input Increase**
Assets:
First Lien Debt	$374,638	Income/Discounted Cash Flow	Discount Rate	7.85% - 15.11% (9.91%)	Decrease
First Lien Debt	$7,144	Recovery Method	Recovery Rate	74.47% - 93.11% (81.40%)	Increase
Equity Investments	$3,276	Market / Enterprise Value	EBITDA Multiple	6.5x - 7.5x (7.0x)	Increase
	$385,058

* Represents the weighted average of each significant unobservable input range at the investment level by fair value.

** Represents the directional change in the fair value of the Level 3 investments that would result in an increase from the corresponding unobservable input. A decrease to the unobservable input would have the opposite effect. Altering one or more unobservable inputs may result in a significant change to a Level 3 security’s fair value measurement.

(1)
As of June 30, 2026, included within the fair value of Level 3 assets of $429,915 is an amount of $44,856 (dollar amounts in thousands) for which the Manager did not develop the unobservable inputs (examples include recent transaction prices).

	Fair value as of December 31, 2025 (1)	Valuation Approach/ Methodology	Unobservable Input(s)	Range (Weighted Average)*	Directional Impact on Fair Value from Input Increase**
Assets:
First Lien Debt	$311,770	Income/Discounted Cash Flow	Discount Rate	7.36% - 14.87% (9.72%)	Decrease
Equity Investments	827	Market / Enterprise Value	EBITDA Multiple	3.5x - 4.5x (4.0x)	Increase
	$312,597

* Represents the weighted average of each significant unobservable input range at the investment level by fair value.

** Represents the directional change in the fair value of the Level 3 investments that would result in an increase from the corresponding unobservable input. A decrease to the unobservable input would have the opposite effect. Altering one or more unobservable inputs may result in a significant change to a Level 3 security’s fair value measurement.

(1)
As of December 31, 2025, included within the fair value of Level 3 assets of $361,554 is an amount of $48,957 for which the Manager did not develop the unobservable inputs (examples include recent transaction prices).

The Company invested in derivative instruments during the reporting period. The primary type of risk associated with these derivative instruments is foreign exchange contracts risk. See “Note 2. Accounting Policies” for additional detail regarding these derivative instruments and their risks. The effect of such derivative instruments on the Company’s financial position and financial performance as reflected in the Consolidated Statements of Assets and Liabilities and Consolidated Statements of Operations is presented in the summary below.

Fair value of derivative instruments as of June 30, 2026 as presented in the Consolidated Statements of Assets and Liabilities (dollar amounts in thousands):

Asset Derivatives			Liability Derivatives
Derivative not accounted for as hedging instruments, carried at fair value	Consolidated Statement of Assets and Liabilities Location	Fair Value	Consolidated Statement of Assets and Liabilities Location	Fair Value
Foreign exchange contracts	Unrealized appreciation on OTC forward foreign currency exchange contracts	$817	Unrealized depreciation on OTC forward foreign currency exchange contracts	$350

Fair value of derivative instruments as of December 31, 2025 as presented in the Consolidated Statements of Assets and Liabilities (dollar amounts in thousands):

Asset Derivatives			Liability Derivatives
Derivative not accounted for as hedging instruments, carried at fair value	Consolidated Statement of Assets and Liabilities Location	Fair Value	Consolidated Statement of Assets and Liabilities Location	Fair Value
Foreign exchange contracts	Unrealized appreciation on OTC forward foreign currency exchange contracts	$13	Unrealized depreciation on OTC forward foreign currency exchange contracts	$1,676

The effects of derivative instruments on the Consolidated Statements of Operations for the three and six months ended June 30, 2026 are as follows (dollar amounts in thousands):

Amount of Realized Gain (Loss) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments, carried at fair value	Foreign currency exchange contract
	Three Months Ended June 30, 2026	Six Months Ended June 30, 2026
Foreign exchange contracts	$34	$(716)
Total	$34	$(716)

Change in Unrealized Appreciation (Depreciation) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments, carried at fair value	Foreign currency exchange contract
	Three Months Ended June 30, 2026	Six Months Ended June 30, 2026
Foreign exchange contracts	$(124)	$2,130
Total	$(124)	$2,130

The effects of derivative instruments on the Consolidated Statements of Operations for the three and six months ended June 30, 2025 are as follows (dollar amounts in thousands):

Amount of Realized Gain (Loss) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments, carried at fair value	Foreign currency exchange contract
	Three Months Ended June 30, 2025	Six Months Ended June 30, 2025
Foreign exchange contracts	$(47)	$453
Total	$(47)	$453

Change in Unrealized Appreciation (Depreciation) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments, carried at fair value	Foreign currency exchange contract
	Three Months Ended June 30, 2025	Six Months Ended June 30, 2025
Foreign exchange contracts	$(1,775)	$(2,985)
Total	$(1,775)	$(2,985)

For the three and six months ended June 30, 2026 and 2025, the Company’s average volume of derivative activities is as follows (dollar amounts in thousands):

	Average Volume of Derivative Activities*
Derivative Contract Type	Three Months Ended June 30, 2026	Six Months Ended June 30, 2026
Forward Foreign Currency Exchange Contracts - Sold (1)	61,069	61,608
Forward Foreign Currency Exchange Contracts - Purchased (1)	195	243

	Average Volume of Derivative Activities*
Derivative Contract Type	Three Months Ended June 30, 2025	Six Months Ended June 30, 2025
Forward Foreign Currency Exchange Contracts - Sold (1)	24,539	24,399
Forward Foreign Currency Exchange Contracts - Purchased (1)	336	352

* Average volume is based on average quarter end balance as noted for the three and six months ended June 30, 2026 and 2025.

(1) Value at Settlement Date

Financial Instruments/Transactions—Summary of Offsetting and Netting Arrangements

The Company invested in OTC derivatives during the reporting period that are either offset in accordance with current requirements or are subject to enforceable master netting arrangements or similar agreements that permit offsetting. The information about offsetting and related netting arrangements for OTC derivatives where the legal right to set-off exists is presented in the summary below.

Offsetting of OTC derivative assets and liabilities as of June 30, 2026 (dollar amounts in thousands):

Counterparty	Gross Amounts of Recognized Assets(1)	Gross Amounts of Recognized Liabilities(1)	Net Amounts of Recognized Assets/(Liabilities)	Collateral Pledged/(Received)(2)	Net Amount
Macquarie Bank Limited	$656	$(58)	$598	$—	$598
Nomura International plc	159	(99)	60	—	60
Commonwealth Bank Of Australia	2	(193)	(191)	—	(191)
	$817	$(350)	$467	$—	$467

(1)
Includes unrealized appreciation/(depreciation) on forwards as represented on the Consolidated Statement of Assets and Liabilities.
(2)
Collateral amount disclosed by the Company is limited to the Company’s OTC derivative exposure by counterparty.

Offsetting of OTC derivative and financial instruments/transactions assets and liabilities as of December 31, 2025 (dollar amounts in thousands):

Counterparty	Gross Amounts of Recognized Assets(1)		Gross Amounts of Recognized Liabilities(1)	Net Amounts of Recognized Assets/(Liabilities)	Collateral Pledged/(Received)(2)	Net Amount
Macquarie Bank Limited	$9		$(424)	$(415)	$—	$(415)
Nomura International plc	4		(896)	(892)	—	(892)
Commonwealth Bank Of Australia	—	*	(356)	(356)	—	(356)
	$13		$(1,676)	$(1,663)	$—	$(1,663)

Description	Counterparty	Gross Market Value of Recognized Assets/(Liabilities)	Collateral Pledged/(Received)(2)	Net Amount
Reverse Repurchase Agreement	Macquarie Bank Limited	$(7,670)	$7,670	$—

(1)
Includes unrealized appreciation/(depreciation) on forwards as represented on the Consolidated Statement of Assets and Liabilities.
(2)
Collateral amount disclosed by the Company is limited to the market value of financial instruments/transactions and the OTC derivative exposure by counterparty.

* Less than $500

Financial Instruments disclosed but not carried at fair value

The following tables present the carrying value and fair value of the Company’s financial liabilities disclosed, but not carried, at fair value as of June 30, 2026 and December 31, 2025, and the level of each financial liability within the fair value hierarchy (dollar amounts in thousands):

	June 30, 2026		December 31, 2025
	Carrying Value	Fair Value	Carrying Value	Fair Value
Revolving Credit Facility	$89,850	$89,850	$165,750	$165,750
Asset-Based Lending Facility	58,000	58,000	—	—
Reverse Repurchase Agreement	—	—	7,670	7,670
Promissory Notes Payable	215	215	214	214
	$148,065	$148,065	$173,634	$173,634

	June 30, 2026	December 31, 2025
Level 1	$—	$—
Level 2	—	—
Level 3	148,065	173,634
Total debt	$148,065	$173,634

Note 6. Borrowings

Revolving Credit Facility

On October 30, 2023, the Company, entered into a senior secured revolving credit facility (the “Revolving Credit Facility”) with Sumitomo Mitsui Banking Corporation. The Revolving Credit Facility is secured by substantially all of the assets in the Company’s portfolio, including cash and cash equivalents. The stated interest rate on the Revolving Credit Facility is determined pursuant to a formula-based calculation based on the gross borrowing base at the time, resulting in a stated interest rate, depending on the type of borrowing, of either (a) Term Secured Overnight Financing Rate plus a 10 basis point credit spread adjustment and an applicable margin equal to 2.125% per annum or 2.25% per annum, or (b) Alternate Base Rate plus a 10 basis point credit spread adjustment and an applicable margin equal to 1.125% per annum or 1.25% per annum in respect of USD borrowings and comparable rates in respect of non-USD borrowings.

The initial principal amount of the Revolving Credit Facility was $150 million. The Revolving Credit Facility has an accordion feature, subject to the satisfaction of various conditions, which could bring total commitments under the Revolving Credit Facility to up to $350 million. On January 17, 2025, the Company entered into an agreement to increase the aggregate commitments under the Revolving Credit Facility from $150 million to $175 million. The accordion feature of the Revolving Credit Facility allows the Company, under certain circumstances, to increase the aggregate commitments under the Revolving Credit Facility up to $350 million. All amounts outstanding under the Revolving Credit Facility must be repaid by the date that is five years after the closing date of the Revolving Credit Facility.

The Company is permitted, under specified conditions, to issue multiple classes of indebtedness and one class of shares senior to the Common Shares if asset coverage, as defined in the 1940 Act, would at least equal 150% immediately after each such issuance. On November 8, 2022, the Company’s sole shareholder approved the adoption of this 150% threshold pursuant to Section 61(a)(2) of the 1940 Act and such election became effective the following day. In addition, while any senior securities remain outstanding, the Company will be required to make provisions to prohibit any dividend distribution to shareholders or the repurchase of such securities or shares unless the Company meets the applicable asset coverage ratios at the time of the dividend distribution or repurchase. The Company also may be permitted to borrow amounts up to 5% of the value of the total assets for temporary or emergency purposes, which borrowings would not be considered senior securities.

Asset-Based Lending Facility

On May 5, 2026 (the "Closing Date"), PGIM Private Credit Fund ABL LLC (the “SPV”), a wholly owned subsidiary of the Company, entered into a loan financing and servicing agreement (the "Asset-Based Lending Facility") with Deutsche Bank AG, New York Branch, as facility agent, and State Street Bank and Trust Company, as collateral agent and collateral custodian, the Company, as equityholder and servicer, the SPV, as borrower, and the lenders from time to time party thereto.

The Asset-Based Lending Facility is secured by substantially all assets in the SPV’s portfolio, including a first‑priority security interest (subject to permitted liens) in loan assets and related accounts and cash and cash equivalents, in each case as described in the Asset-Based Lending Facility. Borrowings under the Asset-Based Lending Facility bear interest at a per annum rate equal to an applicable margin plus a benchmark rate for the applicable currency (for Dollar advances, three‑month Term Secured Overnight Financing Rate; for Euro advances, Euro Interbank Offered Rate; for Sterling advances, Daily Simple Sterling Overnight Index Average; for Canadian‑dollar advances, Term Canadian Overnight Repo Rate Average; and for Australian‑dollar advances, Bank Bill Swap Rate), in each case subject to a 0.25% floor.

The initial facility amount of the Asset-Based Lending Facility is $100 million, with an accordion feature that permits increases, with the consent of the facility agent and the lenders, up to an aggregate commitment of $500 million. The Asset-Based Lending Facility has a revolving period that ends on the date that is three years after the Closing Date (which may be extended with lender consent), and a final maturity on the earliest of (i) the date that is two years after the end of the revolving period and (ii) certain earlier termination events provided in the Asset-Based Lending Facility.

The Company’s debt obligations consisted of the following as of June 30, 2026 and December 31, 2025 (dollar amounts in thousands):

Revolving Credit Facility	June 30, 2026	December 31, 2025
Total Commitment	$175,000	$175,000
Amount Outstanding (1)	89,850	165,750
Unused Portion (2)	85,150	9,250
Amount Available (3)	85,150	91,061

Asset-Based Lending Facility	June 30, 2026	December 31, 2025
Total Commitment	$100,000	$—
Amount Outstanding (1)	58,000	—
Unused Portion (2)	42,000	—
Amount Available (3)	12,651	—

(1)
Amounts outstanding on the Consolidated Statements of Assets and Liabilities are net of deferred financing costs.
(2)
The unused portion is the amount upon which commitment fees are based.
(3)
The amount available reflects any limitations related to the credit facility’s borrowing base.

The components of total interest expense were as follows (dollar amounts in thousands):

Revolving Credit Facility	For the Three Months Ended		For the Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Borrowings interest expense	$1,745	$1,589	$3,658	$3,150
Facility unused fee	76	96	141	187
Amortization of financing costs and debt issuance costs	67	66	133	131
Total interest expense	$1,888	$1,751	$3,932	$3,468
Average debt borrowings	$113,960	$94,028	$119,746	$93,667
Average interest rates on borrowings	6.55%	7.37%	6.53%	7.37%

Asset-Based Lending Facility	For the Three Months Ended		For the Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Borrowings interest expense	$510	$—	$510	$—
Facility unused fee	33	—	33	—
Amortization of financing costs and debt issuance costs	45	—	45	—
Total interest expense	$588	$—	$588	$—
Average debt borrowings	$58,000	$—	$58,000	$—
Average interest rates on borrowings	6.41%	0.00%	6.41%	0.00%

Promissory Notes

On December 1, 2025, the Company closed on an offering of 110 promissory notes in each of Class S and Class D Common Shares due on December 1, 2055 (the “Promissory Notes”) in a private offering, with each Promissory Note being issued in connection with the issuance of one common share of the Company (the “Promissory Notes Offering”) to accredited investors (as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (“Securities Act”). The aggregate principal amount of the Promissory Notes are $110,000 less the value of 110 common shares at issuance for each Class S and Class D common shares. The Company will pay interest equal to 12.0% per year on each outstanding Promissory Note, with such interest to be paid semi-annually on or before June 30 and December 31 each year. The Manager has voluntarily agreed to waive such interest expense.

The Promissory Notes are general unsecured senior obligations of the Company and rank equally with all outstanding and future unsecured, unsubordinated indebtedness issued by the Company. The Promissory Notes are subject to prepayment, in whole or in part, at any time on or following the date on which the Company has repurchased the common share issued in connection with the Promissory Note. If the Company elects to prepay the Promissory Notes, the Company will pay the principal as of the prepayment date plus all accrued, unpaid, and past due interest, and if the prepayment occurs within 24 months of the issue date, the Company will pay a one-time prepayment premium. The Promissory Notes are also subject to certain customary events of default with cure periods, as applicable. The Promissory Notes are also subject to certain restrictions necessary to protect the Company’s status as a business development company under the 1940 Act.

The Promissory Notes are issued in reliance on Regulation D under the Securities Act. The Promissory Notes have not and will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, as applicable. The Company intends to use the net proceeds from the Promissory Note Offering for general corporate purposes.

The components of total interest expense were as follows (dollar amounts in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Borrowings interest expense	$6	$—	$13	$—
Amortization of discount *	—	—	—	—
Total interest expense	$6	$—	$13	$—
Average debt borrowings	$220	$—	$220	$—
Average interest rates on borrowings	12.08%	0.00%	12.10%	0.00%

* Less than $500

Short-Term Borrowings

In order to finance certain investment transactions, the Company may, from time to time, enter into reverse repurchase agreements, whereby the Company sells to a counterparty an investment that it holds and concurrently enters into an agreement to repurchase the same investment at an agreed-upon purchase price at a future date (each a “Short-Term Financing Transaction”). Securities sold under this arrangement are presented in the Consolidated Schedule of Investments. The Company may also enter into other forms of short-term borrowing such as forward purchase agreements.

In accordance with ASC 860, Transfers and Servicing, the Short-Term Financing Transactions meet the criteria for secured borrowings. Accordingly, the investment financed by these agreements remains on the Company’s consolidated statements of assets and liabilities as an asset, and the Company records a liability to reflect its repurchase obligation, which is reported as debt on the Company’s consolidated statements of assets and liabilities. The repurchase obligation is secured by the respective investment that is the subject of the reverse repurchase agreement. Interest expense associated with the repurchase obligation is reported on the Company’s consolidated statements of operations within interest expense.

The components of total interest expense were as follows (dollar amounts in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Borrowings interest expense	$—	$—	$385	$—
Total interest expense	$—	$—	$385	$—
Average debt borrowings	$—	$—	$11,763	$—
Average interest rates on borrowings	0.00%	0.00%	6.60%	0.00%

As of June 30, 2026 and December 31, 2025, the Company had an aggregate amount of $148.1 million and $173.6 million of debt outstanding and the asset coverage ratio was 298.84% and 217.9%, respectively.

The following is information about the Company's senior securities as of the dates indicated in the below table (dollar amounts in thousands):

Class and Year	Total Amount Outstanding (1)	Asset Coverage per Unit (2)	Involuntary Liquidating Preference Per Unit (3)	Average Market Value Per Unit (4)
Revolving Credit Facility
June 30, 2026	$89,850	3	—	N/A
March 31, 2026	144,350	3	—	N/A
December 31, 2025	165,750	2	—	N/A
Asset-Based Lending Facility
June 30, 2026	$58,000	3	—	N/A
March 31, 2026	—	—	—	N/A
December 31, 2025	—	—	—	N/A
Promissory Notes Payable
June 30, 2026	215	3	—	N/A
March 31, 2026	214	3	—	N/A
December 31, 2025	214	2	—	N/A

(1)
Total amount of each class of senior securities outstanding at the end of the period presented.
(2)
The asset coverage ratio for a class of senior securities representing indebtedness is calculated as our total assets, less all liabilities and indebtedness not represented by senior securities, divided by senior securities representing indebtedness. The asset coverage ratio with respect to indebtedness is multiplied by $1,000 to determine the Asset Coverage Per Unit.
(3)
The amount to which such class of senior security would be entitled upon the voluntary liquidation of the issuer in preference to any security junior to it. The “—” in this column indicates that the Securities and Exchange Commission (“SEC”) expressly does not require this information to be disclosed for certain types of senior securities.
(4)
The Company’s senior securities are not registered for public trading.

Note 7. Commitments and Contingencies

The Company’s investment portfolio contains debt investments which are in the form of lines of credit or delayed draw commitments, which requires the Company to provide funding when requested by portfolio companies in accordance with underlying loan agreements. As of June 30, 2026 and December 31, 2025, the Company had unfunded delayed draw term loans and revolvers in the aggregate principal amount of $92,441 and $33,216 (dollar amounts in thousands), respectively.

In the normal course of business, the Company may enter into contracts that provide a variety of general indemnifications. Any exposure to the Company under these arrangements could involve future claims that may be made against the Company. Currently, no such claims exist or are expected to arise and, accordingly, the Company has not accrued any liability in connection with such indemnifications.

From time to time, the Company may be involved in various claims and legal actions arising in the ordinary course of business. As of June 30, 2026, the Company was not involved in any material legal proceedings.

Note 8. Capital

The Company is offering on a continuous basis its Common Shares. The Company is offering to sell any combination of three classes of Common Shares—Class I Shares, Class S Shares and Class D Shares—with a dollar value up to the maximum offering amount. The share classes have different ongoing shareholder servicing and/or distribution fees. The purchase price per share for each class of Common Shares will equal the Company’s NAV per share, as of the effective date of the monthly share purchase date. This is a “best efforts” offering, which means that PIMS will use its best efforts to sell Shares, but is not obligated to purchase or sell any specific amount of Shares in this offering.

In November 2023, PGIM Strategic Investments, Inc. transferred beneficial ownership of Class I Common Shares to PICA. On December 23, 2024, PICA transferred beneficial ownership of Class I Common Shares to Pruco Life Insurance Company for no consideration.

As of June 30, 2026, the Company has 11,792,006, 100,740 and 669 of Class I, Class S and Class D Shares issued and outstanding, respectively, of which 71.66% is owned by Pruco Life Insurance Company and its affiliates.

The following tables summarize transactions with respect to the Common Shares during the six months ended June 30, 2026 and 2025 (dollars in thousands except share amounts):

	June 30, 2026
	Class I		Class S		Class D
	Shares	Amount	Shares	Amount	Shares	Amount
Shares/gross proceeds from the continuous public offerings	3,144,763	$78,070	98,270	$2,493	—	$—
Shares/gross proceeds from the private placements	—	—	—	—	—	—
Share transfers between classes	2,134	54	(2,134)	(54)	—	—
Reinvestment of distribution	443,223	10,995	461	12	28	1
Repurchased shares	(23,351)	(580)	—	—	—	—
Net Increase (decrease)	3,566,769	$88,539	96,597	$2,451	28	$1

	June 30, 2025
	Class I			Class S		Class D
	Shares	Amount		Shares	Amount	Shares	Amount
Shares/gross proceeds from the continuous public offerings	1,362,887	$33,913		—	$—	—	$—
Shares/gross proceeds from the private placements	—	—		—	—	—	—
Share transfers between classes	—	—		—	—	—	—
Reinvestment of distribution	352,799	8,770		28	1	30	1
Repurchased shares	(2)	—	*	—	—	—	—
Net Increase (decrease)	1,715,684	$42,683		28	$1	30	$1

(*) Less than $500

Net Asset Value per Share

The Company determines NAV for each class of Shares each month as of the last day of each calendar month. Share issuances related to monthly subscriptions are effective the first calendar day of each month. Shares are issued at an offering price equivalent to the most recent NAV per share available for each share class, which will be the prior calendar day NAV per share (i.e., the prior month-end NAV). The following tables present each month-end NAV per share for Class I, Class S and Class D Common Shares during the six months ended June 30, 2026 and 2025:

	NAV Per Share
For the Months Ended	Class I	Class S	Class D
January 31, 2026	$24.85	$25.40	$25.34
February 28, 2026	24.77	25.33	25.26
March 31, 2026	24.82	25.39	25.31
April 30, 2026	24.79	25.36	25.28
May 31, 2026	24.74	25.31	25.23
June 30, 2026	24.75	25.33	25.24

	NAV Per Share
For the Months Ended	Class I	Class S	Class D
January 31, 2025	$24.93	$25.40	$25.39
February 28, 2025	24.94	25.42	25.41
March 31, 2025	24.95	25.43	25.42
April 30, 2025	24.71	25.20	25.18
May 31, 2025	24.74	25.24	25.21
June 30, 2025	24.78	25.29	25.25

Distributions

To the extent that the Company has taxable income available, the Company intends to make monthly distributions to its shareholders. Distributions to shareholders are recorded on the record date. All distributions will be paid at the discretion of the Board and will depend on Company earnings, financial condition, maintenance of tax treatment as a RIC, compliance with applicable BDC regulations and such other factors as the Board may deem relevant from time to time.

Capital gains, if any, are distributed at least annually, although the Company may decide to retain all or some of those capital gains for investment and pay U.S. federal income tax at corporate rates on those retained amounts. If the Company chooses to do so, this generally will increase expenses and reduce the amount available to be distributed to shareholders.

The Board authorizes and declares monthly distribution amounts per share of Class I, Class S and Class D Common Shares. The following tables summarize the Company’s distributions declared during the six months ended June 30, 2026 (dollar amounts in thousands except per share):

			Class I
Declaration Date	Record Date	Payment Date	Regular Distribution Per Share	Variable Distribution Per Share	Total Distribution Per Share	Distribution Amount
January 23, 2026	January 30, 2026	February 23, 2026	$0.21243	$—	$0.21243	$2,087
February 20, 2026	February 27, 2026	March 24, 2026	0.21243	—	0.21243	2,190
March 23, 2026	March 31, 2026	April 24, 2026	0.21243	—	0.21243	2,272
April 27, 2026	April 30, 2026	May 27, 2026	0.21243	—	0.21243	2,298
May 26, 2026	May 29, 2026	June 26, 2026	0.21243	—	0.21243	2,361
June 26, 2026	June 30, 2026	July 27, 2026	0.21243	—	0.21243	2,505

			Class S
Declaration Date	Record Date	Payment Date	Regular Distribution Per Share	Variable Distribution Per Share	Total Distribution Per Share	Distribution Amount
January 23, 2026	January 30, 2026	February 23, 2026	$0.19506	$—	$0.19506	$1
February 20, 2026	February 27, 2026	March 24, 2026	0.19506	—	0.19506	1
March 23, 2026	March 31, 2026	April 24, 2026	0.19506	—	0.19506	10
April 27, 2026	April 30, 2026	May 27, 2026	0.19506	—	0.19506	19
May 26, 2026	May 29, 2026	June 26, 2026	0.19506	—	0.19506	20
June 26, 2026	June 30, 2026	July 27, 2026	0.19506	—	0.19506	20

			Class D
Declaration Date	Record Date	Payment Date	Regular Distribution Per Share	Variable Distribution Per Share	Total Distribution Per Share	Distribution Amount
January 23, 2026	January 30, 2026	February 23, 2026	$0.20732	$—	$0.20732	$—	*
February 20, 2026	February 27, 2026	March 24, 2026	0.20732	—	0.20732	—	*
March 23, 2026	March 31, 2026	April 24, 2026	0.20732	—	0.20732	—	*
April 27, 2026	April 30, 2026	May 27, 2026	0.20732	—	0.20732	—	*
May 26, 2026	May 29, 2026	June 26, 2026	0.20732	—	0.20732	—	*
June 26, 2026	June 30, 2026	July 27, 2026	0.20732	—	0.20732	—	*

* Less than $500

The following tables summarize the Company’s distributions declared during the six months ended June 30, 2025 (dollar amounts in thousands except per share):

			Class I
Declaration Date	Record Date	Payment Date	Regular Distribution Per Share	Variable Distribution Per Share	Total Distribution Per Share	Distribution Amount
January 28, 2025	January 31, 2025	February 27, 2025	$0.24000	$0.05226	$0.29226	$1,441
February 27, 2025	February 28, 2025	March 28, 2025	0.24000	0.03707	0.27707	1,396
March 27, 2025	March 31, 2025	April 29, 2025	0.24000	—	0.24000	1,405
April 28, 2025	April 30, 2025	May 29, 2025	0.24000	0.03607	0.27607	1,684
May 28, 2025	May 30, 2025	June 27, 2025	0.24000	0.03133	0.27133	1,732
June 26, 2025	June 30, 2025	July 30, 2025	0.24000	0.04233	0.28233	1,861

			Class S
Declaration Date	Record Date	Payment Date	Regular Distribution Per Share	Variable Distribution Per Share	Total Distribution Per Share	Distribution Amount
January 28, 2025	January 31, 2025	February 27, 2025	$0.22177	$0.05261	$0.27438	$—	*
February 27, 2025	February 28, 2025	March 28, 2025	0.22177	0.03717	0.25894	—	*
March 27, 2025	March 31, 2025	April 29, 2025	0.22177	—	0.22177	—	*
April 28, 2025	April 30, 2025	May 29, 2025	0.22177	0.03632	0.25809	—	*
May 28, 2025	May 30, 2025	June 27, 2025	0.22177	0.03133	0.25310	—	*
June 26, 2025	June 30, 2025	July 30, 2025	0.22177	0.04247	0.26424	—	*

			Class D
Declaration Date	Record Date	Payment Date	Regular Distribution Per Share	Variable Distribution Per Share	Total Distribution Per Share	Distribution Amount
January 28, 2025	January 31, 2025	February 27, 2025	$0.23485	$0.05238	$0.28723	$—	*
February 27, 2025	February 28, 2025	March 28, 2025	0.23485	0.03690	0.27175	—	*
March 27, 2025	March 31, 2025	April 29, 2025	0.23485	—	0.23485	—	*
April 28, 2025	April 30, 2025	May 29, 2025	0.23485	0.03595	0.27080	—	*
May 28, 2025	May 30, 2025	June 27, 2025	0.23485	0.03133	0.26618	—	*
June 26, 2025	June 30, 2025	July 30, 2025	0.23485	0.04217	0.27702	—	*

* Less than $500

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan, pursuant to which all cash dividends declared by the Board on behalf of shareholders who do not elect to receive their dividends in cash as provided below will be reinvested into additional Common Shares. As a result, if the Board authorizes, and the Company declares, a cash dividend or other distribution, then shareholders who have not opted out of the distribution reinvestment plan will have their cash distributions automatically reinvested in additional Common Shares as described below, rather than receiving the cash dividend or other distribution. Distributions on fractional Common Shares will be credited to each participating shareholder’s account to three decimal places.

Character of Distributions

The Company may fund its cash distributions to shareholders from any sources of funds available to us, including borrowings, subscription proceeds from Shares in the Company, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, dividends or other distributions paid to us on account of investments in portfolio companies and fee and expense reimbursement waivers from the Manager, if any.

Sources of distributions, other than net investment income and realized gains on a U.S. GAAP basis, include required adjustments to U.S. GAAP net investment income in the current period to determine taxable income available for distributions. The following table presents the sources of cash distributions on a U.S. GAAP basis that the Company has declared on Common Shares during the six months ended June 30, 2026 (dollar amounts in thousands except per share):

	Class I		Class S		Class D
Source of Distribution	Per Share	Amount	Per Share	Amount	Per Share	Amount
Net investment income	$1.27	$13,713	$1.17	$71	$1.24	$ — (*)
Net realized gains	—	—	—	—	—	—
Distributions in excess of net investment income	—	—	—	—	—	—

* Less than $500

Share Repurchase Program

The Company provides liquidity through a quarterly repurchase program pursuant to which it offers to repurchase, in each quarter, up to 5% of its Common Shares outstanding (either by number of Shares or aggregate NAV) as of the close of the previous calendar quarter. The Board may amend or suspend the share repurchase program at any time if in its reasonable judgment it deems such action to be in the Company’s best interest and the best interest of the Company’s shareholders, such as when a repurchase offer would place an undue burden on the Company’s liquidity, adversely affect the Company’s operations or risk having an adverse impact on the Company that would outweigh the benefit of the repurchase offer. As a result, share repurchases may not be available each quarter. The Company intends to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 23 (c) of the 1940 Act. All Shares purchased by the Company pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued Shares. Any repurchases of the Manager’s or any of the Company's affiliates' shares will be on the same terms and subject to the same limitations as other shareholders.

Under the Company’s share repurchase program, to the extent the Company offers to repurchase Shares in any particular quarter, the Company expects to repurchase Shares pursuant to quarterly tender offers on or around the last business day of that quarter using a purchase price equal to the NAV per share as of the last calendar day of the applicable quarter, except that Shares that have not been outstanding for at least one year will be repurchased at 98% of such NAV (an “Early Repurchase Deduction”). The one-year holding period will be satisfied if at least one year has elapsed from (a) the issuance date of the applicable Shares to (b) the repurchase subscription date immediately following the valuation date used in the repurchase of such Shares. The Early Repurchase Deduction may be waived in the case of repurchase requests arising from the death, divorce or qualified disability of the holder. The Early Repurchase Deduction will be retained by the Company for the benefit of remaining shareholders.

For the three months ended June 30, 2026 and 2025, approximately 23,351 and 2 Common Shares were repurchased, respectively.

For the six months ended June 30, 2026 and 2025, approximately 23,351 and 2 Common Shares were repurchased, respectively.

The following table presents the repurchases of Common Shares pursuant to the Company’s share repurchase plan for the six months ended June 30, 2026:

Repurchase Request Deadline	Total Number of Shares Repurchased (all classes)	Percentage of Outstanding Shares Repurchased (1)	Price Paid Per Share	Repurchase Pricing Date (all classes)	Amount Repurchased (all classes) (2)	Maximum number of shares that may yet be purchased under the repurchase plan (3)
April 24, 2026	23,351	<1.00%	24.82	March 31, 2026	580	—
January 28, 2026	—	—	—	December 31, 2025	—	—

The following table presents the repurchases of Common Shares pursuant to the Company’s share repurchase plan for the six months ended June 30, 2025:

Repurchase Request Deadline	Total Number of Shares Repurchased (all classes)	Percentage of Outstanding Shares Repurchased (1)	Price Paid Per Share	Repurchase Pricing Date (all classes)	Amount Repurchased (all classes) (2)		Maximum number of shares that may yet be purchased under the repurchase plan (3)
April 24, 2025	2	<1.00%	24.95	March 31, 2025	—	*	—
January 28, 2025	—	—	—	December 31, 2024	—		—

* Less than $500

(1)Percentage is based on total shares as of the close of the previous calendar quarter.

(2)Amounts shown net of Early Repurchase Deduction.

(3)All repurchase requests were satisfied in full.

Note 9. Financial Highlights

The following are the financial highlights for the six months ended June 30, 2026 and 2025:

	For the Six Months Ended
	June 30, 2026	June 30, 2025
	Class I	Class I
Per Share Operating Performance: (1)
Net asset value, beginning of period	$24.87	$24.93
Income from investment operations:
Net investment income (loss) (2)	1.10	1.64
Net realized and unrealized gains (losses)	0.05	(0.15)
Net increase (decrease) in net investment operations	1.15	1.49
Distributions declared:
From net investment income	(1.27)	(1.64)
Total distributions declared	(1.27)	(1.64)
Total increase (decrease) in net assets	(0.12)	(0.15)
Net asset value, end of period	$24.75	$24.78
Total Return (3)	4.75%	6.14%
Ratios and supplemental data:
Net assets, end of period (000’s)	$291,845	$163,389
Average number of Common Shares outstanding, end of period	10,695,707	5,760,996
Ratio of gross expenses to average net assets (4)	7.56%	9.14%
Ratio of waivers to average net assets (4)	(0.92)%	(3.69)%
Ratio of net expenses to average net assets (4) (6)	6.64%	5.45%
Ratio of net investment income (loss) to average net assets (4)	8.85%	13.46%
Portfolio turnover rate (5)	16.34%	11.88%
Asset coverage ratio	298.84%	270.67%

(1)
Selected data for a Net Asset Value per share outstanding throughout the period.
(2)
Calculated based on average shares outstanding during the period.
(3)
Total return based on net asset value calculated as the change in Net Asset Value per share during the respective periods, assuming distributions, if any, are reinvested on the effects of the performance of the Company during the period.
(4)
Annualized.
(5)
The Company’s portfolio turnover rate is calculated in accordance with regulatory requirements, without regard to transactions involving short-term investments and certain derivatives. If such transactions were included, the Company’s portfolio turnover rate may be higher.
(6)
Includes interest expense from the Revolving Credit Facility, Asset-Based Lending Facility and Other Short-Term borrowings, as applicable, of 3.69% and interest expense from the Revolving Credit Facility of 4.95%, which is being excluded from the Company’s contractual waiver for the six months ended June 30, 2026 and 2025, respectively.

	For the Six Months Ended
	June 30, 2026	June 30, 2025
	Class S	Class S
Per Share Operating Performance:(1)
Net asset value, beginning of period	$25.42	$25.40
Income from investment operations:
Net investment income (loss)(2)	1.01	1.56
Net realized and unrealized gains (losses)	0.07	(0.14)
Net increase (decrease) in net investment operations	1.08	1.42
Distributions declared:
From net investment income	(1.17)	(1.53)
Total distributions declared	(1.17)	(1.53)
Total increase (decrease) in net assets	(0.09)	(0.11)
Net asset value, end of period	$25.33	$25.29
Total Return(3)	4.34%	5.74%
Ratios and supplemental data:
Net assets, end of period (000’s)	$2,551	$12
Average number of Common Shares outstanding, end of period	60,938	476
Ratio of gross expenses to average net assets (4)	15.61%	399.31%
Ratio of waivers to average net assets (4)	(8.25)%	(393.04)%
Ratio of net expenses to average net assets (4) (6)	7.36%	6.27%
Ratio of net investment income (loss) to average net assets (4)	7.99%	12.37%
Portfolio turnover rate (5)	16.34%	11.88%
Asset coverage ratio	298.84%	270.67%

(1)
Selected data for a Net Asset Value per share outstanding throughout the period.
(2)
Calculated based on average shares outstanding during the period.
(3)
Total return does not consider the effects of sales loads, if any. Total return based on net asset value calculated as the change in Net Asset Value per share during the respective periods, assuming distributions, if any, are reinvested on the effects of the performance of the Company during the period.
(4)
Annualized.
(5)
The Company’s portfolio turnover rate is calculated in accordance with regulatory requirements, without regard to transactions involving short-term investments and certain derivatives. If such transactions were included, the Company’s portfolio turnover rate may be higher.
(6)
Includes interest expense from the Revolving Credit Facility, Asset-Based Lending Facility and Other Short-Term borrowings, as applicable, of 3.53% and interest expense from the Revolving Credit Facility of 4.92%, which is being excluded from the Company’s contractual waiver for the six months ended June 30, 2026 and 2025, respectively. The interest expense on the promissory notes of 0.86% was waived for the six months ended June 30, 2026. Prior to April 22, 2026, the promissory note interest expense waiver was voluntary.

	For the Six Months Ended
	June 30, 2026	June 30, 2025
	Class D	Class D
Per Share Operating Performance:(1)
Net asset value, beginning of period	$25.36	$25.38
Income from investment operations:
Net investment income (loss)(2)	1.09	1.64
Net realized and unrealized gains (losses)	0.03	(0.16)
Net increase (decrease) in net investment operations	1.12	1.48
Distributions declared:
From net investment income	(1.24)	(1.61)
Total distributions declared	(1.24)	(1.61)
Total increase (decrease) in net assets	(0.12)	(0.13)
Net asset value, end of period	$25.24	$25.25
Total Return(3)	4.53%	5.98%
Ratios and supplemental data:
Net assets, end of period (000’s)	$17	$13
Average number of Common Shares outstanding, end of period	654	481
Ratio of gross expenses to average net assets (4)	672.30%	637.48%
Ratio of waivers to average net assets (4)	(665.41)%	(631.81)%
Ratio of net expenses to average net assets (4) (6)	6.89%	5.67%
Ratio of net investment income (loss) to average net assets (4)	8.61%	12.98%
Portfolio turnover rate (5)	16.34%	11.88%
Asset coverage ratio	298.84%	270.67%

(1)
Selected data for a Net Asset Value per share outstanding throughout the period.
(2)
Calculated based on average shares outstanding during the period.
(3)
Total return does not consider the effects of sales loads, if any. Total return based on net asset value calculated as the change in Net Asset Value per share during the respective periods, assuming distributions, if any, are reinvested on the effects of the performance of the Company during the period.
(4)
Annualized.
(5)
The Company’s portfolio turnover rate is calculated in accordance with regulatory requirements, without regard to transactions involving short-term investments and certain derivatives. If such transactions were included, the Company’s portfolio turnover rate may be higher.
(6)
Includes interest expense from the Revolving Credit Facility, Asset-Based Lending Facility and Other Short-Term borrowings, as applicable, of 3.69% and interest expense from the Revolving Credit Facility of 4.92%, which is being excluded from the Company’s contractual waiver for the six months ended June 30, 2026 and 2025, respectively. The interest expense on the promissory notes of 80.63% was waived for the six months ended June 30, 2026. Prior to April 22, 2026, the promissory note interest expense waiver was voluntary.

Note 10. Subsequent Events

The Company’s management evaluated subsequent events through the date of issuance of the consolidated financial statements. There have been no subsequent events that occurred during such period that would require disclosure in, or would be required to be recognized in, the consolidated financial statements as of June 30, 2026, except as discussed below.

On July 28, 2026 the Company declared a distribution of $0.21243 per Class I Share, $0.19506 per Class S Share, and $0.20732 per Class D Share, which is payable on August 28, 2026 to shareholders of record as of July 31, 2026.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information contained in this section should be read in conjunction with “Item 1. Financial Statements.” This discussion contains forward-looking statements, which relate to future events, the Company’s future performance or financial condition and involves numerous risks and uncertainties, including, but not limited to those described in “Risk Factors” in Part I, Item 1A of the Annual Report on Form 10-K for the year ended December 31, 2025 and elsewhere in this Quarterly Report on Form 10-Q.

Overview and Investment Framework

The Company is an externally managed, non-diversified closed-end management investment company with limited operating history that has elected to be regulated as a BDC under the 1940 Act effective May 5, 2023. Formed as a Delaware statutory trust on March 21, 2022, we are externally managed by the Manager. The Manager has delegated to the Subadvisers responsibility for sourcing potential investments, conducting due diligence on prospective investments, analyzing investment opportunities, structuring investments and monitoring the Company’s portfolio on an ongoing basis. The Company also elected to be treated, and intends to qualify each taxable year, as a RIC under Subchapter M of the Code.

The Company’s investment objective is to seek to generate current income and, to a lesser extent, long-term capital appreciation. The Company seeks to meet its investment objective by investing primarily in privately placed floating rate leveraged (below investment grade) debt, including, but not limited to, senior secured, first lien, debt issuances in middle market companies primarily in the United States, as well as up to 30% of its total assets in investments in other countries (primarily Canada, Europe, Australia and Latin America). Emphasis will be placed on companies with value-added businesses in narrowly defined and defensive market sectors, and with the exception of collateral-backed transactions, companies capable of healthy free cash flow generation. The Subadvisers also looks for strong management teams with demonstrated track records and significant personal economic stakes in their companies’ success.

Utilizing this strategy, the Company intends to structure its investments seeking meaningful contractual debt repayment and risk reduction features, typically first- priority senior secured ranking in the capital structure, and maintenance covenant(s) and terms protections. The Company will have a limited basket for second lien loans focused on transactions with true collateral coverage, expected to be no more than 20% of total invested capital in senior secured second and third lien loans, and unsecured loans. To manage its liquidity needs, from time to time the Company also intends to invest a portion of its assets in liquid assets, including cash and cash equivalents, liquid fixed-income securities and other credit instruments, including broadly syndicated loans.

Key Components of Our Results of Operations

Investments

Under normal circumstances, the Company intends to invest at least 80% of its total assets (net assets plus borrowings for investment purposes) in private credit investments. The Company considers private credit investment to include loans, bonds and other credit instruments that are issued in private offerings or issued by private companies. Under normal circumstances, it is expected that the Company will primarily be invested in privately originated and privately negotiated direct lending investments to U.S. middle market companies through (i) first lien senior secured loans (including club deals by a small group of investment firms), and (ii) with not more than 20% of total invested capital in senior secured second and third lien loans, and unsecured loans.

The Company primarily seeks investments in middle market companies predominantly located in the United States, as well as up to 30% of its total assets in investments in other countries (primarily Canada, Europe, Australia, and Latin America).

Revenues

The Company generates revenue in the form of interest income on debt investments, capital gains, and dividend income from our equity investments in our portfolio companies. The senior debt investments bear interest at a floating rate. Interest on debt securities is generally payable monthly, quarterly or semiannually. In some cases, some of our investments may provide for deferred interest payments or PIK interest. The principal amount of the debt securities and any accrued but unpaid PIK interest generally will become due at the maturity date. In addition, the Company may generate revenue in the form of commitment and other fees in connection with transactions. Original issue discounts and market discounts or premiums are capitalized, and we accrete or amortize such amounts as interest income. The Company will record prepayment premiums on loans and debt securities as interest income. Dividend income, if any, is recognized on an accrual basis to the extent that we expect to collect such amounts.

Expenses

Except as specifically provided below, all investment professionals and staff of the Manager and the Subadvisers, when and to the extent engaged in providing investment advisory services and subadvisory services to the Company and the base compensation, bonus and benefits, of such personnel allocable to such services, will be provided and paid for by the Manager or Subadvisers, as applicable.

In connection with its management of the corporate affairs of the Company, the Manager bears the following expenses, among others: (i) the salaries and expenses of all employees of the Company and the Manager, except the fees and expenses of Trustees who are not “affiliated persons” of the Manager or any subadviser within the meaning of the 1940 Act; (ii) all expenses incurred by the Manager in connection with managing the ordinary course of the Company’s business, other than those assumed by the Company in the Management Agreement; (iii) rent or depreciation, utilities, capital equipment or other administrative items of the Manager or its affiliates; and (iv) the fees, costs and expenses payable to a subadviser pursuant to a subadvisory agreement.

From time to time, the Manager or its affiliates may pay third-party providers of goods or services. The Company will reimburse the Manager or such affiliates thereof for any such amounts paid on the Company’s behalf. From time to time, the Manager may defer or waive fees and/or rights to be reimbursed for expenses. All of the foregoing expenses will ultimately be borne by the Company shareholders, subject to the expense cap noted below.

Expense Limitation and Reimbursement Agreement

The Company has entered into an expense limitation and reimbursement agreement with the Manager (the “Expense Limitation and Reimbursement Agreement”).

For additional information see “Item 1. Financial Statements— Notes to Consolidated Financial Statements—Note 3. Fees, Expenses, Agreements and Related Party Transactions.”

Portfolio and Investment Activity

For the three months ended June 30, 2026 and 2025, we acquired $94.4 million and $43.7 million, respectively, aggregate principal amount of investments (including $33.9 million and $1.0 million, respectively, of unfunded commitments), all of which was first lien debt.

For the six months ended June 30, 2026 and 2025, we acquired $186.0 million and $74.7 million, respectively, aggregate principal amount of investments (including $63.7 million and $6.7 million, respectively, of unfunded commitments), all of which was first lien debt.

The Company’s portfolio and investment activity for the three and six months ended June 30, 2026 and 2025 are presented below (information presented herein is at amortized cost unless otherwise indicated) (dollar amounts in thousands):

	For the Three Months Ended June 30, 2026
	Debt Investments	Equity Investments	Total
Total Investments, beginning of period	$394,124	$367	$394,491
Purchases of investments	59,425	—	59,425
Proceeds from principal repayment of investments	(28,325)	—	(28,325)
Payment-in-kind interest	42	—	42
Amortization or accretion of discount on investments	702	—	702
Net realized gain (loss) on investments	26	—	26
Total investments, end of period	$425,994	$367	$426,361

Number of Portfolio Companies	83	1	84

	For the Six Months Ended June 30, 2026
	Debt Investments	Equity Investments	Total
Total Investments, beginning of period	$356,730	$367	$357,097
Purchases of investments	129,117	—	129,117
Proceeds from principal repayment of investments	(61,848)	—	(61,848)
Payment-in-kind interest	202	—	202
Amortization or accretion of discount on investments	1,410	—	1,410
Net realized gain (loss) on investments	383	—	383
Total investments, end of period	$425,994	$367	$426,361

Number of Portfolio Companies	83	1	84

	Three Months Ended June 30, 2025
	Debt Investments	Equity Investments	Total
Total Investments, beginning of period	$226,126	$—	$226,126
Purchases of investments	42,114	367	42,481
Proceeds from principal repayment of investments	(16,595)	—	(16,595)
Payment-in-kind interest	162	—	162
Amortization or accretion of discount on investments	526	—	526
Net realized gain (loss) on investments	(1,012)	—	(1,012)
Total investments, end of period	$251,321	$367	$251,688

Number of Portfolio Companies	57	1	58

	Six Months Ended June 30, 2025
	Debt Investments	Equity Investments	Total
Total Investments, beginning of period	$209,254	$—	$209,254
Purchases of investments	71,070	367	71,437
Proceeds from principal repayment of investments	(29,076)	—	(29,076)
Payment-in-kind interest	170	—	170
Amortization or accretion of discount on investments	911	—	911
Net realized gain (loss) on investments	(1,008)	—	(1,008)
Total investments, end of period	$251,321	$367	$251,688

Number of Portfolio Companies	57	1	58

The weighted average yields of the Company’s investments as of June 30, 2026 and December 31, 2025 were as follows:

	June 30, 2026	December 31, 2025
Weighted average yield on debt and income producing investments, at cost (1)	9.52%	9.88%
Weighted average yield on debt and income producing investments, at fair value (1) (2)	9.47%	9.77%
Percentage of debt investments bearing a floating rate (2)	100.00%	100.00%
Percentage of debt investments bearing a fixed rate (2)	0.00%	0.00%
Percentage of assets on non- accrual, at cost (3)	1.30%	0.00%
Percentage of assets on non- accrual, at fair value (3)	0.97%	0.00%

(1)
Computed as (a) effective interest rates as of each respective date plus the annual accretion of discounts or less the annual amortization of premiums, as applicable, on accruing debt included in such securities, divided by (b) total debt investments (at fair value or cost, as applicable) included in such securities. Actual yields earned over the life of each investment could differ materially from the yields presented above.
(2)
Measured on a fair value basis and excludes investments on non-accrual status, if any.
(3)
As a percentage of total amortized cost or fair value of investments.

The Company’s investments as of June 30, 2026 and December 31, 2025 consisted of the following (dollar amounts in thousands):

	June 30, 2026
	Cost	Fair value	Percentage of Total Investments at Fair Value
First Lien Debt	$425,994	$426,639	98.29%
Equity Investments	367	3,276	0.75%
Cash Equivalents	4,157	4,157	0.96%
Total	$430,518	$434,072	100.00%

Largest portfolio company investment	$11,915	$11,986	2.79%
Average portfolio company investment	$5,076	$5,118	1.19%

	December 31, 2025
	Cost	Fair value	Percentage of Total Investments at Fair Value
First Lien Debt	$356,730	$360,727	99.77%
Equity Investments	367	827	0.23%
Total	$357,097	$361,554	100.00%

Largest portfolio company investment	$11,873	$11,962	3.31%
Average portfolio company investment	$5,580	$5,649	1.56%

Results of Operations

Operating results for the three and six months ended June 30, 2026 and 2025 were as follows (dollar amounts in thousands):

	For the Three Months Ended				For the Six Months Ended
	June 30, 2026		June 30, 2025		June 30, 2026		June 30, 2025
Investment income
From non-controlled/non-affiliated investments:
Interest income	$10,051		$6,619		$19,565		$12,753
Dividend income	97		47		188		47
Fee income	255		159		641		265
Payment-in-kind	39		112		163		120
From controlled/affiliated investments:
Interest income	30		—	(*)	60		—	(*)
Dividend Income	—		—		—		30
Payment-in-kind	—		28		—		28
Total investment income	10,472		6,965		20,617		13,243

Expenses
Interest expense	2,482		1,751		4,918		3,468
Professional fees	606		358		1,210		673
Management fees	876		491		1,664		897
Income based incentive fees	763		507		1,506		955
Capital gains incentive fees	60		(90)		95		(95)
Transfer agent’s fees and expenses (**)	148		54		235		106
Custodian and accounting fees	80		66		159		131
Shareholders’ reports	51		78		103		113
Trustees’ fees	51		51		102		102
Pricing fees	30		13		59		25
Servicing and distribution fees	6	(*)	—	(*)	7	(*)	—	(*)
Other general & administrative	46		43		120		89
Total expenses	5,199		3,322		10,178		6,464
Expense reimbursement	(670)		(474)		(1,337)		(887)
Incentive fees waived	—		(417)		—		(860)
Management fees waived	—		(491)		—		(897)
Net expenses	4,529		1,940		8,841		3,820
Net investment income (loss)	5,943		5,025		11,776		9,423

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled/non-affiliated transactions	26		(1,012)		383		(1,008)
Forward foreign currency contracts transactions	34		(47)		(716)		453
Foreign currency transactions	121		106		(129)		2
Net realized gain (loss)	181		(953)		(462)		(553)
Net change in unrealized appreciation (depreciation):
Non-controlled/non-affiliated investments	(1,771)		2,025		(3,352)		2,735
Controlled/affiliated investments	2,234		(26)		2,449		(26)
Forward foreign currency contracts	(124)		(1,775)		2,130		(2,985)
Foreign currency	(35)		3		(3)		68
Net change in unrealized appreciation (depreciation)	304		227		1,224		(208)
Net realized and change in unrealized gain (loss)	485		(726)		762		(761)
Net increase (decrease) in net assets resulting from operations	$6,428		$4,299		$12,538		$8,662

(*) Less than $500

(**) For the three and six months ended June 30, 2026, $19 and $38, respectively, of affiliated expenses were included. For the three and six months ended June 30, 2025, $13 and $23, respectively, of affiliated expenses were included.

Investment Income

For the three and six months ended June 30, 2026, investment income was $10.5 million and $20.6 million, all of which was attributable to interest and fees on our debt investments, dividend income, PIK and fee income. The increase in investment income from the three and six months ended June 30, 2025 was primarily due to an increase of $94.4 million and $186.0 million, respectively, aggregate principal amount of new investments acquired during the period.

For the three and six months ended June 30, 2025, investment income was $6.9 million and $13.2 million, respectively, all of which was attributable to interest and fees on our debt investments, dividend income and fee income. The increase in investment income from the three and six months ended June 30, 2024 was primarily due to an increase of $43.7 million and $74.7 million, respectively, aggregate principal amount of new investments acquired during the period.

Expenses

Total expenses before expense reimbursement and incentive and management fee waivers for the three and six months ended June 30, 2026 were $5.20 million and $10.2 million, respectively, consisting primarily of professional fees, income based incentive fees, capital gains incentive fees, management fees, custodian and accounting fees, trustees’ fees, transfer agent’s fees and expenses, interest expense, pricing fees, shareholders' reports, and other general and administrative fees. The increase in total expenses from the three and six months ended June 30, 2025 was primarily related to an increase in interest expenses, professional fees, management fees and income based incentive fees due to an increased cost of servicing a larger investment portfolio.

Total expenses before expense reimbursement and incentive and management fee waivers for the three and six months ended June 30, 2025 were $3.3 million and $6.4 million, respectively, consisting primarily of professional fees, income based incentive fees, capital gains incentive fees, management fees, custodian and accounting fees, trustees’ fees, transfer agent’s fees and expenses, interest expense, pricing fees, shareholder’s reports, and other general and administrative fees. The increase in total expenses from the three and six months ended June 30, 2024 was primarily related to an increase in interest expenses, professional fees, management fees and income based incentive fees due to an increased cost of servicing a larger investment portfolio.

The expense reimbursement amount represents the amount of expenses waived by the Manager in accordance with the Expense Limitation and Reimbursement Agreement.

For the three and six months ended June 30, 2026, the Company accrued income based incentive fees of $763 and $1,506 (dollar amount in thousands), respectively. As of June 30, 2026, $766 (dollar amount in thousands) of accrued income based incentive fees were payable by the Company.

For the three and six months ended June 30, 2025, the Company accrued income based incentive fees of $507 thousand and $955 thousand, respectively, all of which were subject to waiver by the Manager. As of June 30, 2025, there were no income based incentive fees payable by the Company.

For the three and six months ended June 30, 2026, the Company accrued capital gains based incentive fees of $60 and $95 (dollar amount in thousands), respectively. As of June 30, 2026, $95 (dollar amount in thousands) of accrued capital gains incentive fees were payable by the Company.

For the three and six months ended June 30, 2025, the Company accrued capital gains incentive fees of $(90) and $(95) (dollar amount in thousands), respectively, all of which were subject to waiver by the Manager. As of June 30, 2025, there were no capital gains incentive fees payable by the Company.

For the three and six months ended June 30, 2026 the Company accrued management fees of $876 and $1,664 (dollar amount in thousands), respectively. As of June 30, 2026, $84 (dollar amounts in thousands) of management fees were payable by the Company.

For the three and six months ended June 30, 2025, the Company accrued management fees of $491 and $897 (dollar amount in thousands), respectively, all of which were subject to waiver by the Manager.

Income Taxes, Including Excise Taxes

The Company has elected to be treated, and intends to qualify each taxable year, as a RIC under Subchapter M of the Code. To qualify for and maintain qualification as a RIC, the Company must, among other things, meet certain source-of-income and asset diversification requirements. In addition, to qualify for RIC tax treatment, the Company must distribute to its shareholders, for each taxable year, at least 90% of the sum of (i) its “investment company taxable income” for that year (without regard to the deduction for dividends paid), which is generally net its ordinary income plus the excess, if any, of its realized net short-term capital gains over its realized net long- term capital losses and (ii) its net tax-exempt income (if any). So long as the Company maintains its status as a RIC, it generally will not pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes at least annually to its shareholders as dividends. Rather, any tax liability related to income earned and distributed by the Company would represent obligations of the Company’s shareholders and would not be reflected in the consolidated financial statements of the Company.

In addition, based on the excise tax distribution requirements, the Company is subject to a 4% nondeductible federal excise tax on undistributed income unless the Company distributes in a timely manner, for each calendar year, an amount at least equal to the sum of (1) 98% of its ordinary income for the calendar year, (2) 98.2% of its capital gain net income (both long-term and short-term) for the one-year period ending October 31 in that calendar year and (3) any income or gain realized, but not distributed, in prior years. For this purpose, however, any ordinary income or capital gain net income retained by the Company that is subject to corporate income tax is considered to have been distributed.

For the three and six months ended June 30, 2026 and 2025, the Company did not incur any excise tax expense.

Net realized gain (loss) and Net change in unrealized appreciation (depreciation)

For the three and six months ended June 30, 2026, the Company reported realized gains (losses) from foreign currency transactions of $121 thousand and $(129) thousand, respectively, primarily as a result of fluctuations in the foreign currency.

For the three and six months ended June 30, 2026, the Company reported realized gains (losses) from forward foreign currency contracts of $34 thousand and $(716) thousand, respectively.

For the three and six months ended June 30, 2026, the Company reported realized gains (losses) from non-controlled/non-affiliated investments transactions of $26 thousand and $383 thousand, respectively.

For the three and six months ended June 30, 2026, the Company did not report any realized gains (losses) from controlled/affiliated investments transactions.

For the three and six months ended June 30, 2026 , the Company reported unrealized appreciation (depreciation) from foreign currency of $(35) thousand and $(3) thousand, respectively.

For the three and six months ended June 30, 2026, the Company reported unrealized appreciation (depreciation) from forward foreign currency contracts of $(124) thousand and $2,130 thousand, respectively.

For the three and six months ended June 30, 2026, the Company reported unrealized appreciation (depreciation) from non-controlled/non-affiliated investments transactions of $(1,771) thousand and $(3,352) thousand, respectively, which reflects the net change in the fair value of our investment portfolio relative to its cost basis over the period.

For the three and six months ended June 30, 2026, the Company reported unrealized appreciation (depreciation) from controlled/affiliated investments transactions of $2,234 thousand and $2,449 thousand, respectively, which reflects the net change in the fair value of our investment portfolio relative to its cost basis over the period.

For the three and six months ended June 30, 2025, the Company reported realized gains from foreign currency transactions of $106 thousand and $2 thousand, respectively, primarily as a result of fluctuations in the foreign currency.

For the three and six months ended June 30, 2025, the Company reported realized gains (losses) from forward foreign currency contracts of $(47) thousand and $453 thousand, respectively.

For the three and six months ended June 30, 2025, the Company reported realized losses from non-controlled/non-affiliated investments transactions of $(1.0) million and $(1.0) million, respectively.

For the three and six months ended June 30, 2025, the Company reported unrealized appreciation (depreciation) from foreign currency of $3 thousand and $68 thousand, respectively.

For the three and six months ended June 30, 2025, the Company reported unrealized appreciation (depreciation) from forward foreign currency contracts of $(1.8) million and $(3.0) million, respectively.

For the three and six months ended June 30, 2025, the Company reported unrealized appreciation (depreciation) from non-controlled/non-affiliated investments transactions of $2.0 million and $2.7 million, respectively, which reflects the net change in the fair value of our investment portfolio relative to its cost basis over the period.

For the three and six months ended June 30, 2025, the Company reported unrealized appreciation (depreciation) from controlled/affiliated investments transactions of $(26) thousand and $(26) thousand, respectively, which reflects the net change in the fair value of our investment portfolio relative to its cost basis over the period.

Financial Condition, Liquidity and Capital Resources

The Company’s liquidity and capital resources are generated primarily through the net proceeds of the offering of the Common Shares, any financing arrangements we may enter into in the future, and cash flows from operations, including investments sales and repayments and income earned from investments and cash equivalents. The primary uses of cash have been investments in portfolio companies and other general corporate purposes.

The primary uses of cash are expected to be for investments in portfolio companies and other investments, distributions to shareholders, for operational costs such as paying management and incentive fees, custodian and accounting fees and for the cost of any borrowings or financing arrangements. We believe that cash flows from operations and existing cash on hand, together with net proceeds of the offering of the Common Shares, will be sufficient to satisfy our anticipated cash requirements for the next twelve months and foreseeable future.

In order to finance certain investment transactions, the Company may, from time to time, enter into short-term borrowing arrangements. Such short-term borrowing arrangements include reverse repurchase agreements, whereby the Company sells to a counterparty an investment that it holds and concurrently enters into an agreement to repurchase the same investment at an agreed-upon purchase price at a future date.

The Company is permitted, under specified conditions, to issue multiple classes of indebtedness and one class of shares senior to Common Shares if asset coverage, as defined in the 1940 Act, would at least equal 150% immediately after each such issuance. On November 8, 2022, the Company’s sole shareholder approved the adoption of this 150% threshold pursuant to Section 61(a)(2) of the 1940 Act and such election became effective the following day. In addition, while any senior securities remain outstanding, the Company will be required to make provisions to prohibit any dividend distribution to shareholders or the repurchase of such securities or shares unless the Company meets the applicable asset coverage ratios at the time of the dividend distribution or repurchase. The Company also may be permitted to borrow amounts up to 5% of the value of the total assets for temporary or emergency purposes, which borrowings would not be considered senior securities. As of June 30, 2026 and December 31, 2025, the Company had an aggregate amount of $148.1 million and $173.6 million of debt outstanding and the asset coverage ratio was 298.84% and 217.9%, respectively.

Pursuant to the Expense Limitation and Reimbursement Agreement, for the ELRA Period, the Manager has contractually agreed to waive its fees and/or reimburse expenses of the Company so that the Company’s Specified Expenses (as defined below) will not exceed 0.50% of net assets (annualized). The Company has agreed to repay these amounts, when and if requested by the Manager, but only if and to the extent that Specified Expenses are less than 0.50% of net assets (annualized) (or, if a lower expense limit is then in effect, such lower limit) within three years after the date the Manager waived or reimbursed such fees or expenses. This arrangement cannot be terminated without the consent of the Board prior to the end of the ELRA Period. “Specified Expenses” includes all expenses incurred in the business of the Company, including organizational and offering costs (excluding the organizational and offering expenses relating to the initial sale of Class I, Class S and Class D Common Shares), with the following exceptions: (i) the management fee, (ii) the incentive fee, (iii) the shareholder servicing and/or distribution fee, (iv) brokerage costs or other investment-related out-of-pocket expenses, (v) dividend/ interest payments (including any dividend payments, interest expenses (excluding promissory note interest expenses), commitment fees, or other expenses related to any leverage incurred by the Company), (vi) taxes, and (vii) extraordinary expenses (as determined in the sole discretion of the Manager). Prior to the Company’s election of BDC status, the Manager agreed to voluntarily enact the above-described expense limitation.

As of June 30, 2026, the Company had $13.2 million in cash and cash equivalents, including foreign currency. During the six months ended June 30, 2026, cash used in operating activities was $ 56.0 million, primarily as a result of purchasing portfolio investments of $129.1 million, partially offset by proceeds from repayment of investments of $61.8 million. Cash provided by financing activities was $50.4 million, primarily as a result of proceeds from issuance of common shares and borrowings under the Revolving Credit Facility and Asset-Based Lending Facility, offset by dividends paid in cash and other short-term borrowings activity.

As of June 30, 2025, the Company had $5.8 million in cash and cash equivalents, including foreign currency. During the six months ended June 30, 2025, cash used in operating activities was $34.6 million, primarily as a result of purchasing portfolio investments of $71.4 million, partially offset by proceeds from repayment of investments of $29.0 million. Cash provided by financing activities was $35.2 million, primarily as a result of dividends paid in cash and borrowings under the Revolving Credit Facility.

Equity

The following table summarizes transactions with respect to the Common Shares for the three and six months ended June 30, 2026 (dollars in thousands except share amounts):

	For the three months ended June 30, 2026
	Class I		Class S		Class D
	Shares	Amount	Shares	Amount	Shares	Amount
Shares/gross proceeds from the continuous public offerings	895,618	$22,174	51,202	$1,300	—	$—
Shares/gross proceeds from the private placements	—	—	—	—	—	—
Share transfers between classes	—	—	—	—	—	—
Reinvestment of distribution	224,388	5,561	371	10	13	1
Repurchased shares	(23,351)	(580)	—	—	—	—
Net Increase (decrease)	1,096,655	$27,155	51,573	$1,310	13	$1

	For the six months ended June 30, 2026
	Class I		Class S		Class D
	Shares	Amount	Shares	Amount	Shares	Amount
Shares/gross proceeds from the continuous public offerings	3,144,763	$78,070	98,270	$2,493	—	$—
Shares/gross proceeds from the private placements	—	—	—	—	—	—
Share transfers between classes	2,134	54	(2,134)	(54)	—	—
Reinvestment of distribution	443,223	10,995	461	12	28	1
Repurchased shares	(23,351)	(580)	—	—	—	—
Net Increase (decrease)	3,566,769	$88,539	96,597	$2,451	28	$1

Distributions

The following tables summarize the Company’s distributions declared and payable for the six months ended June 30, 2026 (dollars in thousands except per share amounts) by share class:

			Class I
Declaration Date	Record Date	Payment Date	Regular Distribution Per Share	Variable Distribution Per Share	Total Distribution Per Share	Distribution Amount
January 23, 2026	January 30, 2026	February 23, 2026	$0.21243	$—	$0.21243	$2,087
February 20, 2026	February 27, 2026	March 24, 2026	0.21243	—	0.21243	2,190
March 23, 2026	March 31, 2026	April 24, 2026	0.21243	—	0.21243	2,272
April 27, 2026	April 30, 2026	May 27, 2026	0.21243	—	0.21243	2,298
May 26, 2026	May 29, 2026	June 26, 2026	0.21243	—	0.21243	2,361
June 26, 2026	June 30, 2026	July 27, 2026	0.21243	—	0.21243	2,505

			Class S
Declaration Date	Record Date	Payment Date	Regular Distribution Per Share	Variable Distribution Per Share	Total Distribution Per Share	Distribution Amount
January 23, 2026	January 30, 2026	February 23, 2026	$0.19506	$—	$0.19506	$1
February 20, 2026	February 27, 2026	March 24, 2026	0.19506	—	0.19506	1
March 23, 2026	March 31, 2026	April 24, 2026	0.19506	—	0.19506	10
April 27, 2026	April 30, 2026	May 27, 2026	0.19506	—	0.19506	19
May 26, 2026	May 29, 2026	June 26, 2026	0.19506	—	0.19506	20
June 26, 2026	June 30, 2026	July 27, 2026	0.19506	—	0.19506	20

			Class D
Declaration Date	Record Date	Payment Date	Regular Distribution Per Share	Variable Distribution Per Share	Total Distribution Per Share	Distribution Amount
January 23, 2026	January 30, 2026	February 23, 2026	$0.20732	$—	$0.20732	$—	*
February 20, 2026	February 27, 2026	March 24, 2026	0.20732	—	0.20732	—	*
March 23, 2026	March 31, 2026	April 24, 2026	0.20732	—	0.20732	—	*
April 27, 2026	April 30, 2026	May 27, 2026	0.20732	—	0.20732	—	*
May 26, 2026	May 29, 2026	June 26, 2026	0.20732	—	0.20732	—	*
June 26, 2026	June 30, 2026	July 27, 2026	0.20732	—	0.20732	—	*

* Less than $500

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan, pursuant to which all cash dividends declared by the Board on behalf of shareholders who do not elect to receive their dividends in cash will be reinvested in additional Common Shares. As a result, if the Board authorizes, and the Company declares, a cash dividend or other distribution, then shareholders who have not opted out of the distribution reinvestment plan will have their cash distributions automatically reinvested in additional Common Shares rather than receiving the cash dividend or other distribution. Distributions on fractional Common Shares will be credited to each participating shareholder’s account to three decimal places.

Share Repurchase Program

The Company provides liquidity through a quarterly repurchase program pursuant to which offers to repurchase, in each quarter, up to 5% of its Common Shares outstanding (either by number of Shares or aggregate NAV) as of the close of the previous calendar quarter. The Board may amend or suspend the share repurchase program at any time if in its reasonable judgment it deems such action to be in the Company’s best interest and the best interest of the Company’s shareholders, such as when a repurchase offer would place an undue burden on the Company’s liquidity, adversely affect the Company’s operations or risk having an adverse impact on the Company that would outweigh the benefit of the repurchase offer. As a result, share repurchases may not be available each quarter. The Company intends to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Exchange Act and Section 23 (c) of the 1940 Act. All Shares purchased by the Company pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued Shares. Any repurchases of the Manager’s or any of the Company's affiliates' shares will be on the same terms and subject to the same limitations as other shareholders.

Under the Company’s share repurchase program, to the extent the Company offers to repurchase Common Shares in any particular quarter, the Company expects to repurchase Shares pursuant to quarterly tender offers on or around the last business day of that quarter using a purchase price equal to the NAV per share as of the last calendar day of the applicable quarter, except that shares that have not been outstanding for at least one year will be subject to the Early Repurchase Deduction. The one-year holding period will be satisfied if at least one year has elapsed from (a) the issuance date of the applicable Shares to (b) the repurchase subscription date immediately following the valuation date used in the repurchase of such Shares. The Early Repurchase Deduction may be waived in the case of repurchase requests arising from the death, divorce or qualified disability of the holder. The Early Repurchase Deduction will be retained by the Company for the benefit of remaining shareholders.

The following table presents the repurchases of Common Shares pursuant to the Company’s share repurchase plan for the six months ended June 30, 2026 (dollar amounts in thousands):

Repurchase Request Deadline	Total Number of Shares Repurchased (all classes)	Percentage of Outstanding Shares Repurchased (1)	Price Paid Per Share	Repurchase Pricing Date (all classes)	Amount Repurchased (all classes) (2)	Maximum number of shares that may yet be purchased under the repurchase plan (3)
April 24, 2026	23,351	<1.00%	24.82	March 31, 2026	580	—
January 28, 2026	—	—	—	December 31, 2025	—	—

The following table presents the repurchases of Common Shares pursuant to the Company’s share repurchase plan for the six months ended June 30, 2025 (dollar amounts in thousands):

Repurchase Request Deadline	Total Number of Shares Repurchased (all classes)	Percentage of Outstanding Shares Repurchased (1)	Price Paid Per Share	Repurchase Pricing Date (all classes)	Amount Repurchased (all classes) (2)		Maximum number of shares that may yet be purchased under the repurchase plan (3)
April 24, 2025	2	<1.00%	24.95	March 31, 2025	—	*	—
January 28, 2025	—	—	—	December 31, 2024	—		—

* Less than $500

(1)Percentage is based on total shares as of the close of the previous calendar quarter.

(2)Amounts shown net of Early Repurchase Deduction.

(3)All repurchase requests were satisfied in full.

Borrowings

Revolving Credit Facility

On October 30, 2023, the Company entered into the Revolving Credit Facility with Sumitomo Mitsui Banking Corporation.

The Revolving Credit Facility is secured by substantially all of the assets in the Company’s portfolio, including cash and cash equivalents. The stated interest rate on the Revolving Credit Facility is determined pursuant to a formula-based calculation based on the gross borrowing base at the time, resulting in a stated interest rate, depending on the type of borrowing, of either (a) Term SOFR plus a 10 basis point credit spread adjustment and an applicable margin equal to 2.125% per annum or 2.25% per annum, or (b) Alternate Base Rate plus a 10 basis point credit spread adjustment and an applicable margin equal to 1.125% per annum or 1.25% per annum in respect of USD borrowings and comparable rates in respect of non-USD borrowings.

The initial principal amount of the Revolving Credit Facility was $150 million. On January 17, 2025, the Company entered into an agreement to increase the aggregate commitments under the Revolving Credit Facility from $150 million to $175 million. The Revolving Credit Facility has an accordion feature, subject to the satisfaction of various conditions, which could bring total commitments under the Revolving Credit Facility to up to $350 million. All amounts outstanding under the Revolving Credit Facility must be repaid by the date that is five years after the closing date of the Revolving Credit Facility.

Asset Based Lending Facility

On May 5, 2026, the SPV entered into the Asset-Based Lending Facility with Deutsche Bank AG, New York Branch, as facility agent, and State Street Bank and Trust Company, as collateral agent and collateral custodian, the Company, as equityholder and servicer, the SPV, as borrower, and the lenders from time to time party thereto.

The Asset-Based Lending Facility is secured by substantially all assets in the SPV’s portfolio, including a first‑priority security interest (subject to permitted liens) in loan assets and related accounts and cash and cash equivalents, in each case as described in the Asset-Based Lending Facility. Borrowings under the Asset-Based Lending Facility bear interest at a per annum rate equal to an applicable margin plus a benchmark rate for the applicable currency (for Dollar advances, three‑month Term Secured Overnight Financing Rate; for Euro advances, Euro Interbank Offered Rate; for Sterling advances, Daily Simple Sterling Overnight Index Average;

for Canadian‑dollar advances, Term Canadian Overnight Repo Rate Average; and for Australian‑dollar advances, Bank Bill Swap Rate), in each case subject to a 0.25% floor.

The initial facility amount of the Asset-Based Lending Facility is $100 million, with an accordion feature that permits increases, with the consent of the facility agent and the lenders, up to an aggregate commitment of $500 million. The Asset-Based Lending Facility has a revolving period that ends on the date that is three years after the Closing Date (which may be extended with lender consent), and a final maturity on the earliest of (i) the date that is two years after the end of the revolving period and (ii) certain earlier termination events provided in the Asset-Based Lending Facility.

Promissory Notes

As of December 1, 2025, the Company issued and sold 220 of its unregistered Class S and Class D common shares of beneficial interest, $0.001 par value per share, for an aggregate offering price of approximately $5,571, reflecting a purchase price of $25.35 per Class S common share and $25.29 per Class D common share (with the final consideration of Class S and Class D common shares being determined on December 23, 2025).

	Common Shares Issued	Total Consideration
Class S Common Shares	110	$2,789
Class D Common Shares	110	$2,782

The offer and sale of the Class S and Class D common shares was made pursuant to purchase agreements entered into by the Company and each of approximately 110 separate investors and were included with promissory notes each with a principal amount of $1,000 (each a “Promissory Note” and collectively the “Promissory Notes”). The purchase price for each Promissory Note was $1,000 per Promissory Note, including the purchase price of one Class S or Class D common share. The Company will pay interest on the unpaid principal amount of the Promissory Notes at a rate of 12.00% per annum per Promissory Note payable semi-annually in arrears. The Promissory Notes have a 30-year term. Some or all of the Promissory Notes may be prepaid by the Company at any time, in whole or in part, provided that (i) the Company will pay on the date of such prepayment all accrued and unpaid interest due on such prepaid principal amount to and including the date of prepayment and (ii) if the prepayment occurs within 24 months after the original issue date of the Promissory Notes, the Company will pay on the date of such prepayment a one-time premium equal to $100 per Promissory Note.

The Company issued the Class S and Class D common shares and Promissory Notes in private placement transactions pursuant to certain exemptions of the Securities Act and the laws of the states and jurisdictions where any offering was made to investors who are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

The Promissory Notes were offered through H&L Equities, LLC (“H&L”), a registered broker dealer and an affiliate of REIT Funding, LLC (“REIT Funding”). With respect to the Promissory Notes, the Company will pay fees to, and cover certain expenses of, REIT Funding. From the fees paid, REIT Funding will be responsible for paying any brokerage or placement fees to H&L. The Company will also pay fees to, and cover certain expenses of, REIT Administration, LLC (“REIT Administration”), an affiliate of REIT Funding, for its administrative services related to the Promissory Notes. The Company’s obligation to pay the fees to REIT Administration will end on the date when the Promissory Notes have been paid in full and all administrative duties have been completed.

The following table presents outstanding borrowings as of June 30, 2026 (dollar amounts in thousands):

	June 30, 2026
	Aggregate Principal Committed	Outstanding Principal	Carrying Value	Unused Portion(1)	Amount Available(2)
Revolving Credit Facility	$175,000	$89,850	$89,850	$85,150	$85,150
Asset-Based Lending Facility	100,000	58,000	58,000	42,000	12,651
Promissory Notes Payable	220	215	215	—	—
Total	$275,220	$148,065	$148,065	$127,150	$97,801

(1) The unused portion is the amount upon which commitment fees, if any, are based.

(2) The amount available reflects any limitations related to the credit and lending facility’s borrowing base.

For additional information on our debt obligations see “Note 6. Borrowings” to the consolidated financial statements.

Off-Balance Sheet Arrangements

Other than contractual commitments and other legal contingencies incurred in the normal course of our business, we do not expect to have any off-balance sheet financings or liabilities.

Critical Accounting Estimates

The preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Changes in the economic environment, financial markets, and any other parameters used in determining such estimates could cause actual results to differ. The Company considers the most significant accounting policies to be those related to Valuation of Portfolio Investments, are described below. The critical accounting policies and estimates should be read in conjunction with the consolidated financial statements and related notes in, Item 1, as well as with “Risk Factors” in Part I, Item 1A of the Annual Report Form 10-K for the year ended December 31, 2025.

The Company values its investments in accordance with ASC 820, which defines fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the applicable measurement date. ASC 820 prioritizes the use of observable market prices derived from such prices over entity-specific inputs. The Company is required to report its investments for which current market values are not readily available at fair value. Due to the inherent uncertainties of valuation, certain estimated fair values may differ significantly from the values that would have been realized had a readily available market for these investments existed, and these differences could be material. See “Item 1. Financial Statements - Note 5. Fair Value Measurements.”

The Company’s Board has adopted valuation procedures for security valuation under which fair valuation responsibilities have been delegated to PGIM Investments as Valuation Designee. Pursuant to the Board’s delegation, the Valuation Designee has established a valuation committee responsible for supervising the fair valuation of portfolio securities and other assets and liabilities. The valuation procedures permit the Company to utilize independent valuation advisor services.

The Valuation Designee will use reliable market quotations to value the Company’s investments when such market quotations are readily available. Debt and equity securities that are not publicly traded or whose market price is not readily available or whose market quotations are not deemed to represent fair value are valued at fair value as determined in good faith by or under the direction of the Valuation Designee. Market quotations may be deemed not to represent fair value in certain circumstances where the Valuation Designee reasonably believes that facts and circumstances applicable to an issuer, a seller or purchaser or the market for a particular security causes current market quotes not to reflect the fair value of the security.

If and when market quotations are deemed not to represent fair value, the Company typically utilizes independent third party valuation firms to assist in determining fair value. Accordingly, such investments go through a multi-step valuation process as described below. The Valuation Designee may engage one or more independent valuation firms based on a review of each firm’s expertise and relevant experience in valuing certain securities. In each case, independent valuation firms consider observable market inputs together with significant unobservable inputs in arriving at their valuation recommendations for such Level 3 categorized assets.

With respect to investments for which market quotations are not readily available or when such market quotations are deemed not to represent fair value, the Valuation Designee, subject to oversight by the Board, has approved a multi-step valuation process each month, as described below:

•
Valuation process begins with each portfolio company or investment being initially valued at cost. For Level 3 investments, the cost (purchase price adjusted for accreted original issue discount/amortized premium) or any recent comparable trade activity on the security investment shall be considered to reasonably approximate the fair value of the investment, provided that no material change has since occurred in the issuer’s business, significant inputs or the relevant environment.
•
The Valuation Designee discusses valuations and determines in good faith the fair value of each investment in the portfolio based in part on information from an independent valuation firm that is provided on a monthly basis in conjunction with the determination of the NAV per share each month.

•
Valuation conclusions are discussed with and documented by the Valuation Designee, including whether a significant observable change has occurred since the most recent month-end with respect to an investment that requires an adjustment from the most recent monthly valuation.
•
The Board reviews valuations approved by the Valuation Designee at least quarterly.

As part of the Company’s valuation process, the Valuation Designee will take into account relevant factors in determining the fair value of the Company’s investments without market quotations, many of which are loans, including and in combination, as relevant: (i) the estimated enterprise value of a portfolio company, (ii) the nature and realizable value of any collateral, (iii) the portfolio company’s ability to make payments based on its earnings and cash flow, (iv) the markets in which the portfolio company does business, (v) a comparison of the portfolio company’s securities to any similar publicly traded securities, and (vi) overall changes in the interest rate environment and the credit markets that may affect the price at which similar investments may be made in the future. The determinations of fair value may differ materially from the values that would have been used if a readily available market for these non-traded securities existed. Due to this uncertainty, fair value determinations may cause NAV on a given date to materially differ from the value that may ultimately realize upon the sale of one or more of the investments.

The Board reviews the valuations of portfolio investments quarterly and, no less frequently than annually, the adequacy of policies and procedures regarding valuations and the effectiveness of their implementation.

The Company’s accounting policy on the fair value of investments is critical because the determination of fair value involves subjective judgments and estimates. Due to the inherent uncertainty of determining fair value measurements, the fair values of investments may differ from the amounts that we ultimately realize or collect from sales or maturities of investments, and the differences could be material.

Recent Developments

The Company’s management evaluated recent developments through the date of issuance of the consolidated financial statements. There have been no recent developments that occurred during such period that would require disclosure in this report, except as discussed below.

As of June 30, 2026, one loan investment was on non-accrual status. Subsequent to June 30, 2026, the Company identified significant underperformance in that investment and accordingly, the Company does not expect to recover its full value.

On July 28, 2026 the Company declared a distribution of $0.21243 per Class I Share, $0.19506 per Class S Share, and $0.20732 per Class D Share, which is payable on August 28, 2026 to shareholders of record as of July 31, 2026.

Item 3. Quantitative and Qualitative Disclosure About Market Risk

The Company is subject to financial market risks, including valuation risk, interest rate risk and currency risk.

Valuation Risk

The Company plans to invest primarily in illiquid debt securities of private companies. Securities that are not publicly traded or for which market prices are not readily available will be valued at fair value as determined in good faith pursuant to procedures adopted by the Manager, as valuation designee pursuant to Rule 2a-5 under the 1940 Act, and under the oversight of the Board, based on, among other things, the input of the Manager, the Subadviser and independent third-party valuation firms engaged at the direction of the Valuation Designee to review the Company’s investments. The Board will review and determine, or (subject to the Board’s oversight) delegate to the Valuation Designee to determine, the fair value of each of the Company’s investments and NAV per share each month. There is no single standard for determining fair value. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. If the Company was required to liquidate a portfolio investment in a forced or liquidation sale, the Company may realize amounts that are different from the amounts presented and such differences could be material.

Interest Rate Risk

Interest rate sensitivity refers to the change in earnings that may result from changes in the level of interest rates. The Company intends to fund portions of its investments with borrowings, and at such time, net investment income will be affected by the difference between the rate at which the Company invests and the rate at which the Company borrows. Accordingly, the Company cannot assure shareholders that a significant change in market interest rates will not have a material adverse effect on net investment income.

If deemed prudent, the Company may use interest rate risk management techniques in an effort to minimize exposure to interest rate fluctuations. The Company may hedge against interest rate and currency exchange rate fluctuations by using standard hedging instruments such as futures, options and forward contracts subject to the requirements of the 1940 Act. While hedging activities may insulate us against adverse changes in interest rates, they may also limit our ability to participate in benefits of lower interest rates with respect to our portfolio of investments with fixed interest rates. The Company may also borrow funds in local currency as a way to hedge our non-U.S. denominated investments.

In the event of a rising interest rate environment, payments under floating rate debt instruments generally would rise and there may be a significant number of issuers of such floating rate debt instruments that would be unable or unwilling to pay such increased interest costs and may otherwise be unable to repay their loans. Investments in floating rate debt instruments may also decline in value in response to rising interest rates if the interest rates of such investments do not rise as much, or as quickly, as market interest rates in general. Similarly, during periods of rising interest rates, fixed-rate debt instruments may decline in value because the fixed rates of interest paid thereunder may be below market interest rates.

Based on the Consolidated Statement of Assets and Liabilities as of June 30, 2026, the following table shows the annualized impact on net income of hypothetical base rate changes in interest rates (considering interest rate floors for variable rate instruments) assuming no changes in investment (dollar amounts in thousands):

	Interest Income	Interest Expense	Net Income
Up 300 basis points	$12,810	$(4,436)	$8,374
Up 200 basis points	8,540	(2,957)	5,583
Up 100 basis points	4,268	(1,479)	2,789
Down 100 basis points	(4,268)	1,479	(2,789)
Down 200 basis points	(8,368)	2,957	(5,411)

Currency Risk

The Company expects to hedge most of the risk of foreign currency fluctuations on the non-U.S. cash receipts that would flow from non-U.S. investments, including by funding such investments with borrowings denominated in the relevant foreign currency or through other hedging techniques (including the use of foreign currency forward contracts or swaps), subject to the requirements of the 1940 Act. A foreign currency forward contract is an obligation to buy or sell a given currency on a future date and at a set price or to make or receive a cash payment based on the value of a given currency at a future date. Delivery of the underlying currency is expected, the terms are individually negotiated, the counterparty is not a clearing corporation or an exchange, and payment on the contract is made upon delivery, rather than daily. There is uncertainty regarding the timing and amounts of those future cash flows, and the Company’s strategies for hedging transactions are subject to inherent imperfections. As such, the full risk of currency fluctuations will not be eliminated and the Company may be exposed to additional risk of loss. There can be no guarantee that instruments suitable for hedging in market shifts will be available at the time when the Company wishes to use them. Certain of the Company’s hedging transactions may be undertaken through brokers, banks or other organizations, and the Company will be subject to risk of default or insolvency of such counterparties. In such event, there can be no assurance that any money advanced to or obligations from these counterparties would be repaid or that the Company would have any recourse in the event of default. Further, hedging transactions may reduce cash available to pay distributions to shareholders.

Item 4. Controls and Procedures

(a) Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that the information required to be disclosed by us in the reports filed or submitted by us under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and such information is accumulated and communicated to management, including the Principal Executive Officer and Principal Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurances of achieving the desired control objectives. In accordance with Rules 13a-15(b) and 15d-15(b) of the Exchange Act, we, under the supervision and with the participation of our Principal Executive Officer and Principal Financial Officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act) as of the end of the period covered by this Quarterly Report on Form 10-Q and determined that our disclosure controls and procedures are effective as of the end of the period covered by this Quarterly Report on Form 10-Q. However, in evaluating the disclosure controls and procedures, we, including the Principal Executive Officer and Principal Financial Officer, recognize that any controls and procedures, no matter how well designed and operated can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of such possible controls and procedures.

(b) Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act). Under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2025 based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 COSO Framework). Based on this evaluation under the framework in Internal Control—Integrated Framework, management concluded that our internal control over financial reporting was effective as of December 31, 2025.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

(c) Changes in Internal Controls Over Financial Reporting

There have been no changes in our internal controls over financial reporting that occurred during the quarter ended June 30, 2026 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

PART II – OTHER INFORMATION

Item 1. Legal Proceedings

The Company is not currently subject to any material legal proceedings, nor, to our knowledge, are any material legal proceedings threatened against us. From time to time, the Company may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies. Our business is also subject to extensive regulation, which may result in regulatory proceedings against us.

Item 1A. Risk Factors

There have been no material changes to the risk factors previously disclosed under Part I, Item 1A. "Risk Factors" in the Annual Report on Form 10-K for the year ended December 31, 2025.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults Upon Senior Securities

Not applicable.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

During the three months ended June 30, 2026 none of our trustees or officers (as defined in Rule 16a-1-(f) of the Exchange Act) adopted, terminated, or modified a Rule 10b5-1 trading arrangement or non-Rule 10b5-1 trading arrangement (as such terms are defined in Item 408 of Regulation S-K).

Item 6. Exhibits

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits
3.1	Fifth Amended and Restated Agreement and Declaration of Trust of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on April 7, 2026)
3.2	Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on June 30, 2025)
10.1

Expense Limitation and Reimbursement Agreement between PGIM Private Credit Fund and PGIM Investments LLC (incorporated by reference to Exhibit (k)(4) of the Company’s Registration Statement on Form N-2, filed April 29, 2026)

10.2

Loan Financing and Servicing Agreement, dated as of May 5, 2026, by and among PGIM Private Credit Fund ABL LLC, as borrower, PGIM Private Credit Fund, as equityholder and servicer, Deutsche Bank AG, New York Branch, as facility agent, and State Street Bank and Trust Company, as collateral agent and collateral custodian, and the lenders from time to time party thereto (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed on May 8, 2026)

31.1	Certification of Principal Executive Officer Pursuant to Rule 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*
31.2	Certification of Principal Financial Officer Pursuant to Rule 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*
32.1	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*
32.2	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*
101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document*
101.SCH	Inline XBRL Taxonomy Extension Schema With Embedded Linkbase Documents*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)*

* Filed Herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

PGIM PRIVATE CREDIT FUND

Date: August 13, 2026	By:	/s/ Stuart S. Parker
	Name:	Stuart S. Parker
	Title:	President and Principal Executive Officer (Authorized Signatory)

Date: August 13, 2026	By:	/s/ Christian J. Kelly
	Name:	Christian J. Kelly
	Title:	Chief Financial Officer (Principal Financial Officer)